PROSPECTUS

                             1,200,000 Shares

               [Logo - cavion.com            secure connectivity
                                             from a single-minded
                                             company]

                               Common Stock

------------------------------------------------------------------------

We are offering 1,200,000 shares. No public market currently exists for our common stock.

                  The offering price is $6.50 per share.

             INVESTING IN SHARES OF OUR STOCK INVOLVES RISKS.
                       RISK FACTORS BEGIN ON PAGE 5.

                                               Per Share       Total
                                              -----------     --------
Public offering price                          $6.50          $7,800,000
Underwriting discount                          $0.65          $  780,000
Proceeds to cavion.com                         $5.85          $7,020,000


We have granted the underwriters a 45-day option to purchase up to 180,000 additional shares of common stock on the same terms and conditions to cover over-allotments, if any.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CALIFORNIA RESIDENTS. INVESTORS IN THIS OFFERING RESIDING IN THE STATE OF CALIFORNIA MUST HAVE A MINIMUM ANNUAL GROSS INCOME OF $65,000 AND A MINIMUM NET WORTH OF $250,000, EXCLUSIVE OF AUTOMOBILES, HOME AND HOME FURNISHINGS; OR A MINIMUM NET WORTH OF $500,000, EXCLUSIVE OF AUTOMOBILES, HOME AND HOME FURNISHINGS.

These securities are being offered on a "firm commitment" basis by Neidiger, Tucker, Bruner, Inc., as representative of the underwriters. Neidiger, Tucker, Bruner, Inc. expects to deliver the shares against payment on or about November 3, 1999.

-------------------------------------------------------------------------

                      Neidiger, Tucker, Bruner, Inc.

                             October 29, 1999

The information in this prospectus is not complete and may change. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                       [INSIDE COVER OF PROSPECTUS]

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                            Prospectus Summary

                                cavion.com

     cavion.com offers products and services for business to business communications, secure Internet financial products, such as on-line banking and bill paying services, and secure Internet access and services for our customers. We are also building and managing a secure private communications network exclusively for the credit union industry. Our network acts as communications platform for the delivery of services and information to and from credit unions and related businesses.

     Our principal executive offices are located at 7475 Dakin Street, Suite 607, Denver, Colorado 80221. Our telephone number is 303-657-8212.

                               The offering
                               ------------

Common stock offered by cavion.com      1,200,000 shares

Common stock outstanding
after this offering                     4,606,326 shares


Use of proceeds of approximately
$6.3 million or $7.3 million,
expected to be used as follows:

                                             o    to purchase equipment
                                             and infrastructure

                                             o    to establish new points
                                             of presence

                                             o    for sales and marketing
                                             activities

                                             o    for general working
                                             capital

                                             o    to pay debts and
                                             accounts payable

                                             o    to repay the August 1999
                                             promissory notes

                                             o    possibly to purchase our
                                             outstanding shares of Class B
                                             common stock

     Proposed Nasdaq Small Cap Market Symbol CAVN

     The calculation of common stock to be outstanding after this offering is based on shares outstanding as of the date of this prospectus and includes the automatic conversion of 700,000 shares of our Series A preferred stock upon the closing of this offering. It excludes approximately 1.11 million shares of Class A common stock that may be issued as a result of stock option grants and exercises, conversion of the Class B common stock, exercise of warrants in our August 1999 private placement of notes and warrants, exercise of the underwriter's over-allotment option and exercise of the representative's warrant.
                       Summary financial information
                       -----------------------------

     The following tables contain our summary financial data. In addition to this summary financial data, you should refer to the more complete financial information included elsewhere in this prospectus.

                                     cavion.com
                                    Period from                 Combined
                        LanXtra    August 18,1998              Year Ended
                       Year Ended  (Inception) to  Pro Forma  December 31,
                      December 31,  December 31,  Adjustments     1998
                          1998          1998      (unaudited) (unaudited)
                      ------------ -------------- ----------- ------------

STATEMENT OF
------------
OPERATIONS DATA:
---------------

   Revenue            $   215,022     $      --    $      --  $   215,022

   Cost of Revenue        222,419            --           --      222,419

   Operating Expenses   1,117,892         6,877      914,146    2,038,915
                      -----------      --------    ---------  -----------

   Operating Loss     (1,125,289)       (6,877)    (914,146)  (2,046,312)

   Interest expense,
      and other           845,213        29,067    (584,480)      289,800
                      -----------      --------    ---------  -----------

   Loss from
      continuing
      operations     $(1,970,502)     $(35,944)   $(329,666) $(2,336,112)
                      ===========      ========    =========  ===========

   Basic and diluted
      net loss from
      continuing
      operations per
      share                                                   $      (.77)
                                                               ==========

   Weighted average
      common shares
      outstanding -
      basic and
      diluted                                                   3,029,218
                                                              ===========




                                                               Pro Forma
                                     cavion.com                 Combined
                                        Six                       Six
                        LanXtra        Months                    Months
                       One Month       Ended                     Ended
                         Ended        June 30,     Pro Forma    June 30,
                      January 31,       1999      Adjustments     1999
                          1999      (unaudited)   (unaudited) (unaudited)
                      ------------ -------------- ----------- ------------

STATEMENT OF
------------
OPERATIONS DATA
---------------:

   Revenue             $  37,850     $  205,333     $     --   $  243,183

   Cost of Revenue        31,898        133,617           --      165,515

   Operating Expenses    213,311      1,619,677       79,388    1,912,376
                       ---------     ----------     --------   ----------

   Operating Loss      (207,359)    (1,547,961)     (79,388)  (1,834,708)

   Interest expense,
      and other           64,069        252,586     (52,932)      263,723
                       ---------     ----------     --------   ----------

   Net Loss           $(271,428)   $(1,800,547)    $(26,456) $(2,098,431)
                        ========     ==========      =======   ==========

   Basic and diluted
      net loss per
      share                                                   $      (.75)
                                                               ==========

   Weighted average
      common shares
      outstanding -
      basic and
      diluted                                                   2,788,574
==========


The following table is a summary of our balance sheet data. The pro forma column reflects our receipt of:

       o the August 1999 promissory notes payable private offering proceeds, and the estimated value of warrants for common stock issued in that offering; and

       o the estimated net proceeds of the shares of common stock we are selling in this offering at an assumed initial public offering price of $6.50 per share, after deducting underwriting discounts and commissions and estimated expenses of the offering.

The pro forma as adjusted column reflects the required repayment upon the successful completion of this offering of our line of credit, notes payable to former LanXtra shareholders, back pay to former employees and equipment purchases.


                                                              Pro Forma
                          cavion.com              Pro Forma  As Adjusted
                           June 30,  Pro Forma     June 30,    June 30,
                             1999   Adjustments      1999        1999
                         (unaudited)(unaudited)  (unaudited) (unaudited)
                         ----------------------  ----------- -----------

BALANCE SHEET DATA:
-------------------

  Current Assets         $  926,262  $6,604,000  $ 7,530,262 $  6,090,262

  Total Assets           $5,793,826  $6,604,000  $12,397,826  $10,957,826
                         ==========  ==========  ===========  ===========

  Current Liabilities    $1,952,344$  266,863    $ 2,219,207  $   779,207

  Long-term
    Borrowings              456,240        --        456,240      456,240

  Putable Stock             184,697        --        184,697      184,697

  Stockholders'
    Equity                3,200,545   6,337,137    9,537,682    9,537,682
                         ----------  ----------  -----------  -----------

  Total Liabilities
    and Stockholders'
    Equity               $5,793,826  $6,604,000  $12,397,826  $10,957,826
                         ==========  ==========  ===========  ===========



                               Risk Factors

Because we have a short operating history, you will have limited historical information about us on which to base your investment decision
-------------------------------------------------------------------------

     Our business plan was developed in January 1998 and we began acquiring credit union customers, other than our original pilot customers, in April 1998. Accordingly, we have a limited operating history upon which you may evaluate us. We face the risks and uncertainties faced by early-stage companies. Our short operating history makes it difficult to predict our future financial results.

Because we have not yet been profitable, we may not have sufficient resources to execute our business plan
-------------------------------------------------------------------

     As of the date of this prospectus, we have not been a profitable business. We may never achieve profitable operations. Even if we do become profitable, we may not be able to continue to be profitable. Combined with LanXtra, we reported a total loss of $2,006,446 for the year ended December 31, 1998, comprised of a $35,944 net loss for cavion.com and a net loss of $1,970,502 for LanXtra. We reported additional combined losses of $2,071,975 for the six months ended June 30, 1999. We expect to continue to report losses through most of the year 2000. Today, we receive our revenue from the license and sale of products and services to our credit union customers. Our revenue has grown since the start of our business but it may not continue to grow or even continue at its current level. Because some of our expenses are fixed, including equipment and real estate leases, if our revenue does not increase, we may not be able to compensate by reducing our expenses as much or as quickly as we need to do. It is possible that our operating losses will continue at present levels or even increase in the future. Our business, our financial condition and the results of our operations will be materially and adversely affected if we can't quickly adjust our operating expense levels to at least match our revenue levels.

     The opinion of our independent public accountants with respect to our audited financial statements expresses substantial doubt regarding our ability to continue as a going concern and the effects, if any, on the financial statements of the outcome of such uncertainty. We plan to seek additional bank financing after the closing of this offering. If we are successful in obtaining such financing, we hope that the proceeds of the offering, along with improved cash flow and results of operations, will permit our independent accounting firm to delete the going concern qualification from its report on our 1999 year end audited financial statements. Because there are a number of factors that go into an auditor's decision whether to include a going concern paragraph, many of which are outside our control, we are not sure that it will be deleted from the report on our 1999 financial statements.

If we are unable to attract more credit union customers, we may not be able to execute our business plan
------------------------------------------------------------------

     As of the date of this prospectus, substantially all our revenue has been derived from network access and connectivity fees and installation service fees from our credit union customers. We expect that reliance to continue for at least the next 18 months, after which we expect our affinity program to generate increasing revenue. Our revenue depends on information-technology spending by credit unions and we can't be sure that this type of spending will increase as we expect or even continue at today's levels. We do expect the credit union industry to grow over the next several years, partially because credit unions have recently been allowed to expand their membership beyond a single employee group. We think that, as the credit union industry grows, its demand for information technology products will also grow. Still, the demand for our products and services is unpredictable. Our network currently hosts 60 credit unions, two credit union leagues, one of which provides check clearing services to credit unions, one corporate credit union, which provides liquidity services to credit unions, and one credit union vendor that is a provider of website design, development and hosting services to credit unions. Our future growth depends on our ability to provide more services and different kinds of services to our existing and new customers. We cannot be certain that we will be able to do that. There are approximately 12,600 credit unions in the United States with combined assets of more than $375 billion and approximately 73 million members.
Our success in the near term will depend on our ability to capture a significant percentage of the credit union services market and to expand the services we provide to our existing credit union customers. We cannot assure you we will be able to do so.

Because we have not established a backup system, there may be temporary interruptions in our service
-----------------------------------------------------------------------

     Our business depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Any system interruptions that cause our services to be unavailable to our credit union customers would greatly reduce the attractiveness of our services and would materially damage our business, financial condition, and operating results. Substantially all of our computer and communications hardware is located at a single leased facility in Denver, Colorado, which has finite backup protection. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. We presently do not have redundant, or backup, systems in separate geographic locations for our network, nor do we have a formal disaster recovery plan. We do store copies of critical data from our internal systems and customers' systems, including the source code of our proprietary software, at a second location. We carry business interruption insurance which will compensate us for up to twelve months of actual losses of business income due to physical loss of or damage to property at our principal facility in Denver. This insurance is limited and may not compensate us for all of our losses. The design of our network architecture includes some redundancy and disaster recovery capabilities, but these capabilities will not be available until we have installed and connected at least one other network server farm with capacity similar to our Denver facility. We can't predict today when that second installation will be completed.

Because of the importance to us of David Selina's experience and contacts in the credit union industry, and Jeff Marshall's technical expertise, our success may be dependent on our ability to retain these individuals
---------------------------------------------------------------------

     We believe that the credit union and related management experience of David J. Selina, our president, chief executive officer and chief operating officer, is important to our success. We also believe that the software development ability of Jeff Marshall, vice president of Software Development, is important to our success. While we recently lost the services of our former chief executive officer, Craig Lassen, who resigned in March of 1999 to pursue other interests, we believe that the current management team is highly qualified to carry out our business expansion plans. We recently entered into an agreement with Mr. Lassen under which he will provide up to 360 hours of consulting services relating to our business generally, including telecommunications matters. As of the date of this prospectus, we have not utilized a significant amount of the hours available to us. We have employment contracts with David Selina, Jeff Marshall and another key executive, Marshall Aster, our chief financial officer. We have purchased $1,000,000 of key man insurance on each of David Selina and Jeff Marshall. We have relied on our direct sales force for sales of our products and services.

Our success may be dependent on our ability to attract and retain personnel qualified in Internet and network services
-----------------------------------------------------------------

     We will need to hire more people in sales, customer service and other areas in 1999 and beyond if we grow as we expect to. Competition for qualified people in the Internet services and software industry, particularly in the network services field, is intense. We compete with bigger and better financed software and Internet services companies for these employees. Our future success may depend on whether we can attract, retain and motivate highly qualified personnel. We can't assure you that we will be able to do so.

Because our business involves the transmission of confidential financial information over the Internet, we could be liable if our electronic security measures should fail
------------------------------------------------------------------------

     We represent to our credit union customers that our Internet-based network and transactional banking software are secured and protected by multiple security measures, seven days a week, 24 hours a day, with electronic monitoring and activity tracking, and industry-standard software encryption. We believe that these features are an important factor in convincing credit unions to buy our products and services, and encouraging their members to use our Internet network systems for their personal and sometimes sensitive financial transactions. Although we believe our systems will prevent unauthorized access to credit union and personal information, it is impossible to eliminate all risk of unauthorized access. Despite all the measures we have taken, our products may be vulnerable to physical or electronic break-ins, viruses, unknown software defects and similar problems. If someone does circumvent our security measures, that person could copy or review our trade secrets and/or the private information of our credit union customers and their members. Intruders, or "hackers", could also disrupt our systems and cause interruptions to our operations. Breaches of our network could cause us to lose customers, and could make us liable for substantial damages to our credit union customers or their members.

Because we have only recently begun to use service contracts that limit our liability to our customers and their members, our earlier customers who did not enter into service contracts with us will not be contractually limited in any damages they may seek from us
-----------------------------------------------------------------------

     Historically, we have not used comprehensive service contracts with our credit union customers, but have relied on our customers' written acceptance of our written proposal. As a result, many of the terms of our agreements with early customers are implied from generally accepted business practices and customs rather than being spelled out in a formal document. We are currently using a standard service contract with our customers, including provisions limiting our liability to our customers and their members. However, we can't be sure that these contractual limitations of liability would actually protect us from liability for damages.

After this offering existing shareholders will hold a majority of our stock, which will limit the ability of new investors to influence our corporate affairs
---------------------------------------------------------------------

     Upon completion of the offering, on a fully-diluted basis, our directors, executive officers and holders of 5% or more of our outstanding Class A common stock will beneficially own approximately 54.4% of the outstanding Class A common stock. If some or all of these shareholders act together, they might be able to elect our directors or even determine the outcome of corporate actions requiring shareholder approval, no matter how other shareholders vote. This concentration of ownership may have the effect of delaying or preventing a change in control of cavion.com.

Third parties we deal with may not be Y2K compliant
---------------------------------------------------

     While we believe that our products and services comply with Year 2000 requirements, there is a risk that Y2K issues will adversely affect third-party network or application software that is integrated with our products. There are, however, other third-party network or application software programs available to us if the ones we currently use are not Y2K compliant. There are also similar risks of failure from the telecommunications networks, the electric power grid, and the other systems on which the operation of our products and the delivery of our services depend. The disruption of these broader services would have an adverse effect on our ability to provide our products and services to our credit union customers, and could then have a material adverse effect on our business, our financial condition and our results of operations.

Shares that can be sold in the future by our current shareholders could lower our stock price
------------------------------------------------------------------------

     If our shareholders sell large amounts of our common stock in the public market following the offering, then the market price of our common stock could fall. Restrictions under the securities laws and lock-up agreements limit the number of shares of common stock which can be sold in the public market. Affiliates of cavion.com have agreed not to sell their shares for a period of twelve months after this offering without the prior written consent of Neidiger, Tucker, Bruner, Inc. In addition, all of the other shareholders who own shares, including the holders of the 700,000 shares of Series A preferred stock that will automatically convert into the same number of shares of common stock when this offering closes, have agreed not to sell their shares for nine months after the effective date of this offering. NTB may, in its sole discretion, release some or all of the shares subject to the lock-up agreements before their scheduled expiration. Such an early release could adversely affect the market price of our common stock. NTB has no present intention to release any shares early. We also plan to file a registration statement to register all shares of common stock under our Equity Incentive Plan. After that registration statement is effective, shares issued upon exercise of stock options will be eligible for resale in the public market without restriction. In addition, we have also agreed to register, as soon as possible after this offering closes, the 700,000 shares of common stock into which the preferred stock will have been automatically converted, but the holders of those shares will still be subject to the nine month lock-up agreement period.


                        Forward-Looking Statements

     This prospectus contains forward-looking statements. We use words such as "anticipate", "believe", "expect", "future", "may", "will", "should", "plan", "projected", "intend" and similar expressions to identify forward-looking statements. These statements are based on our beliefs and the assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Our actual results could differ materially from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause these differences include those discussed in the risk factors in this prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

                              Use of Proceeds


     We estimate the net proceeds from the offering to be approximately $6.3 million, or $7.3 million if the underwriters exercise their over-allotment option in full, assuming an initial public offering price of $6.50 per share and after deducting estimated underwriting discounts and commissions and expenses of the offering.

     We expect to use the net proceeds from the offering as follows:

                CATEGORY                       AMOUNT OF      PERCENTAGE
                                                  NET
                                                PROCEEDS

     Purchase the equipment required for       $1,500,000        23.8%
     expansion of our telecommunications
     and secure network infrastructure and
     establish new points of presence,
     physical locations housing a switch
     that permits access by local credit
     unions to our national network

     Sales and marketing activities            $2,100,000        33.3%

     General working capital such as
     salaries, rent, utilities, supplies,
     office equipment, telecommunications
     expenses                                  $1,064,000        16.9%

     Payment of liabilities assumed in         $1,140,000        18.0%
     connection with the purchase of
     LanXtra's assets, including our
     revolving line of credit, notes
     payable to shareholders, back pay to
     former employees and equipment
     purchases.

     Repayment of promissory notes issued        $300,000         4.8%
     in our August 1999 private offering

     Possible purchase of our outstanding
     shares of Class B common stock            $  200,000         3.2%
                                               ----------       ------
                                               $6,304,000       100.0%
                                               ==========       ======

     We raised $300,000 through a private offering of notes and warrants to purchase common stock which ended on August 31, 1999. We plan to seek additional bank financing after the closing of this offering. If we are successful in obtaining such financing, we currently expect that our cash needs will be satisfied for at least the next two years. If these funds are not sufficient to satisfy our needs we might need to slow our expansion and reduce our sales and marketing budget.

     Except for the payment of the liabilities we assumed in connection with the purchase of LanXtra's assets, we have complete discretion over how to use a significant portion of the net proceeds of this offering.
You should recognize that as a result you will not have the opportunity to evaluate the financial or other information on which our management bases its decision to use the proceeds of this offering. We cannot assure investors that our use of the net proceeds will not otherwise vary substantially due to unforeseen factors. Also, we cannot state with certainty the particular uses for the additional net proceeds should the over-allotment option be exercised.


     Net proceeds not immediately required for the purposes described above will be principally invested in United States government securities, A-1 rated commercial paper with maturities of 30 days or less, short-term certificates of deposit, money market funds or other short-term interest-bearing investments with qualifying banks or institutions.

                                 Dividends

     We have never declared or paid any dividends on our common stock. We do not intend to pay cash dividends on our common stock. Holders of shares of Series A preferred stock are entitled to receive 5% per year cumulative preferred dividends payable quarterly in cash or in shares of Class A common stock at the discretion of our board of directors. Dividends for the first quarter ended March 31, 1999 of $3,858 and the second quarter ended June 30, 1999 of $24,597 were paid in cash.
Dividends due for the third quarter ended September 30, 1999 will be paid in cash. All preferred stock will be converted into common stock upon the closing of this offering. Holders of the preferred stock will be entitled to receive their dividends until the date of conversion. Should our board of directors decide to pay dividends on the preferred stock in shares of common stock, the number of shares of our common stock to be issued upon the closing of this offering will increase accordingly. We plan to retain our future earnings, if any, to finance our operations and the expansion of our business. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant.

                              Capitalization

     The following table sets forth our capitalization as of June 30, 1999. You should also refer to the more complete financial information included elsewhere in this prospectus. Our capitalization is presented:

     o    on an unaudited actual basis

     o    on an unaudited pro forma basis to reflect:

          o our receipt of the estimated net proceeds from the sale of 1,200,000 shares of common stock offered in the offering at an assumed initial public offering price of $6.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses,

          o the automatic conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering,

          o our receipt of the August 1999 promissory notes payable private offering proceeds and the estimated value of the warrants for common stock issued in that offering, and

          o the subsequent termination of the warrants for preferred stock issued to the placement agent

     o on an unaudited, pro forma as adjusted basis to reflect the payment of debt that must be repaid from the proceeds of the offering



                                                              Pro Forma
                                     Actual     Pro Forma    As Adjusted
                                  (unaudited)  (Unaudited)   (unaudited)
                                  -----------  -----------   -----------


Notes and capital leases payable   $1,388,034   $ 1,654,897   $   214,897

Putable Class B common stock,
  $.0001 par value; 30,000 shares
  authorized; 28,648 and 28,648
  shares issued and outstanding
  actual, pro forma and pro forma
  as adjusted, respectively           184,697       184,697       184,697

Stockholders' equity

Series A convertible preferred
  stock, $.0001 par value;
  10,000,000 shares authorized;
  700,000, 0 and 0 shares issued and
  outstanding actual, pro forma
  and pro forma, as adjusted,
  respectively                      1,682,800            --            --

Class A common stock, $.0001
  par value; 19,970,000 shares
  authorized; 2,706,326, 4,606,326
  and 4,606,326 shares issued and
  outstanding actual, pro forma and
  pro forma as adjusted, respectively     271           461           461

Warrants for common stock                  --        33,137        33,137

Warrants for preferred stock          165,200            --            --

Additional paid-in capital          3,188,765    11,340,575    11,340,575

Accumulated (deficit)             (1,836,491)   (1,836,491)    (1,836,491
                                   ----------    ----------    ----------

      Total stockholders' equity   $3,200,545   $ 9,537,682   $ 9,537,682
                                   ==========   ===========   ===========

Total capitalization               $4,773,276   $11,377,276   $ 9,937,276
                                   ==========   ===========   ===========


     We expect there to be 4,606,326 shares of common stock outstanding after the offering which includes shares issuable upon the conversion of all outstanding shares of preferred stock. In addition to the shares of common stock to be outstanding after the offering, we may issue additional shares of common stock under the following:

     o 477,500 shares of common stock issuable upon exercise of options outstanding under our Equity Incentive Plan

     o An additional 272,500 shares available for issuance under our Equity Incentive Plan.

     o 28,648 shares of Class B common stock which are convertible into the same number of shares of common stock.

     o 30,000 shares of Class A common stock issuable on exercise of warrants issued in our August 1999 private placement of notes and warrants

     o 180,000 shares of Class A common stock issuable upon exercise of the underwriter's over-allotment option

     o 120,000 shares of Class A common stock issuable upon exercise of the representative's warrant.

     Options available for issuance under the 1999 Equity Incentive Plan may be granted with exercise prices as low as 50% of market value of the common stock on the grant date. If we grant options below fair market value it would be dilutive to investors who purchase shares at the initial public offering price.

                                 Dilution


     As of June 30, 1999, our net tangible book value (deficit) on a pro forma basis based upon an assumed public offering price of $6.50 per share and giving effect to the assumed conversion of all of the outstanding shares of preferred stock into shares of common stock upon the closing of this offering was approximately ($1,170,165) or ($.34) per share of common stock. "Net tangible book value (deficit)" per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by pro forma the number of shares of common stock outstanding. As of June 30, 1999, our net tangible book value, on a pro forma basis adjusted for the sale of 1,200,000 shares offered in the offering and the application of the net proceeds from such sale of approximately $6.3 million, based on an assumed initial public offering price of $6.50 per share and after deducting the underwriting discounts and commissions and other estimated offering expenses, would have been approximately $1.11 per share. This represents an immediate increase of $1.45 per share to existing shareholders and an immediate dilution of $5.39 or 83% per share to you. The following tables do not include the exercise of warrants or the stock issuable on exercise of the warrants issued in connection with our August 1999 private placement of notes and warrants. None of the warrants have been exercised as of the date of this prospectus. The following table illustrates the per share dilution:


     Assumed initial public offering price per share                $6.50
                                                                    -----

Pro forma net tangible book value per share
          as of June 30, 1999                             $(0.34)


Increase per share attributable to you                     $1.45
                                                           -----

     Net tangible book value per share after the offering          $1.11
                                                                   -----

     Dilution per share to you                                     $5.39
                                                                   =====


     The following table summarizes on a pro forma basis as of the date of this prospectus by the differences between the total consideration paid and the average price per share paid by the existing shareholders, including the shares of preferred stock convertible into common stock upon the closing of this offering, and the new investors with respect to the number of shares of common stock purchased from us on an assumed initial offering price of $6.50 per share:



                                                   Total
                                                   -----
                          Shares Purchased     Consideration    Average
                         -----------------   -----------------   Price
                          Number   Percent    Amount   Percent Per Share
                         --------  -------   -------   ------- ---------

Existing Shareholders    3,406,326   74.0% $ 5,289,037   40.4%    $1.55

New Investors            1,200,000   26.0%   7,800,000   59.6%    $6.50
                         ---------  -----   ----------  ----      -----
TOTAL                    4,606,326  100.0% $13,089,037  100.0%
                         =========  =====   ==========  =====




                      Selected Financial Information

     We derived the selected historical and pro forma financial data represented below from our historical and pro forma financial statements and related notes included in other parts of this prospectus. The unaudited balance sheet reflects our June 30, 1999 assets, liabilities and stockholders' equity.

     The statement of operations adjustments reflect:

     o    our actual expenses for 1998 and the six months ended June 30,
          1999

     o the pro forma amortization expense for goodwill in connection with the acquisition

     o adjustments to interest expense based on our new capital structure

     You should read the selected financial data along with the other financial information contained in this prospectus and the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations".

     Following are the unaudited historical balance sheet at June 30, 1999, and the pro forma statement of operations for the year ended December 31, 1998 and the unaudited six months ended June 30, 1999 for LanXtra and cavion.com. For purposes of the statement of operations, the transaction was assumed to be consummated on January 1, 1998. Pro forma earnings per share are calculated as if the Purchase Agreement was completed on January 1, 1998.


Balance Sheet as of June 30, 1999
=================================
                                                               cavion.com
                                                               ----------
                                                              (unaudited)

Assets:
-------

   Current assets                                                $926,262
   Property & equipment, net                                      436,642
   Goodwill and other                                           4,430,922
                                                               ----------
   Total Assets                                                $5,793,826
                                                               ==========

Liabilities:
------------

   Current liabilities                                         $1,952,344
   Long-term borrowings                                           456,240

Putable stock                                                     184,697

   Stockholders' equity
      Preferred stock                                           1,682,800
      Common stock                                                    271
      Warrants                                                    165,200

   Additional paid-in capital                                   3,188,765

   Accumulated deficit                                        (1,836,491)
                                                               ----------
   Total liabilities and Stockholders' equity                  $5,793,826
                                                               ==========




Statement of Operations for Year Ended December 31, 1998
========================================================

                                                   Pro Forma   Pro Forma
                                                  Adjustments   Company
                          LanXtra    cavion.com   (unaudited) (unaudited)
                        ------------ ----------   ----------- -----------

Revenue                 $   215,022  $    -        $   -      $   215,022
   Cost of revenue          222,419       -            -          222,419
                         ----------   ---------     --------   ----------
   Gross loss               (7,397)       -            -          (7,397)
                         ----------   ---------     --------   ----------

   Total operating
      expenses            1,117,892       6,877      914,146    2,038,915
                         ----------   ---------     --------   ----------

   Loss from
      operations        (1,125,289)     (6,877)    (914,146)  (2,046,312)
                          ---------   ---------      -------    ---------

   Interest expense and                            (612,200)
      other, net            845,213      29,067       27,720      289,800
                          ---------   ---------      -------    ---------

   Loss from continuing
      operations       $(1,970,502) $  (35,944)   $(329,666) $(2,336,112)
                        ===========  ==========    =========  ===========

   Net loss per share                                         $      (.77)
                                                              ======+====

   Weighted average
      common shares
      outstanding                                               3,029,218
                                                                =========



Notes to Unaudited Combined Condensed Pro Forma Financial Statements
--------------------------------------------------------------------

Pro Forma adjustments to the unaudited condensed pro forma statement of operations for the year ended December 31, 1998 are as follows:


Income Statement Item      Amount    Explanation
---------------------      ------    -----------

Amortization of          $(914,146)  To record amortization expense for
goodwill and other                   the developed technologies, goodwill
intangible assets                         and other intangible assets.

Accretion of putable     $(612,200)  To eliminate the accretion expense
common stock                              for the terminated putable
                                     common stock.

Accretion of putable      $27,720    To record accretion of Cavion's
common stock                              Class B common stock put
                                     options.




Statement of Operations for Six Months Ended June 30, 1999
=============================================================

                                                                Pro Forma
                           LanXtra    cavion.com                 Combined
                             One      Six Months                   Six
                            Month       Ended                     Months
                            Ended      June 30,    Pro Forma      Ended
                         January 31,     1999     Adjustments    June 30,
                             1999    (unaudited)  (unaudited)  (unaudited)
                         -----------  ----------  -----------  -----------

Revenue                    $ 37,850   $ 205,333      $   --    $  243,183
   Cost of revenue           31,898     133,617           --      165,515
                           --------   ---------      -------   ----------

   Gross profit               5,952      71,716           --       77,668
                           --------   ---------      -------   ----------

   Total operating
      expenses              213,311   1,619,677       79,388    1,912,376
                           --------   ---------      -------   ----------

   Loss from operations   (207,359) (1,547,961)     (79,388)  (1,834,708)
                           --------   ---------      -------   ----------

   Interest expense and
      other, net             64,069     252,586     (52,932)      263,723
                           --------  ----------      -------   ----------

   Net Loss              $(271,428)$(1,800,547)    $(26,456) $(2,098,431)
                           ========  ==========      =======   ==========

   Net loss per share                                         $      (.75)
                                                               ==========

   Weighted average
      common shares
      outstanding                                               2,788,574
                                                                =========


Pro forma adjustments to the unaudited condensed pro forma statement of operations for the six months ended June 30, 1999 are as follows:



Income Statement Item      Amount    Explanation
---------------------      ------    -----------

Amortization of goodwill $79,388     To record amortization for
                                     goodwill for January, 1999

Interest expense:        $(52,932)   To eliminate the accretion
                                     expense for the terminated putable
                                     stock


                  Management's Discussion and Analysis of
               Financial Condition and Results of Operations

     The following discussion of our financial condition and results of operations should be read together with the financial statements and related notes included in another part of this prospectus. Those financial statements and notes should be considered to be incorporated into this section. This discussion contains forward looking statements that involve risk and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of factors that include, but are not limited to, the risk factors listed elsewhere in this prospectus.

     We completed our acquisition of the assets of LanXtra on February 1, 1999 as described in the Asset Purchase Agreement. Prior to the acquisition, we did not conduct any operations except financing activities and other preparations for the acquisition. The following discussion relates to LanXtra's historical results of operations since January 1, 1998 (the date on which LanXtra commenced the business we acquired), and to our plan of operation following this offering.

     Since January 1, 1998, we have been engaged in building a suite of network products and services for the credit union industry that includes:

     o a secure network that enables access to our credit union customers' products and services via the Internet or an intranet

     o secure Internet financial products, including Internet banking software

     o    secure Internet access services for credit unions

     o    secure Internet automated loan application and approval

     We are in the start-up phase of our operations and generated a net loss of $2,006,446 for the year ended December 31, 1998, comprised of a $35,944 net loss for Cavion and a net loss of $1,970,502 for LanXtra. We expect to incur substantial monthly operating losses through most of the year 2000.


     Since January 1, 1998, our revenue has been derived from recurring monthly connectivity fees, installation services and monthly recurring revenue associated with our secure Internet access services and secure Internet financial products. As of the date of this prospectus, 60 credit unions, two credit union leagues, one of which provides check clearing services to credit unions, one corporate credit union, which provides liquidity services to credit unions, and one credit union vendor that is a provider of website design development and hosting services to credit unions, have subscribed to our products and services. Approximately half of these customers are located in Colorado, and the other half are located in 15 other states.

     As of the date of this prospectus, we have financed the development of our products and services with:

     o    capital provided by the sale of LanXtra's unrelated business

     o    a bank loan

     o    loans from shareholders and employees of LanXtra

     o    two private placements of promissory notes and related warrants

     o    a private placement of preferred stock

Results of operations for the year ended December 31, 1998
----------------------------------------------------------

     The following discussion relates to LanXtra's operations for the fiscal year ended December 31, 1998. While LanXtra generated nominal revenue and incurred general and administrative and research and development costs prior to commencement of the 1998 fiscal year, management believes that a comparison of the 1998 operations to those operations conducted in fiscal year 1997 would provide little benefit since our current business was launched in January 1998, with 1997 activity limited to general and corporate activities and research and development activities, and LanXtra's prior business was sold.

     During the fiscal year ended December 31, 1998, we generated $215,022 in revenue. This revenue was derived from a variety of Internet/intranet activities, including secure Internet access for credit unions utilizing dedicated lines, secure credit union network services, secure Internet financial products such as Internet banking software, sales of related equipment, and installation fees charged for these services. Cost of sales during this period were $222,419, or 103% of revenue. These costs include Internet access fees, telephone company charges for frame relay lines, equipment purchased for resale, service personnel and occupancy costs, hardware repair and maintenance expenses. Our margins will significantly improve in the future as sales discounts for installations diminish for our customers.

     General and administrative expenses for the period were $869,293 or 404% of revenue. Of these expenses, $566,380 was attributable to salaries and wages, 263% of gross revenue. Additionally, we incurred $248,599 in research and development costs during this period, which represented a percentage of programmers' and engineers' salaries applicable to the amount of time they devoted to development activities. We anticipate that our general and administrative expenses will increase as we hire additional employees to handle the expected growth of our business.

     In May 1998, LanXtra issued Class B common stock which the holders can require cavion.com to repurchase at $7.00 per share during a 60-day exercise period beginning on the date that is 30 days after the 100 Credit Union Date. For financial accounting purposes, the cost of this "putable" common stock from its issuance price to its redemption value is treated as interest expense. During 1998, such interest expense totaled $612,200. After the closing of this offering, we expect to offer the former LanXtra shareholders, who have rights to the Class B common stock, the option to redeem their Class B shares at $7.00 per share, or to convert each Class B share into one share of our Class A common stock.

Results of operations for the six months ended June 30, 1999 and comparisons to six months ended June 30, 1998
---------------------------------------------------------------

     The following discussion relates to our operations for the six months ended June 30, 1999. In 1998, LanXtra operated the business since acquired by us, and LanXtra's operations during the six months ended June 30, 1998 were substantially curtailed due to an ongoing liquidity shortage.

     During the period ended June 30, 1999, we recognized $205,333 ($243,183 when combined with LanXtra) in revenue, as compared to $92,921 during the six months ended June 30, 1998. Our revenue was derived from a variety of Internet/intranet activities, including secure Internet access for credit unions utilizing dedicated lines, secure credit union network services, secure Internet financial products such as Internet banking software, sales of related equipment, and installation fees charged for these services. The increase in revenue was primarily due to additional credit union customers, and increases in our marketing activity made possible by the funds provided by recent offerings of equity and issuances of debt. Cost of sales during the six months ended June 30, 1999 was $133,617 ($165,511 combined), or 65%, compared to $84,397, or 91%, for the six months ended June 30, 1998. These costs include Internet access fees, telephone company charges for frame relay lines, equipment purchased for resale, service personnel and occupancy costs, hardware repair and maintenance expenses. The increase is primarily due to the increase in the number of customers, and the decrease as a percentage of sales is due to economies of scale in delivering our services to an increasing installed customer base.

     General and administrative expenses for the six months ended June 30, 1999 were $1,063,079 ($1,244,828 combined) or 518% of revenue, compared to $348,959 or 376% of revenue for the six months ended June 30, 1998. Of these 1999 expenses, $452,195 was attributable to salaries and wages, 220% of gross revenue. Additionally, we incurred $162,089 ($193,669 combined) in research and development costs during the six months ended June 30, 1999, which represented a percentage of programmers' and engineers' salaries applicable to the amount of time they devoted to development activities. During the six months ended June 30, 1998, we incurred $120,177 of research and development costs.

     We anticipate that our general and administrative expenses will continue to increase as we hire additional employees to handle the expected growth of our business. As we expand our operations nationwide, our depreciation expense will increase because we will be purchasing additional equipment and infrastructure. After this offering is funded, our revolving line of credit, notes payable to former shareholders of LanXtra, back pay to former employees and equipment purchases will be paid off and, because of that, interest expense will be reduced. As compared to the six months ended June 30, 1998, where interest expense was $433,573, our interest expense was $288,200, combined, for the six months ended June 30, 1999. We were also required to pay dividends on our Series A preferred stock, which totaled $28,455 for the six months ended June 30, 1999. These dividends were paid in cash. The board of directors has the discretion to pay future dividends in either cash or stock.

     We expect to invest at least an additional $300,000 in research and development during 1999. We have just completed developing software for an Internet-enabled automated loan application and approval system. We are in the early stages of designing stored value or "smart card" capabilities for our network. We expect in the near future to begin development of two or more additional interfaces for credit union host data processing systems not yet supported by our network as well as an additional Internet bill pay vendor interface. We are continuously evaluating possible enhancements to the security and functionality of our existing products and services. In addition, we expect to incur development costs in launching our affinity program, through which we plan to offer products and services to credit union members via our credit unions' websites. We expect our product development focus to evolve continuously in the future based on guidance from our customers.

     The transaction with LanXtra resulted in approximately $4,763,000 of intangible assets, primarily technology, customer lists and goodwill. These intangible assets will be amortized over five years. The purchase price allocation is subject to adjustment based on the final determination of the fair value of the assets and liabilities assumed, which could take as long as one year from February 1, 1999. Because the business now operated by cavion.com has never been profitable, and due to the other risks and uncertainties discussed in this prospectus, it is reasonably possible that an analysis of these long-lived assets in future periods could result in a conclusion that they are impaired, and the amount of the impairment could be substantial.

Liquidity and capital resources
-------------------------------

     As of the date of this prospectus, we have funded our cash requirements primarily through the sale of equity, debt, cash flow from operations and the proceeds from the sale of LanXtra's prior business. On June 30, 1999, cavion.com had $458,881 in cash, current assets of $926,262, and current liabilities of $1,952,344. We raised $300,000 in a private offering of 14% notes and warrants to purchase common stock which ended on August 31, 1999. The effective interest rate of the notes is 36% because of the warrants and the expense of the offering. Each $50,000 note entitles the purchaser to a warrant to purchase 5,000 shares of common stock. The notes are due on the earlier to occur of the closing of this offering or one year from the date of note issuance. The warrants are exercisable for a period of five years beginning on the earlier to occur of the closing of this offering or one year from the date of their issuance. The warrants are exercisable at the price per share of the shares of common stock offered in this offering, or, if this offering does not close within one year from the date of the issuance of the warrant, at $6.00 per share.

     We will receive payments under an agreement with MoneyLine America, LLC to provide on-line mortgage lending services for our credit unions and their members through our network. This agreement calls for minimum annual payments to us of $300,000 in the first year, beginning in September 1999, escalating to $1,000,000 in years six through ten, provided we have at least 1,500 credit unions, or 12% of the U.S. credit unions on our network by the end of year three. Fifty percent of MoneyLine America is owned by Boutine Capital, LLC, a principal shareholder of cavion.com.

     We recently entered into a five-year agreement with Convergent Communications Services, Inc. under which Convergent will establish, maintain and support network connectivity between our network and our customers, including providing equipment, maintenance and related services for the network. We will pay Convergent a monthly service fee for these services, beginning at approximately $28,000 per month and increasing as new credit unions are added to the network. The portion of this fee relating to each credit union telecommunications circuit will be passed through to the customer. Convergent purchased from us on October 22, 1999, the effective date of the agreement, our network equipment for $286,000.

     We expect to incur substantial costs in connection with expanding our telecommunications infrastructure, establishing a sales presence in key strategic markets, and developing new products. We also expect to incur increased marketing, costs and general and administrative expenses in connection with the growth of our secure network for the credit union industry. We plan to seek additional bank financing after the closing of this offering. If we are successful in obtaining such financing, we expect our cash needs will be satisfied for at least the next two years. We hope that the proceeds of this offering, along with improved cash flow and results from operations, will permit our independent accounting firm to delete the going concern paragraph, which expresses substantial doubt regarding our ability to continue as a going concern, from its report on our 1999 year end audited financial statements. Because there are a number of factors that go into an auditor's decision whether to include a going concern paragraph, many of which are outside our control, we are not sure that it will be deleted from the report of our 1999 financial statements.

     Our June 30, 1999 balance sheet shows approximately $2.6 million in liabilities and approximately $3.2 million of stockholders' equity. Approximately $1.2 million of our liabilities represent obligations to shareholders, as described in the following section. As described in Use of Proceeds, $1.1 million of our debt must be repaid upon the completion of this offering.

     SHAREHOLDER OBLIGATIONS. Prior to our acquisition of LanXtra's assets, we agreed to provide bridge funding to LanXtra for its business operations pending the raising of equity financing. In order to provide the bridge funding, we raised $370,000 in 1998 through the issuance of 15% secured notes due on October 19, 2000, along with warrants to purchase 2,400 shares of our Class A common stock for every $20,000 in subscriptions at an exercise price of $.01 per share. The notes are secured by substantially all of our assets, now owned or acquired after October 19, 1998, including, cash, equipment, fixtures, general intangibles, and all products and proceeds of the foregoing collateral, accounts receivable, inventory, work in process and service contracts receivables. The October 20, 1998 security agreement contains a covenant which prevents us from incurring any other liens on our assets. We raised an additional $100,000 through this offering in 1999. The warrants were originally exercisable only after payment of the notes. However, we subsequently agreed to permit early exercise, and all of the warrants had been exercised for 56,400 shares, as of February 1999.

     In connection with our acquisition of LanXtra's assets, we assumed approximately $1.8 million in existing liabilities of LanXtra, not including the bridge funding described in the preceding paragraph. Approximately $1.1 million of these amounts will become payable 15 days after the closing of this offering. These obligations are described below. We expect to use a portion of the proceeds of this offering to pay these obligations.

     In August 1996, LanXtra had obtained a $600,000 line of credit from US Bank, Denver, Colorado in connection with its previous business. LanXtra shareholders British Far East Holdings, Ltd., William M.B. Berger Living Trust, Martin Cooper, and Fairway Realty Associates, provided cash collateral for the loan. In May 1998, this line of credit was extended to January 31, 1999. At the February 1, 1999 closing of the Asset Purchase Agreement between us and LanXtra, we effectively assumed the loan by entering into a loan agreement with US Bank on the same terms as the loan from US Bank to LanXtra, with a maturity date of December 31, 1999, using the proceeds of our loan to pay off the US Bank loan to LanXtra. The LanXtra shareholders who provided cash collateral for the US Bank loan agreed, however, to keep their collateral in place until the completion of this offering. All amounts available under this line of credit have been utilized. Interest accrues on all outstanding balances at the rate of 1.5% over the reference rate, as established by US Bank, from time to time. The reference rate closely tracks the prevailing prime rate.


     On May 28, 1998, LanXtra borrowed $260,000 from three of its shareholders and three of our employees - David J. Selina, Jeff Marshall and Randal Burtis - for working capital purposes. This transaction is more fully described in the section of this prospectus entitled "Certain Relationships and Related Transactions." In the aggregate, we owe these shareholders, directors and managers $260,000 in principal and $59,480 in interest. However, an agreement has been reached to defer payment of these amounts, without the accrual of further interest, until the completion of this offering. We agreed to assume LanXtra's obligations with respect to the put agreements by issuing to LanXtra at the closing of the Asset Purchase Agreement 28,648 shares of our Class B common stock, which are subject to economically equivalent put provisions. By its terms, the put feature of our Class B common stock becomes exercisable 30 days after the date when we have 100 credit union industry customers on our network, the 100 Credit Union Date. We had agreed with the former LanXtra shareholders who have rights to the Class B stock that their put rights will mature upon completion of this offering. To implement that agreement, after completion of this offering we expect to offer these shareholders the option to redeem their Class B shares at $7.00 per share, or to convert each Class B share into one share of our Class A common stock.


     Between September 8 and October 15, 1997, Herman Axelrod, a former president and director of LanXtra, and Mr. Lassen, also a former president and director of LanXtra, made various factoring loans to LanXtra in the amounts of $50,190 and $25,000, respectively. Such loans were secured by an account receivable for computer network integration work LanXtra performed for Questar Infocomm and bear interest at the rate of 3% of the factoring loan amount for the first 30 days and 1% for each additional 10 days until the factoring loan is paid in full. Questar disputed LanXtra's invoice and the dispute was settled in September of 1998 for a payment of $61,780. This amount was paid against the factoring loans on September 21, 1998 as follows: $41,238 to Mr. Axelrod and $20,542 to Mr. Lassen. Accordingly, as of February 1, 1999, LanXtra owed Mr. Axelrod $28,331 and Mr. Lassen $13,441, and we assumed such obligations. Mr. Axelrod and Mr. Lassen have agreed that the remaining balance of these loans will be deferred until the completion of this offering and will not accrue additional interest.

     On July 1 and August 1, 1992, LanXtra executed promissory notes for $25,000 in favor of Mr. Axelrod and Mr. Lassen, respectively, each bearing interest at the rate of 2% over prime. The principal amounts of these notes reflect $20,000 in cash loaned by each and $5,000 each of co-signer liability on a $10,000 credit line at the Bank of Boulder that LanXtra took out at its inception. The credit line was paid off in August 1996, leaving an aggregate principal balance of $40,000 on the notes. We assumed the obligation to pay Mr. Axelrod and Mr. Lassen the principal balance of the notes together with interest as stated above. Mr. Axelrod and Mr. Lassen have agreed that the remaining balance of these loans will be deferred until the completion of this offering. Interest will continue to be paid on a quarterly basis until the notes are paid in full.

     We owe Convergent Communications, Inc. $78,673 for equipment purchased in connection with a customer network upgrade performed by LanXtra in December 1997, while Convergent was completing the purchase of LanXtra's network integration business. Convergent has agreed that payment of this amount will be deferred until the completion of this offering.

     As to all of the obligations described above that will be deferred until the completion of this offering, there is no current understanding between the parties as to any repayment obligations in the event we do not complete the offering.

     In addition to the obligations described above, upon the closing of the Asset Purchase Agreement, we assumed any potential liability under a lawsuit threatened against LanXtra by a dissenting shareholder. Although we believe the claim in this lawsuit does not have a substantial basis in fact, we cannot assure you that we will not be required to make a payment to the dissenter. We have not reserved any funds to cover payment of this liability or of the potential tax liability if such a payment is necessary.

     INFLATION. Although our operations are influenced by general economic conditions, we do not believe that inflation had a material effect on the results of our operations during the fiscal year ended December 31, 1998, nor do we expect that inflation will have a material effect on the results of our operations.


     In April 1999 we completed a private placement of our Series A preferred stock in which we raised net proceeds of approximately $1.8 million. These funds are being used primarily to fund expansion of our credit union industry network to key markets across the United States. We estimate the net proceeds from this offering to be approximately $6.3 million, or $7.3 million if the underwriters exercise their over allotment option in full, and we expect to use these proceeds primarily for the same purpose.


Trends
------

     Management expects that we will continue to operate at a loss as additional credit unions are solicited and enter into contracts with us. We are optimistic about our ability to add to the number of credit unions under contract. We cannot give you any assurance, however, that actual operating results will be as we predict today.

     We plan to continue to expand our network of credit union clients. These expansion efforts are likely to cause us to incur significant increases in expenses, both in absolute terms and as a percentage of revenue, as we prepare for the future growth in our credit union customer base we anticipate today. Expenses will increase because of the need to increase staffing in all categories, acquire additional equipment, and provide for additional telephone connections. We believe our operating results may fluctuate significantly as a result of a variety of factors, some of which are outside our control. Because of that, we cannot assure you that we will achieve profitable operations even with a significant increase in our credit union customer base.

Year 2000 disclosure
--------------------

     Many uncertainties exist within the computer hardware and software and electronic networking industries about the changeover from the 1999 to 2000 calendar years. In 1998, we initiated a comprehensive program to assess, plan and manage our Y2K compliance effort.

     The risks posed to us by possible Y2K related problems could be significant. Our operations rely on continuous Internet connectivity, availability of power and communications systems, computer systems in use by our credit union customers and their members and, in some cases, computer systems in use by vendors to credit unions, as well as on our own internal computer systems. Any extended damage to any of the foregoing could have a material adverse effect on our business and operations.
While we are confident in the operability of our products, services, and our own internal systems after the year 2000 date change, there is still some risk that credit unions will encounter difficulties with one or more of our products and services because of Y2K issues. Further, we cannot accurately predict the effect of the Y2K problem on our business due to our interdependence with numerous other systems.

     In assessing the Y2K compliance of our products, services and systems, we have identified the following seven distinct areas of focus:

     o Products and services: We completed testing of all products and services by May 1, 1999 and to our knowledge, these systems are Y2K compliant.

     o Business computer systems: This category includes computer systems and applications relating to operations such as financial reporting, human resources, marketing and sales, product engineering and design, phone systems, and purchasing. We have completed testing of these systems and believe them to be Y2K compliant.

     o Suppliers: We rely on approximately 12 critical suppliers, including computer hardware and software vendors and telecommunications providers. We have contacted our critical suppliers to determine whether plans are in place to achieve timely Y2K compliance. As of the date of this prospectus, none of our suppliers have informed us of any Y2K related problems which are expected to have an adverse effect on our operations.

     o Business affiliates: M&I Data Services, formerly Travelers Express, provides our customers' members with bill payment data. We have received documentation from M&I stating that they are Y2K compliant.

     o Product development test equipment: This category includes equipment and systems for testing software and hardware. All of our product development equipment has been tested and, to our knowledge, is Y2K compliant.

     o End-user computing: We use desktop and laptop computers throughout our operations. These computers have been tested and, to our knowledge, are Y2K compliant.

     o    Physical properties and infrastructure:  We have assessed the
          impact of Y2K on all building systems.   Included in our
          assessment were fire and security systems in our facilities. To our knowledge, these systems are Y2K compliant.

     We have completed our compliance efforts for existing systems. Newly acquired facilities and equipment will require evaluation and possibly remediation through the end of the year, and we anticipate a need to support credit union testing and remediation efforts through the first quarter of 2000 or beyond. We estimate these future expenditures to be less than $50,000.

     Our most likely worst case scenario with respect to the Y2K problem is the failure of a supplier, including an energy supplier, to be Y2K compliant so that its supply of needed products or services to one of our facilities is interrupted. As a result, we could be unable to service our customers for a period of time, which could then cause us to lose customers, revenue and profits. While we are monitoring the preparedness plans of our utility suppliers and other critical vendors, in many cases we have little leverage or bargaining power to ensure their Y2K readiness.

     We are establishing a Y2K contingency plan to evaluate business disruption scenarios, coordinate responses to such scenarios, and identify and implement preemptive strategies. We have established detailed contingency plans for critical business processes. cavion.com's critical business processes rely on Sun Microsystems, Cisco Systems and Motorola to provide both Internet banking and ISP. Should any of these hardware manufacturers experience an inability to supply product, this may have an adverse effect on our business. Under normal situations cavion.com would order hardware from Cisco Systems, Sun Microsystems and Motorola 30 days or more after the credit union customer places their order for ISP or Internet banking. As the turn of the century approaches, cavion.com will order immediately on receipt of a customer order. This will ensure at least 30 days of critical hardware and software in the supply line.

     In addition, we have evaluated the impact of Y2K issues on our customers. Based on our evaluations, we do not expect our current or potential customers to reduce their capital expenditures budgets or to defer the purchase of cavion.com products and services because of concern about potential Y2K issues. The National Credit Union Association, which insures the deposits of most credit unions in the United States, has established detailed requirements with regard to Y2K compliance of its member credit unions. NCUA requires its members to roll forward the clocks on their critical systems past the year 2000 and to conduct real-time dynamic testing prior to January 1, 2000. We are prepared to participate in our clients' Y2K testing upon request.

     We have tested all critical third party elements used in delivering our products and services and are satisfied they are Y2K compliant. We are, of course, reliant on infrastructure-level suppliers such as utility companies and telecommunications carriers. We have not been able to test the Y2K readiness of these entities nor do we have a contingency plan in the event of a catastrophic failure of the power and/or telecommunication infrastructure.


                               Our Business

     cavion.com offers products and services for business to business communications, secure Internet financial products such as on-line banking and bill paying services, and secure Internet access and services for our customers. We are also building and managing a secure private communications network exclusively for the credit union industry. Our network acts as a communication platform for the delivery of services and information to and from credit unions and related businesses. Our products and services utilize our proprietary software. As of the date of this prospectus, 60 credit unions, two credit union leagues, one of which provides check clearing services to credit unions, one corporate credit union, which provides liquidity services to credit unions, and one credit union vendor that is a provider of website design, development and hosting services to credit unions, have subscribed to our products and services. Through our affinity program, we plan to offer additional services to credit union members via our credit unions' websites, including long distance telephone services, new vehicle transactions, retail ISP services, consumer products and insurance products, among others. We market our products and services to credit unions and related entities, such as credit union leagues, that are located in key geographic areas across the United States which have been selected due to their high concentration of credit unions. We intend to focus our marketing efforts on credit unions with $5 million or more in assets, and geographic markets with an average concentration of more than 300 credit unions.

     Products and services
     ---------------------

     We provide numerous products and services to the credit union industry, such as:

     o A secure private network that enables individual credit unions to offer their services to their members via the Internet or an intranet. This network also facilitates business to business communication.

     o Secure Internet financial products, such as transactional banking services, that enable credit union members to view their account and loan balances and to make transfers between accounts, as well as bill paying services which allow credit union members to pay their bills on line.

     o Secure Internet access for credit unions, with multiple layers of security features and dedicated connections designed to satisfy credit unions' need for confidential communications and secure transactional processing with one connection.
     o    Secure consumer loan application and approval product.

     Our products are priced in a way that permits our credit union customers to offer Internet banking services to their members at a flat monthly rate.

     Overview
     --------

     The credit union industry. A credit union is a non-profit, cooperative financial institution, owned and controlled by the members who use its services. Credit unions are either state or federally chartered. The Credit Union Membership Access Act of 1998 allows credit unions to solicit new members outside the once restricted field of membership, and allows credit unions to offer generally the same products and services as other financial institutions such as banks and savings and loan institutions.

     In the United States:

     o there are approximately 12,600 credit unions with combined assets of over $375 billion

     o these 12,600 credit unions service approximately 73 million members

     o approximately 6,100 of these credit unions have assets of over $5 million

     o these larger credit unions service approximately 70 million members and have combined assets of approximately $366 billion

     The Internet phenomenon. The widespread adoption in recent years of public and private electronic communications networks, including the Internet, intranets and extranets, has impacted the manner in which organizations communicate and conduct business. These advanced networks provide an attractive medium for communications and commerce because of their widespread reach, accessibility, use of open standards and ability to permit interactions on a real-time basis. At the same time, they offer businesses a user-friendly, low-cost way to conduct a wide variety of commercial functions electronically. In March, 1999 Nielsen/NetRatings estimated that the number of online computer users in the United States by the end of March 1999 to have exceeded 95 million or nearly 40% of the U.S. population.

     In recent years, the development of the Internet, intranets and extranets has enabled users of personal computers to access and interact with a broad range of information sources. Financial institutions rapidly are adopting network communications to conduct electronic banking and provide customers with access to their account information. According to International Data Corporation estimates of February, 1999, U.S. banks will spend $326 million on Internet banking technology in 1999 alone, more than double the amount spent in 1998, to accommodate the expected sharp increases in online banking.

     The Internet and credit unions. We believe financial institution customers increasingly will demand more convenient and more interactive access to financial information and services. Competitive pressures are driving banks and credit unions to increase the quality and cost-effectiveness of such services. New opportunities exist to employ available and emerging technologies to automate and enhance a credit union's interactions with its members.

     Traditionally, credit unions have used trained service representatives to serve as the link between their customers and the information systems that stored and processed the customers' account information. Reliance on people alone to perform service functions is expensive and limits growth. Labor costs tend to grow proportionately with increased demands for service. In addition, the time required to hire and train service personnel limits the speed with which credit unions can respond to customer demand or new competitive service offerings. Our solution is to provide credit unions with network-based technologies that enable their members to serve themselves through automated, interactive access to financial information and services.

     As technologies continue to advance for network-based solutions, financial institutions will be able to deploy increasingly sophisticated network applications. Given its relatively late arrival, online banking is just now beginning to build momentum. A study conducted by Gomez Advisors found that as of the first quarter of 1999, nearly 40% of the top 100 banks in the United States are offering online services. Online Banking Report of January, 1998 estimates that by the end of 2000, 17.5 million households will be using online banking and/or a bill payment application.

     Despite this momentum, the market for Internet based network financial services is new and uncertain. As of the date of this prospectus, our products and services have been sold to credit unions located in Colorado and fifteen other states. While we are marketing our products and services across the country, we cannot be sure that they will sell as well in the new markets as they have in Colorado.

     Important questions remain about the use of the Internet for financial services, such as security, reliability, ease of access, cost of access, quality of service and costs of service. The answers to those questions may affect the growth of Internet use in ways we can't predict today. As a result, we also can't accurately predict the size of the market for Internet based financial services or the rate at which the market will grow. If it fails to grow, or grows more slowly than we expect, or it is becomes saturated with competitors, our business, financial condition and operating results will be materially and adversely affected.

     Our strategy
     ------------

     Our goal is to become the largest Internet/intranet provider to credit unions. We plan to achieve that goal by implementing the following strategies:

     Focus on providing a secure industry network. As the use of the Internet grows for the delivery of timely and confidential financial information, security issues become critical. With technological advances, there is an increased opportunity for electronic intruders, or "hackers", to conduct successful attacks. The increased interconnectivity of information networks has given hackers more opportunities to invade many companies' information systems. We believe the trend of breaches in security will continue.

     Credit unions require a secure network environment for systems that handle their members' financial data. We believe credit unions prefer the reliability and security a private network can offer. Our network uses dedicated phone lines to our credit union customers, limiting access to the network and maintaining constant control of the information being transmitted.

     When the credit union provides its members with Internet access to account information and financial services, the concern with security becomes more acute. The Internet side of our network uses multiple security safeguards - firewalls, data encryption, digital certificates and the JAVA(R) programming language.

     Firewalls act as the gate keeper between the Internet and the private network. They are designed to allow external access to networks only from authorized sources, and can also block data packets from specified addresses from entering or exiting the network. Our network uses industry standard firewall products.

     Our network also uses public key encryption whenever data is exchanged with the Internet for Internet banking and bill pay services or for our share draft repository system. In public key encryption, cryptographic software is used to generate an electronic "private key" and a mathematically related "public key". The software encrypts the data using the public key, in a way that allows the data to be recovered only by someone with the proper private key. This technique provides a "session key" for each user session, assuring that the information came from a specific source and was not altered in transit. In this way, personal information can be sent across public networks without compromising its confidentiality.

     We use digital certificates provided by an independent certificate authority on all of our secured web servers - internet banking, secure forms server, and share draft repository server. Digital certificates verify the identity of the web server being used and that the owner of that server is authorized to allow encryption. Digital certificates are also used to create a unique session key for each connection.

     As an added layer of security for the user, we use the JAVA(R) programming language to control Internet banking and bill pay sessions. The JAVA(R) programs, called "applets", used in these sessions run within the user's Internet browser, and are not allowed to access the user's hard drive without specific authorization. Because the programmer of the applet can't read or write to memory locations in the user's computer, this technology minimizes the opportunity to introduce destructive coding, such as a virus, to the user's computer.

     Continued development of feature-rich applications. Our products have been designed using "thin client architecture" which includes complete Internet capability as well as our proprietary messaging features and industry standard security features. With thin client architecture, the applications being run are not permanently stored on the user's computer. Instead, the applications reside on our server. The user logs on to our server, and can then access and run the applications remotely to process data. After the on-line connection is terminated, the applications are erased from the user's computer memory. This enables us to maintain control over our proprietary software since we do not provide permanent copies to our users, and enables us to make upgrades of our software immediately and efficiently available without having to physically distribute individual copies. Thin client architecture also minimizes our credit union customers' need to constantly upgrade their hardware in order to keep up with the technology required to store and maintain our application software. This results in cost savings to our credit unions and minimizes the burdens associated with administering hardware and software upgrades. Because our network uses the JAVA(R) programming language, which is platform independent, it allows many kinds of systems to talk to each other and share applications. Our transactional banking products also provide scalability, distributive and centralized implementation, and access using Web-enabled cellular devices.

     Development of new products and services. Concurrently with expanding our Internet/intranet network, we plan to expand our product offerings for credit unions. We recently began offering our bill paying and automated virtual loan applications services.

     We believe credit unions connected to the Internet will want to provide their membership access to a variety of products and services to increase membership retention and build customer loyalty. To meet this need, we are establishing a co-branded affinity program through which we will be a reseller of various products and services provided by third party vendors to credit union members. Our network model allows the addition of these products as they become available.

     Our first affinity agreement was executed on August 18, 1999 with MoneyLine America, LLC to provide on-line mortgage lending services for
our credit unions and their members through our network.   MoneyLine is
the exclusive cavion.com-approved on-line mortgage lender. The agreement calls for minimum annual payments to us of $300,000 in the first year, beginning in September 1999, and escalating to $1,000,000 in years six through ten, provided that we have at least 1,500 credit unions, or 12% of U.S. credit unions, on our network by the end of the third year. In addition, we entered into a contract with Cardinal Services Corporation, a credit-union owned website design firm under Cardinal Services will purchase and license for resale our Internet transactional banking, bill pay, and kiosk enabling software at a discount which they will then offer to their credit union customers. We refer our credit union clients and prospects to Cardinal Services for website design. Cardinal Services will refer its credit union clients and future prospects to us for connectivity and secure Internet products and services.

     Other products and services we plan to offer through our affinity program include, for example, the following:
     o    long-distance telephone service

     o    new vehicle transactions

     o    retail ISP

     o    consumer products

     o    insurance products

     o    real estate transactions

     o    travel/rent-a-car services

     o    local services, such as concert and movie tickets

     Each of our credit union customers will decide which products and services to make available to their respective members. Our credit union customers will be provided opportunities to co-brand and endorse these offerings to their members. We can customize a variety of options for each credit union and interactively link the credit union's website to cavion.com's affinity sponsors and affinity websites.

     Plan of operations
     ------------------

     We target expansion of our network to do business with over 2,400 credit unions across the United States. Through this expansion our goal is to:

     o provide access to Internet/intranet services to credit unions serving 28 million members, with combined assets of over $146 billion
     o offer affinity products to our credit union customers to generate increased revenue
     o    develop new products based on proprietary intellectual property

     To manage new customers connected to our credit union network, we plan to establish a number of local offices in key strategic locations in the United States. Each local office will be located in a key strategic market with an average concentration of more than 300 credit unions. Local offices will be opened upon the hiring of sales agents to service the territory.

     We recently entered into an agreement with Convergent Communications Services, Inc. to establish and maintain connectivity between our network and our customers. When our network is completed, we expect to have excess server capacity available at multiple data centers so that network traffic can be rerouted between data centers when circumstances require. We plan for all customer locations to be connected with all of our data centers, either by point-to-point connection, by private frame relay circuit, or by "virtual private network" technology now available from third party vendors. This architecture is designed for redundancy and disaster recovery, allowing us, with the cooperation of our telecommunications provider, to pick up traffic temporarily from a nonfunctional data center.

     Our Denver data center and our local communications switch in Colorado Springs are completed and fully operational. We have hired sales personnel for 14 of our sales territories and recruiting efforts are underway to the rest of our planned additional sales territories.

     In order to provide our Internet based network products and services to our customers, we must purchase a large quantity of telecommunications services from providers of those services. Because of that, our financial results depend greatly on the amount we pay for those services and our efficiency in using them. Although our contract with Convergent is nonexclusive, we expect that Convergent will provide and manage our entire network infrastructure, contracting with underlying local providers as necessary. Therefore, our business will be critically dependent on Convergent's delivery and maintenance of our network connectivity. Although the amounts we pay for telecommunications services are passed through to our customers, if one or more of our telecommunications providers are unable to provide the volume or level of service required, our ability to carry out our business plan will be impaired and our business, our financial condition and our results of operations will be materially and adversely affected. In addition, we get most of our revenue from recurring sales of our products and services. This revenue cannot be earned until the telecommunications provider installs a dedicated telecommunications circuit for our new credit union customer. This installation can take from one to three months, or longer in some cases, after we sign up a new customer.

     Market
     ------

     We believe that the increased usage of the Internet and the increasing demand for networking products and services will provide an excellent opportunity for us to grow our business. Credit unions that move rapidly to implement a full-featured, well-conceived network have an opportunity to enhance the value of their individual client relationships. Nationally, approximately 12,600 credit unions serve approximately 73 million customers. We have targeted the approximately 6,100 credit unions with more than $5 million in assets each for our marketing efforts.

     Marketing strategy
     ------------------

     Our sales team uses a face-to-face sales strategy that emphasizes:

     o the features and functions of the network, such as online bill paying, connectivity to credit union vendors, Internet access and transactional banking

     o    the fact that the network is host independent

     o a bandwidth pricing model not directly driven by transaction volume

     We charge the credit unions connected to our network a fixed monthly rate based on the amount of bandwidth they anticipate using. As transactions over the network increase and as the number of members accessing a credit union's website increases, the credit union will need to increase the amount of bandwidth it uses. Each incremental increase in bandwidth involves a price increase. As of the date of this prospectus, only one of our credit union customers has increased its bandwidth requirement, but we anticipate other customers will do so in the future.

     We intend to place a direct sales force in each of our 19 planned sales territories and to hire individuals who are familiar with the credit union industry, are known by the credit unions in the sales territory and have established relationships within the industry. Sales agents will initially contact the primary decision makers, usually the president, at the credit unions in their territories. The sales agent's job will be to sell the idea of a secure, private network with Internet access, emphasizing the features offered by our network, including the security features as well as, the ability of the credit union to reduce personnel and administrative costs even while providing 24 hour service to its membership.

     We have implemented an automated system to measure each credit union's usage of the network. By monitoring each credit union's connect usage, sales agents can advise existing customers of their need to increase bandwidth. We also have established an informal marketing/endorsement arrangement with a credit union league in Colorado which has provided significant marketing advantages. We plan to target credit union associations and leagues in other markets, such as North Carolina, where serving a league is likely to enhance our profile with credit unions in the region. The North Carolina Credit Union League signed with us in March 1999 to provide secure ISP services to their management and employees.

     Competition
     -----------

     We operate in a highly competitive environment against a number of network application developers and providers of online banking services. Additionally, there is continuous market pressure among market participants to offer new and innovative products and services. Moreover, in this field, technological and new product development proceeds rapidly and market share can be gained and lost in very short time periods.

     A number of public and private companies compete with one or more of the individual products and services offered by cavion.com. These competitors include Digital Insight, Symitar Systems, Inc., Database Management Services, Virtual Financial Services, Inc., CFI and Fiserv, Inc. Any of these companies, as well as other potential competitors, could in the future offer a combination of products and services to credit unions similar to the combination offered by us. Presently, we believe all these companies have greater financial, personnel and operational resources than we have. We think that, as the Internet transaction and network services we sell are purchased by more of our customers, other competitors will enter the market to compete aggressively with us, including some larger, established companies. Competition may also increase if there is a consolidation in the software and networking industries, particularly if one or more of our competitors is acquired by a larger provider of products and services to the banking industry as a means for the larger company to penetrate the credit union market.

     Customers/rate of growth
     ------------------------

     We launched our credit union strategy in January 1998. In our first three months of operations, we connected seven credit unions to the network. We believe that we were the first Internet service provider in the country to provide credit unions with secure transactional banking and Internet service. By the end of August 1998, we were delivering secure Internet access to 13 credit unions, including our first credit union outside of Colorado, and one credit union league. As of the date of this prospectus, our network includes 60 credit unions, two credit union leagues, one corporate credit union and one credit union vendor. Thirty-two of these customers are located in states other than Colorado.

     Intellectual property and proprietary rights
     --------------------------------------------

     We believe that our proprietary secure communications network, which we brought to market before most of our competitors, gives us a significant competitive advantage in providing Internet based network products and services to the credit union market. We rely on copyrights, trademarks, service marks, nondisclosure agreements, confidentiality provisions, trade secret laws and general technical and practical security measures to protect our intellectual property.

     We have applied for federal registration of the trademark and service mark "Cavion" and have registered the service mark "CUiNET". We also claim a service mark in the name "cavion.com," although we have not yet applied for a federal registration of that name.

     We hold no United States or foreign patents covering our technology and we have no pending patent applications. We have copyrights in software and marketing materials used or related to our business, although we have not registered any of our copyrights. While we expect to evaluate the feasibility of making patent filings, registering our copyrights and registering additional trademarks and service marks in the future, no assurance can be given that any of our intellectual property will be entitled to patent, copyright or trademark protection. We treat much of our technology as trade secrets and take what we consider to be appropriate measures to maintain the secrecy of our technology. Our strategy in protecting our trade secrets includes limiting access only to key employees who have a need to know our trade secrets in order to perform their services, and who have signed confidentiality and nondisclosure agreements. We further prevent unauthorized access to or disclosure of our trade secrets by way of technical blocks built into our technology. Despite our efforts to protect our proprietary software, in which we claim both copyrights and trade secret protection, third parties may still attempt to copy or use it, and others may develop similar technology independently. There can be no assurance that the measures we take to protect our intellectual property rights, or the formal applications and registrations we may undertake in the future, will deter unauthorized use, copying, reverse engineering or destruction of our proprietary technology and other intellectual property, or that we will have adequate legal redress in such cases.

     We currently use security technology under license from third parties. We believe that our products and services, including our trademarks and other intellectual property rights, do not infringe on the proprietary rights of third parties. It is possible, however, that third parties will assert infringement claims against us in the future with respect to products or services we currently offer or may offer in the future, or with respect to technology we utilize under license from others. Any litigation resulting from assertions of infringement, even if the claims are false, could be time consuming and expensive to defend. Given the limited number of our key employees, any litigation could materially disrupt our on going efforts to develop and expand our business and technology.

     Property
     --------

     Our corporate headquarters are located at 7475 Dakin Street, Suite 607, Denver, Colorado 80221 in an office facility where we lease approximately 4,600 square feet under a lease that expires on December 31, 1999. We have entered into a letter of intent to lease a 14,400 square foot facility in Denver and plan to relocate our corporate headquarters there in January 2000. We maintain our local communication switch in an office facility in Colorado Springs, Colorado which we lease on a month-to-month basis. We plan to establish sales and engineering office space in leased facilities across the United States. As of the date of this prospectus, we have leased nine such facilities. We have entered into a lease in Raleigh, North Carolina for 879 square feet expiring February 28, 2002; a lease in Bloomington, Minnesota for 1,098 square feet expiring March 14, 2002; a lease in San Diego, California for 1,162 square feet expiring February 28, 2002; a lease in Sacramento, California for 1,459 square feet expiring 2004, a lease in Newark, Delaware for 1,047 square feet, expiring May 1, 2004; a lease in Portland, Oregon for 982 square feet expiring July 31, 2003; a lease in Livonia, Michigan for 3,387 square feet, expiring July 31, 2004; a lease in Bradenton, Florida for 1,100 square feet expiring December 31, 2002; and a lease in Memphis, Tennessee for 2,956 square feet expiring in October, 2004. We are currently considering leasing facilities in Chicago, Illinois, St. Louis, Missouri, Dallas, Texas and Boston, Massachusetts.

     We maintain our computer system in our Denver, Colorado facility. We currently maintain an insurance policy covering this equipment for full replacement value. We also carry general liability insurance, errors and omissions insurance and Internet security insurance policies. This insurance may not cover all future claims. If a large claim is successfully asserted against us, we might not be covered by insurance, or the claim might be covered but cause us to pay much higher insurance premiums or a large deductible or copayment. Furthermore, regardless of the outcome, litigation involving customers, credit union members or even insurance companies disputing coverage could divert management's attention and energies away from operations.

     Employees
     ---------

     We currently employ 34 full-time employees, including 6 in development, 7 in engineering, 16 in sales, and 5 in general and administrative, three of whom are in accounting. None of our employees are represented by a labor union, and we have never experienced a work stoppage. We consider our relationships with our employees to be good.

     Government regulations
     ----------------------

     We are not required to obtain a Federal Communications Commission license as a telecommunications carrier, but may be required to comply with FCC regulations applicable to non-dominant telecommunications carriers, including payment of "universal service" fees on end user revenues not derived from Internet access services. Several telecommunications carriers are advocating that the FCC regulate the Internet in the same manner as other telecommunications services by imposing access fees on Internet service providers. Any such regulation could substantially increase the cost of communicating on the Internet thus slowing the growth of Internet use and the demand for our products and services. Any regulation of the Internet under new interpretation of existing laws could materially and adversely affect our business operations results and financial conditions.

     While we are not subject to the Glass-Steagall Act of 1933, the Bank Holding Company Act of 1956, the Competitive Equality Banking Act of 1987, the Federal Credit Union Act of 1934, nor are we regulated by the National Credit Union Administration or the Federal Reserve Board, we are concerned with regulations governing financial institutions, especially credit unions, and how those regulations will affect the market and our ability to provide services as presently planned.

     A credit union is a cooperative financial institution, owned and controlled by the members who use its services. Credit unions are non-profit organizations that are state or federally chartered. Credit unions are regulated closely by the NCUA.

     On August 7, 1998, the Credit Union Membership Access Act of 1998 was signed into law. Title I of the Act permits federally chartered credit unions to solicit credit union members from more than one occupational group so long as each group has fewer than 3,000 members. The Act also allows credit unions to make business loans to its members as long as the total amount of such loans does not exceed 1.75 times the credit union's actual net worth. This limitation does not apply to credit unions chartered primarily to make business loans, to serve low-income members, or as community development financial institutions. Full implementation of the Act requires issuance of regulations by the NCUA. The Act will potentially increase the activity of federal credit unions in the financial marketplace as it presents new opportunities for the federal credit unions to expand their customer base.

     Legal proceedings
     -----------------

     At LanXtra's shareholders meeting on January 15, 1999, to consider the sale of LanXtra's assets to us, Kirk W. Dennis, a LanXtra shareholder holding 50,000 shares, or 17.45% of its outstanding shares at the time, voted against the transaction. Under Colorado law, a shareholder voting against a sale-of-assets transaction has the right to dissent from the sale and obtain payment of the fair value of the shareholder's shares. Fair value, in general, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects. We have assumed the liability, if any, of LanXtra to the dissenting shareholder. On or about March 12, 1999, Mr. Dennis demanded payment for the value of his 50,000 shares immediately before the effective date of the asset sale which he asserted to be $250,000. Because we could not reach an agreement with Mr. Dennis as to the fair value of his shares, we filed a lawsuit against him, as we were required to do under Colorado law, on June 1, 1999 to resolve the matter. The case is titled LANXTRA, INC.
V. KIRK W. DENNIS, Case No. 99 CV 3583 in the District Court, City and County of Denver, Colorado. While we could be required to pay him the fair value of his shares as determined in that proceeding, we believe that the value paid on account of these shares under the asset purchase agreement is greater than the amount which he could recover under Colorado law and substantially less than the value of the shares upon closing of this offering. Because of that, we have not reserved any funds to cover payment of the liability. If Mr. Dennis nevertheless obtains an award of a substantial amount as fair value, it could have a materially adverse effect on our financial condition. Further, a payment to this dissenting shareholder could result in the transaction in which we purchased the business of LanXtra becoming a taxable transaction, which could expose us to significant tax liability.

     Two former employees have filed claims against us with the Denver Office of the Equal Employment Opportunity Commission alleging gender discrimination. We believe there is no factual basis for the claims and we intend to vigorously defend them.

     Company history
     ---------------

     We were originally incorporated under the name Network Acquisitions, Inc. in August 1998 for the purpose of acquiring the assets and business operations of LanXtra, Inc. LanXtra was incorporated in June 1992 under the name Sigmacom Corporation and was originally engaged in the business of integrating computer networks and communications technologies for large business and government clients. In 1997, LanXtra created a software development division to develop network-based financial services software for credit unions. In December 1997, LanXtra sold its network integration business. Using funds received in the sale, the software development group continued as a start-up, and began building the business we eventually acquired in 1999. On January 27, 1998, LanXtra changed its name from Sigmacom Corporation to Cavion Technologies, Inc., and, on February 1, 1999, to LanXtra, Inc. The assets of LanXtra were transferred to a newly-formed company called Zutano, LLC on July 1, 1999 and LanXtra was dissolved on July 2, 1999.

     Prior to our acquisition of substantially all of the assets and business operations of LanXtra, including the assumption of LanXtra's liabilities, we did not conduct any business operations except preparation for the acquisition, including providing bridge funding to LanXtra with funds raised through a private placement of promissory notes and related warrants. The definitive purchase agreement between us and LanXtra was signed on December 31, 1998, and closed on February 1, 1999. On February 1, 1999, we changed our name to Cavion Technologies, Inc. and began to conduct some of our business under the trade name cavion.com.

                                Management


Executive officers and directors
--------------------------------

     Name                     Age     Position
     ----                     ---     --------

                                      David J. Selina     49   President,
                                      Chief Operating Officer, Chief
                                      Executive Officer and Director

     Marshall E. Aster         45     Chief Financial Officer

                                      Jeffrey W. Marshall 34   Vice
                                      President of Software Development
                                      and Director

     Andrew I. Telsey          46     Director

     Stephen B. Friedman       58     Director

     John R. Evans             44     Director

Key employees
-------------

     Name                     Age     Position
     ----                     ---     --------
                                      Daniel W. Dudley    40   Vice
                                      President of Affinity Products

                                      Christopher Knauer  33   Vice
                                      President of Network Services

                                      Marvin C. Umholtz   48   Vice
                                      President of Sales & Marketing

     DAVID J. SELINA. Mr. Selina has served as our president, chief operating officer and a director since February 1, 1999. He was also appointed as our chief executive officer and chairman of the board on March 19, 1999. Mr. Selina was the president and chief operating officer of LanXtra, Inc. from December 1997, and a director from January 1998, until that company's dissolution in July, 1999. Mr. Selina is a manager of Zutano LLC, a company formed in May 1999 to hold the assets of LanXtra, Inc. From June 1995 to June 1997, Mr. Selina was the president and CEO of Lasertec, Inc., a mailing and fulfillment operation in Auburn Hills, Michigan. He was the regional manager of the Credit Union Services Division for Electronic Data Systems from November 1993 to June 1995. At EDS, Mr. Selina was responsible for five separate data processing products serving credit unions. In 1993, Mr. Selina participated in the sale of World Computer Corporation, a $23 million company, to Electronic Data Systems. World Computer was a leading provider of data processing systems and services to credit unions throughout the U.S. and Canada. Mr. Selina held various management positions, including president and chief executive officer, at World Computer, from March 1986 to November 1993. Mr. Selina received his education at Henry Ford Community College and Oakland University, both located in southeastern Michigan, between 1970 and 1976.

     MARSHALL E. ASTER. Mr. Aster became our chief financial officer on March 8, 1999 and our secretary on March 22, 1999. Mr. Aster was the chief financial officer at Intertech Plastics, Inc., a plastics manufacturer in Denver, Colorado from May 1997 to July 1998. Prior to that time, he served in the positions of vice president of Finance and Administration and senior vice president of Finance and Administration at EDI, Inc., a technology based information service located in Los Angeles, California, from October 1989 until May 1997. Mr. Aster also served in the positions of director, vice president and senior vice president of Corporate Financial Planning at Lorimar-Telepictures Corporation, an entertainment company, from March 1984 to October 1989. He is a member of AICPA and Colorado Society of CPAs. He is also a director for the Financial Executive Institute's Rocky Mountain Chapter. He received a Bachelor of Science in accounting in 1975 from the State University of New York in Binghamton, New York.

     JEFFREY W. MARSHALL. Mr. Marshall has served as our vice president of Software Development since February 1, 1999. He became one of our directors on May 27, 1999. He was the vice president of Software Development at LanXtra, Inc. from December 1997 until he joined us. Prior to his promotion to vice president at LanXtra, he was a software engineer since July 1996. At LanXtra, Mr. Marshall was responsible for the design and development of Internet software interfaces including, transactional banking, bill paying, smart cards and multimedia kiosks. Mr. Marshall was a programmer for Chemical Waste Management, a waste treatment concern in Denver, Colorado from September 1994 to July 1996. At Chemical Waste Management, he developed lab database software and technical services billing software. From August 1993 to September 1994, Mr. Marshall developed relational database software for Williams Thatcher Rand/Milliman & Robertson, actuarial consultants in Denver, Colorado. He received a degree in mathematics from Colorado State University in 1991.

     ANDREW I. TELSEY. Mr. Telsey has served as one of our directors since January 1, 1999. He also served as our president, secretary and treasurer from January 1, 1999 to February 1, 1999. Since 1984, Mr. Telsey has been employed by Andrew I. Telsey, P.C., a private legal practice founded by Mr. Telsey that same year. Mr. Telsey's firm emphasizes business law, including transactions, securities compliance matters, and mergers and acquisitions. From January 1997 to the present, Mr. Telsey has been the president, a director and the sole shareholder of Venture Funding, Ltd., a privately held investment banking firm, whose primary activities include identifying companies exiting their development stage, providing funding for such companies and taking companies into the public market. Venture Funding, Ltd. is our largest shareholder. Mr. Telsey is an officer and director of one reporting company under the 1934 Act, Mully Corp., a Nevada company which has not commenced operations. Between 1986 and 1988, Mr. Telsey served as president and director of International Financial Consultants, Ltd., a privately held corporation which prepared feasibility studies along international standards and performed due diligence efforts on behalf of international entities interested in financing commercial and residential real estate projects and acquiring businesses in North America. Mr. Telsey received a Bachelor of Arts degree in politics and a New York teaching certificate from Ithaca College in 1975 and a Juris Doctorate degree from Syracuse University in 1979.

     STEPHEN B. FRIEDMAN. Mr. Friedman became one of our directors on April 1, 1999. He has been a business consultant to various companies from January 1997 to the present. Mr. Friedman was the president of the Asia/Pacific division of American Express Company, a travel related service company located in Tokyo and Hong Kong from July 1993 to December 1996. Prior to that time he served in various executive positions at American Express from October 1978 to June 1993. Mr. Friedman was the vice president and general counsel at Carte Blanche Corporation, a credit card company located in Los Angeles, California, from 1969 to 1978 and corporate counsel for the Securities Division of the California Department of Corporations from 1967 to 1969. He received A.B. in political science from the University of California at Los Angeles in 1963 and L.L.B. degree from the same University in 1966.

     JOHN R. EVANS. Mr. Evans became one of our directors on October 25, 1999. He is one of the founders of Convergent Communications, Inc. in Englewood, Colorado, where he has served as it chief executive officer and chairman of the board since 1995. Prior to that time, he served as the chief financial officer and executive vice president of ICG Communications, Inc. in Englewood from 1991 until December 1995. Before joining ICG, Mr. Evans was the controller of Shaw Industries for three years. He held various senior accounting and treasury management positions for five years with Northern Telecom Canada Ltd. in Lakewood, Colorado, including strategic financial planning, analysis and budgeting, and held various audit and management information systems positions during six years with Coopers & Lybrand in Toronto, Canada. He received a Bachelor of Commerce Degree from McMaster University in Hamilton, Ontario in 1978 and became a Canadian chartered accountant in 1982.

     DANIEL W. DUDLEY. Mr. Dudley became our vice president of Affinity Products on June 1, 1999. From April 1997 to May, 1999, Mr. Dudley was the senior vice president and general manager at SkyTeller, L.L.C. in Denver, Colorado, where he was responsible for the development and implementation of that company's Global Distribution System and Internet foreign currency businesses. From December 1991, he was director of Performance Consulting at The Polk Company in Denver, providing advanced technologies consulting to direct marketing companies. In January 1995, The Polk Company promoted him to vice president of List and Data Products, with strategic responsibility for leading database products, and he served in that capacity until April 1997. Mr. Dudley received his B.B.A. in finance in 1982 and his M.S. in operations research in 1990, both from The George Washington University in Washington, D.C.

     CHRISTOPHER KNAUER. Mr. Knauer became our vice president of Network Services on August 2, 1999. From January 1999 to July 1999, Mr. Knauer was a senior manager of Internet Customer Implementation Management at Level 3 Communications in Broomfield, Colorado, where he helped streamline processes for faster flow-through provisioning and project management of implementing Internet provider products. From November 1997 to December 1998, Mr. Knauer worked for Qwest Communications in Denver, Colorado, where he served as a senior manager of Technical Services until he was promoted to director of Data Center Engineering in May 1998. At Qwest he was involved with the design of LAN and infrastructure requirements for nationwide Internet provider center rollout. Prior to that time, from April 1996 to November 1997, Mr. Knauer was the systems administrator at SuperNet which was acquired by Qwest. His earlier career was involved with broadcasting companies, the last of which was Secret Communications in Denver, Colorado, where he was the manager of Information Services from March 1994 until April 1996. At Secret he worked with the design and rollout of internal network systems, implementation of one of the first media websites in the country and managed the NT/Linux/Novell network.
Mr. Knauer received his education in communications at DePauw University in Greencastle, Indiana.

     MARVIN C. UMHOLTZ. Mr. Umholtz became our vice president of Sales & Marketing on September 1, 1999. From April 1999 until his promotion to vice president he served as our eastern region sales manager. From October 1997 to April 1999, Mr. Umholtz was an independent consultant and strategic planner serving credit unions, credit union service organizations and credit union vendors. From April 1990 to September 1997, he worked for the Michigan Credit Union League and its subsidiary, CUcorp, in Lansing and Plymouth, Michigan. While there he served as senior vice president of the Government and Public Affairs Group until he was promoted to executive vice president and chief operating officer of Association Services in June 1992. Mr. Umholtz also served in the same positions at CUcorp between November 1994 until September 1997. In these positions he administered a correspondent credit and debit card program, marketed insurance and financial products to credit unions to serve their members and customers, launched the Michigan credit union electronic funds transfer think tank, and represented the association and its member credit unions with state and federal regulators, lawmakers and the media. Mr. Umholtz received his education in communications and political science from the University of Kansas in Lawrence, Kansas.


Committees of board of directors
--------------------------------

     The board of directors is currently acting as our compensation committee. The members of the compensation committee, when appointed by the board, will be persons who qualify to serve on the committee under the provisions of Rule 16b-3 of the Securities Exchange Act of 1934 and Treasury Regulation Section 1.162-27(e)(3). The compensation committee evaluates our compensation policies and administers our Equity Incentive Plan. The audit committee will review the scope of our audit, the engagement of our independent auditors and their audit reports. The audit committee will also meet with the financial staff to review accounting procedures and reports. The audit committee currently consists of Messrs. Telsey, Friedman and Evans.


Director compensation
---------------------

     While we do not pay directors cash compensation, they are reimbursed for the expenses they incur in attending meetings of the board or board committees. Directors may receive options to purchase common stock awarded under our Equity Incentive Plan at the discretion of the compensation committee. Mr. Telsey was granted a ten year option to purchase 27,500 shares on March 19, 1999, subject to vesting of 6,875 shares at the end of each calendar quarter beginning June 30, 1999. Mr. Friedman was granted a ten year option to purchase 27,500 shares on April 1, 1999 subject to the same vesting schedule as Mr. Telsey. All of their options were granted at the private placement price of $3.00 per share. Mr. Evans was granted a ten year option, at the price per share of the shares sold in this offering, to purchase 27,500 shares on October 25, 1999, subject to vesting of 6,875 shares at the end of each calendar quarter beginning December 31, 1999.

                          Executive Compensation

     The following table sets forth information for the last three fiscal years ended December 31, concerning compensation we paid to the chief executive officer and the other two most highly compensated executive officers we employed during such fiscal years.
                        Summary compensation table
                        --------------------------

                                             Annual Compensation
                                     ------------------------------------
                                     Fiscal                  Other Annual
Name and Principal Position           Year    Salary  Bonus  Compensation
---------------------------          ------  -------- -----  ------------

David J. Selina                       1998   $105,402  -0-       -0-
   President, Chief Executive         1997   $  8,333  -0-       -0-
   Officer and Chief                  1996   $      0  -0-       -0-
   Operating Officer

Jeffrey W. Marshall                   1998   $ 76,333  -0-       -0-
   Vice President of                  1997   $ 56,426  -0-       -0-
   Software Development               1996   $ 20,484  -0-       -0-

Craig E. Lassen                       1998   $ 75,481  -0-       -0-
   Former Chairman of the Board       1997   $ 68,747  -0-       -0-
   and Chief Executive Officer        1996   $ 48,000  -0-       -0-


     o The compensation paid to Mr. Selina in 1997 and 1998 was paid by LanXtra, Inc. He became employed by LanXtra in December 1997 and payment of the amount reported for 1997 was deferred until January 1998. Mr. Selina did not become an officer of cavion.com until February 1, 1999.

     o The compensation paid to Mr. Marshall in 1996, 1997 and 1998 was paid by LanXtra. Mr. Marshall did not become an officer of cavion.com until February 1, 1999.

     o The compensation paid to Mr. Lassen in 1996, 1997 and 1998 was paid by LanXtra. Mr. Lassen did not become an officer of cavion.com until February 1, 1999. His resignation as an officer and as a director of cavion.com was effective March 18, 1999.

     The named executive officers did not receive perquisites or other personal benefits the aggregate annual amount of which was the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for such executive officer.

     None of our executive officers received options to purchase our common stock in 1998. After we adopted the Equity Incentive Plan in March of 1999, Mr. Selina was granted 150,000 options, Mr. Aster was granted 40,000 options, and Mr. Marshall was granted 50,000 options, all of which they may exercise for a period of ten years at $3.00 per share. Mr. Aster's options vest over a fifteen month period from his start date of March 8, 1999, one quarter after 6 months, and another quarter every three months until they are fully vested. Mr. Selina's and Mr. Marshall's options vest over an eighteen month period, with one third vesting every six months.

     In August 1998, Mr. Selina was granted a five-year option to purchase 42,970 shares of LanXtra common stock at $2.75 per share, and a five year option to purchase 74,761 shares of LanXtra common stock at $7.50 per share. At the same time, Mr. Marshall was granted a five-year option to purchase 28,646 shares of LanXtra common stock at $2.75 per share, and a five year option to purchase 49,840 shares of LanXtra common stock at $7.50 per share. In November 1997, Mr. Lassen was granted a five-year option to purchase 270,000 shares of LanXtra common stock at $7.50 per share. All of the LanXtra options were cancelled as of December 31, 1998 as provided in an agreement between LanXtra and each of the optionees.

Employment agreements
---------------------

     Under an employment agreement dated February 1, 1999, David J. Selina agreed to serve as our president and a director. Under the agreement, Mr. Selina receives a base salary of $125,000 per year, participation in a cash bonus pool based upon our business goals and profitability as determined by disinterested members of our board of directors, as well as other employee benefits.

     Marshall E. Aster agreed to serve as our chief financial officer under an employment agreement effective March 8, 1999. Under the agreement, Mr. Aster receives a base salary of $105,000, participation in the bonus pool described above, and other employee benefits.

     Under an employment agreement dated February 1, 1999, Jeffrey W. Marshall agreed to be our vice president of Software Development at a base salary of $100,000 per year. Mr. Marshall is entitled to participate in the bonus pool described above, as well as other employee benefits. Effective May 1, 1999, our board increased Mr. Marshall's salary to $125,000 per year.

     Under all of these employment contracts, if any executive is terminated other than for dissolution of cavion.com, death, disability or cause, or the executive is terminated or resigns for good reason within three months after a change of control of cavion.com, the executive will be entitled to severance compensation. Severance pay is equal to twelve months of base salary as in effect at the time of termination, except for Mr. Aster, whose severance pay is equal to six months of base salary, increasing to twelve months on the first anniversary of employment if cavion.com is profitable on an after-tax basis at that time or, if it is not, on the second anniversary of employment.

     Craig E. Lassen agreed to serve as our chairman of the board and chief executive officer under an employment agreement dated February 1, 1999. Under the agreement, Mr. Lassen was to receive a base salary of $125,000, participation in the bonus pool described above, and other employee benefits. Mr. Lassen's resignation as chairman of the board, chief executive officer and a director was effective March 18, 1999. His resignation as an employee was effective April 16, 1999. In June 199 we entered into an agreement with Mr. Lassen under which he will provide up to 360 hours of consulting services relating to our business generally, including telecommunications matters, until April 15, 2000. He will receive a total of $75,000 as payment for his services.

     In addition, Mr. Selina, Mr. Aster, Mr. Marshall and Mr. Lassen each agreed under their employment contracts to protect our confidential information, to refrain from soliciting our customers or employees for a competing business, and to assign to us all rights in intellectual property developed during the term of employment that relates to our business. These obligations survive termination of employment for periods of one to three years, and in some cases longer.

                           Equity Incentive Plan

     Our board of directors adopted the Equity Incentive Plan as of March 19, 1999. The Plan provides for grants of incentive stock options, nonqualified stock options, restricted stock and stock appreciation rights to our designated employees, officers, directors, advisors and independent contractors. By encouraging stock ownership, we seek to motivate such individuals to participate in the increased value of cavion.com which their effort, initiative, and skill have helped produce.

     General. The Plan authorizes up to 750,000 shares of common stock for issuance under the terms of the Plan. No more than 250,000 shares in the aggregate may be granted to any individual in any three year period. If options granted under the Plan expire or are terminated for any reason without being exercised, or shares of restricted stock are forfeited, the shares of common stock underlying such grant will again be available for purposes of the Plan.

     Administration of the plan. After we become a public company, the compensation committee of the board of directors will administer and interpret the Plan. Currently, the board of directors is acting as our compensation committee. The compensation committee, when appointed by the board, will consist of two or more directors, each of whom must be a "non-employee director" as defined by Rule 16b-3 under the Securities Exchange Act of 1934, and an "outside director" as defined by Section 162(m) of the Internal Revenue Code of 1986 and related Treasury regulations. The compensation committee has the sole authority to:

     o determine the individuals to whom grants shall be made under the Plan

     o determine the type, size and terms of the grants to be made to each such individual

     o determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for vesting and the acceleration of vesting

     o determine the total number of shares of common stock available for grants

     o    deal with any other matters arising under the Plan

     The board of directors, with members of the compensation committee abstaining, has the authority to make grants under the Plan to members of the committee and may also establish a formula by which grants will automatically be made to members of the compensation committee. The compensation committee has the authority to make grants to members of the board of directors other than committee members and may also establish a formula by which grants will automatically be made to board members.

     Grants.  Grants under the Plan may consist of:

     o options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code

     o    nonqualified stock options that are not intended to so qualify

     o    restricted stock

     o    stock appreciation rights

     Eligibility for participation. Grants may be made to employees, officers, directors, advisors and independent contractors of cavion.com and its subsidiaries, including any non-employee member of the board of directors. As of the date of this prospectus, 477,500 options were outstanding under the Plan.

     Options. Incentive stock options may be granted only to officers and directors who are employees. Nonqualified stock options may be granted to employees, officers, directors, advisors and independent contractors. The exercise price of common stock underlying an option will be determined by the compensation committee and may be equal to, greater than, or less than the fair market value but in no event less than 50% of fair market value; provided that:

     o the exercise price of an incentive stock option shall be equal to or greater than the fair market value of a share of common stock on the date such incentive stock option is granted

     o the exercise price of an incentive stock option granted to an employee who owns more than 10% of the common stock must not be less than 110% of the fair market value of the underlying shares of common stock on the date of grant

The participant may pay the exercise price:

     o    in cash

     o by delivering shares of common stock owned by the participant and having a fair market value on the date of exercise equal to the exercise price of the grant

     o by such other method as the compensation committee shall approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board

     Options vest according to the terms and conditions determined by the compensation committee.

     The compensation committee will determine the term of each option up to a maximum of ten years from the date of grant except that the term of an incentive stock option granted to an employee who owns more than 10% of the common stock may not exceed five years from the date of grant. The compensation committee may accelerate the exercisability of any or all outstanding options at any time for any reason.

     Restricted stock. The compensation committee will determine the number of shares of restricted stock granted to a participant, but may not exceed the maximum plan limit described above. Grants of restricted stock will be conditioned on such performance requirements, vesting provisions, transfer restrictions or other restrictions and conditions as the compensation committee may determine in its sole discretion. The restrictions shall remain in force during a restricted period set by the compensation committee.

     Stock appreciation rights. The compensation committee may grant a participant the right to receive, in cash, the amount of any appreciation in the value of our stock over the exercise price of the stock appreciation right, which is set by the committee at the time of grant. The compensation committee has the same discretion to determine the terms of stock appreciation rights, including exercise price and vesting schedule, that it has in the case of nonqualified stock options.

     Termination of employment. If a participant leaves our employment, other than because of retirement, death or disability, the participant will forfeit any stock options or stock appreciation rights that are not yet vested, and any restricted stock for which the restrictions are still applicable, unless the participant remains as a non-employee director, advisor or independent contractor.

     Amendment and termination of the plan. The compensation committee may amend or terminate the plan at any time, except that it may not make any amendment that requires shareholder approval as provided in Rule 16b-3 or Section 162(m) without shareholder approval. The Plan will terminate on the day immediately preceding the tenth anniversary of its effective date, unless terminated earlier by the compensation committee.

     Acceleration of rights and options. If our board of directors or shareholders agree to dispose of all or substantially all of our assets or stock, any right or option granted will become immediately and fully exercisable during the period from the date of the agreement to the date the agreement is consummated or, if earlier, the date the right or option is terminated in accordance with the Plan. No option or right will be accelerated if the shareholders immediately before the contemplated transaction will own 50% or more of the total combined voting power of all classes of voting stock of the surviving entity (whether it is us or some other entity) immediately after the transaction.

     Section 162(m). Under Section 162(m), we may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1.0 million paid to the chief executive officer or to any of the other four most highly compensated officers in any one year. Total remuneration would include the value of stock options, restricted stock and stock appreciation rights granted under the Plan. An exception does exist, however, for "performance-based compensation," including amounts received upon the exercise of stock options as provided in a plan approved by shareholders that meets the requirements of Section 162(m). We will ask the shareholders to approve the Plan at the next annual or special meeting of shareholders so that grants of options under the Plan meet the requirements of "performance-based compensation." Awards of restricted stock generally will not qualify as "performance-based compensation."

                          Principal Shareholders

     The following shareholder information about the beneficial ownership of our common stock, as of the date of this prospectus, assumes:

     o the conversion of 700,000 shares of preferred stock into the same number of shares of common stock; and

     o    the sale of 1,200,000 shares of common stock in this offering.

     The information in the table below provides the information for:

     o each person known by cavion.com to beneficially own more than 5% of the common stock;

          o    each of our directors;

          o    each of our executive officers; and

          o    our current directors and executive officers as a group.

                              Number of
                              shares of            Percent of ownership
                             common stock         ---------------------
Name of                      beneficially          Before         After
beneficial owner                owned             offering       offering
----------------             ------------       -----------      --------

Venture Funding, Ltd.          898,602             33.2%          19.5%
2581 S. Parker Road #720
Aurora, CO 80014

Boutine Capital, LLC           738,370             27.3%          16.0%
5460 S. Quebec St. #220
Englewood, CO 80111

David J. Selina                259,055              9.4%           5.6%
7475 Dakin Street #607
Denver, CO 80221


Marshall E. Aster               20,000              <1%            <1%
7475 Dakin Street #607
Denver, CO 80221

Jeffrey W. Marshall            225,722              8.3%           4.9%
7475 Dakin Street #607
Denver, CO 80221

Andrew I. Telsey               933,627             34.2%          20.2%
2851 S. Parker Road, #720
Aurora, CO 80014

Stephen B. Friedman             20,625              <1%            <1%
P.O. Box 8279
Beaver Creek, CO 81620

John R. Evans                   6,875               <1%            <1%
400 Inverness Drive South
#400
Englewood, CO 80112


Zutano LLC                     376,299             13.9%           8.2%
7475 Dakin Street #607
Denver, Colorado 80221

Craig E. Lassen                209,055              7.7%           4.5%
245 Poplar Street
Denver, CO 80220


All directors and
  executive officers as
  a group (6 persons)         1,465,904            51.6%          30.9%


*Less than one percent

     In the preceding table:

     o The sole shareholder of Venture Funding, Ltd. is Andrew I. Telsey, one of our directors.

     o The sole member of Boutine Capital, LLC is Julie Graham who is the spouse of Gary Graham, the president of First Capital Investments, Inc., the agent for our 1998 private placement of promissory notes and warrants, and an agent for our August 1999 private placement of promissory notes and warrants. Julie Graham is also the sole shareholder of First Capital Investments, Inc.

     o Mr. Telsey's shares include 898,602 shares owned by Venture Funding, Ltd. of which Mr. Telsey is the sole shareholder. They also include 14,400 shares owned by trusts for which Mr. Telsey is the trustee, but for which he disclaims any beneficial ownership to the shares owned by each of them.


     o Mr. Evans' ownership does not include 67,603 shares of common stock that Convergent Communications, Inc., of which is the chief executive officer, chairman of the board and a principal shareholder, will receive when a distribution is made by Zutano of the shares of common stock LanXtra received for the sale of its assets to cavion.com. Mr. Evans disclaims beneficial ownership of the shares.

     o Zutano's shares were the shares of common stock distributed to LanXtra, Inc. for the assets of that company, which were subsequently transferred to its successor company, Zutano LLC. These shares will continue to be voted by the management of Zutano until they are distributed to the members of Zutano after the completion of this offering. The managers of Zutano are David J. Selina and Craig E. Lassen, and its principal owners are Herman D. Axelrod, Craig E. Lassen and Convergent Communications Services, Inc.

     o Mr. Lassen's shares do not include 98,520 shares of common stock that he will receive when a distribution is made by Zutano of the shares of common stock LanXtra received for the sale of its assets to cavion.com.

     o The shares owned by the executive officers and directors include or consist of the following shares acquirable upon exercise of stock options which are exercisable within 60 days of this prospectus: Mr. Selina 50,000, Mr. Aster 20,000, Mr. Marshall 16,667, Mr. Telsey 20,625, Mr. Friedman 20,625 and Mr. Evans 6,875.

     Unless otherwise noted, we believe all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

Change in control
-----------------

     As far as is known to our board of directors or management, there are no arrangements, including any pledge by any person of securities of cavion.com, the operation of which might, at a subsequent date, result in a change in control of cavion.com.

                       Description of Capital Stock

     Our authorized capital stock consists of 19,970,000 shares of Class A common stock, $.0001 par value per share; 30,000 shares of Class B common stock, $.0001 par value per share; and 10,000,000 shares of preferred stock, par value $.0001 per share.

Common stock

     The Class A and Class B common stock are identical in all respects except that the Class B common stock is subject to an option, referred to as a put, for the holder to sell the shares to us at $7.00 per share, or in the alternative, a parallel option, referred to as a call, for us to buy the shares from the holder at $7.00 per share. The put is exercisable only during a 60-day exercise period beginning on the date that is 30 days after the 100 Credit Union Date. The call is exercisable at any time after issuance of the Class B common stock and prior to the end of the exercise period. If at the end of the puts' exercise period neither the put nor the call has been exercised for any shares of Class B common stock, then each share of Class B common stock will automatically convert into one share of Class A common stock, effective on the day after the last day of the exercise period. The authorization for issuance of the Class B common stock will automatically terminate on the earlier of the date on which the exercise notices for either the put or call have been issued for the Class B common stock, or the date of automatic conversion of all outstanding shares of Class B common stock described above. After the closing of this offering, we expect to offer the Class B shareholders the option to redeem their Class B shares at $7.00 per share or to convert each Class B share into one share of our Class A common stock. Holders of the common stock are entitled to receive, as, when and if declared by the board of directors from time to time, such dividends and other distributions in cash, stock or property from our assets or funds legally available for such purposes, subject to any dividend preferences that may be attributable to preferred stock that is outstanding. Holders of the common stock are entitled to one vote for each share held of record on all matters on which shareholders may vote.

     There are no preemptive, conversion, redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution.

Preferred stock

     Our board of directors, without further action by the shareholders, is authorized to issue an aggregate of 10,000,000 shares of preferred stock in one or more series. Our board of directors may, without shareholder approval, determine the dividend rates, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights and any other preferences. No such preferred stock may have voting rights except as provided by Section 7-110-104 of Colorado law which permits voting by the holders of any class of shares on amendments to articles of incorporation that would affect the rights of holders of such class. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control without further action of the shareholders. The board of directors authorized the issuance of 770,000 shares of nonvoting Series A preferred stock in February 1999 of which 700,000 were issued to accredited investors in March and April 1999 in a private offering. The other 70,000 shares were subject to preferred stock purchase warrants issued to NTB as the placement agent for the private placement. The preferred stock purchase warrants have been terminated at NTB's request. Each share of preferred stock is convertible at any time at the holder's option into one share of Class A common stock. Automatic conversion of the preferred stock will occur upon the earlier to occur of the closing of the public offering of Class A common stock offered by this prospectus or the date specified in a notice delivered by us any time after January 1, 2004. Commencing on the date of issuance of the preferred stock through the date of conversion, each holder will receive, when, as and if declared by the board of directors, cumulative preferential dividends at the rate of 5% per year. Dividends are payable quarterly either in cash or in shares of Class A common stock at our option. All accrued and unpaid dividends will be paid upon conversion of the preferred stock. Upon any liquidation, dissolution or winding up of cavion.com, whether voluntary or involuntary, the holders of the preferred stock will be entitled to receive $6.00 per share, plus accrued and unpaid dividends on the date fixed for distribution of assets prior to and in preference to any distribution or payment of assets to holders of our common stock. Since the conversion of the preferred stock into common stock is expected to occur upon closing of this public offering, it is not expected that this right will be effected. All of the 700,000 shares of Class A common stock into which the outstanding shares of preferred stock are convertible will be registered under a separate registration statement after this offering closes. Each purchaser of our preferred stock had to agree that their registered shares of common stock could not be sold for nine months from the effective date of this prospectus without the written consent of the representative.

Preferred stock warrant

     As of June 30, 1999, we had warrants outstanding for the purchase of 70,000 shares of our preferred stock exercisable at $3.00 per share for a period of five years. The warrants were issued to NTB in connection with the February 1999 private placement of preferred stock described in the preceding paragraph. The preferred stock warrants have been terminated at NTB's request.


Common stock warrant

     We have warrants outstanding for the purchase of 30,000 shares of our Class A common stock. The warrants are exercisable for a five year period beginning on the earlier to occur of this closing or one year from the date of their issuance. The warrants are exercisable at the price per share of the shares offered in this offering, or, if this offering does not close within one year from the date of issuance of the warrants, at $6.00 per share. The warrants were issued in our August 1999 private placement of notes and warrants.

Shareholder action by written consent

     Our bylaws provide that any action that may be taken at a meeting of the shareholders may be taken without a meeting if such action is authorized by the unanimous written consent of all shareholders entitled to vote at a meeting for such purposes. Since cavion.com has numerous shareholders at this time and will have a much greater number after this offering, it is not likely that action by unanimous written consent of the shareholders is feasible.

Special meetings

     Our bylaws provide that special meetings of our shareholders may be called by the board, by our president or by one or more written demands for the meeting, stating the purposes for which it is to be held, signed and dated by the holders of shares representing at least 10 percent of all the votes entitled to be cast on any issue proposed to be considered at the meeting. This provision may make it difficult for shareholders to take action opposed by the board.

Amendments to our bylaws

     Our bylaws provide that they may be amended or repealed by the shareholders or, except to the extent limited by Colorado law, by the board of directors.

Indemnification of directors and officers

     The Colorado Business Corporation Act provides the power to indemnify and pay the litigation expenses of any officer, director or agent who is made a party to any proceeding. Our articles of incorporation also provide for indemnification of our officers and directors for liabilities arising out of their service to us to the maximum extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling cavion.com as provided in the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and thus cannot be enforced.

     Our bylaws provide that we shall indemnify any person against all liability and expense incurred by any reason of the person being or having been a director or officer of cavion.com to the full extent and in any manner that directors may be indemnified under Colorado law, our bylaws, a resolution of the board of directors or shareholders, by contract or otherwise so long as such provision is legally permissible. At the discretion of the board of directors, we may also indemnify any employee, fiduciary or agent who is not a director or officer to the same extent as a director or officer.

     Our bylaws authorize us to take steps to ensure that all persons entitled to the indemnification are properly indemnified, including if the board of directors so determines, purchasing and maintaining insurance.

     We have also entered into indemnification agreements with our officers and directors to indemnify them and to advance expenses to the fullest extent permitted by law either in connection with the investigation, defense, adjudication, settlement or appeal of a proceeding or in connection with establishing or enforcing a right to indemnification or advancement of expenses. In addition, the agreement provides that no claim or cause of action may be asserted by us against such director or officer after two years from the date of the alleged act or omission, provided that if in fact the person has fraudulently concealed the facts, then no claim or cause of action may be asserted after two years from the earlier of the date we discover the facts or the date we should have discovered such facts by the exercise of reasonable diligence. The term of the agreement and our obligations apply while the person is our agent and continues so long as the person is subject to any claim by reason of the fact that he or she served as our agent.

Limitation of liability

     Our articles of incorporation provide that none of our directors shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

          o    for any breach of the director's duty of loyalty

          o for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law

          o for the payment of unlawful dividends and specified other acts prohibited by Colorado corporate law

          o for any transaction resulting in receipt by the director of an improper personal benefit

     We have obtained directors and officers' liability insurance to provide directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts. At present, there is no material pending litigation or proceeding, and we are not aware of any material threatened litigation or proceeding, involving any director, officer, employee or agent where indemnification will be required or permitted under the articles of incorporation, our bylaws or the indemnification agreements.

Transfer agent

     The transfer agent for our common stock is American Securities Transfer & Trust, Inc. in Lakewood, Colorado.

                      Shares Eligible for Future Sale

     Sales of substantial amounts of common stock in the public market following the offering could adversely affect the market price of the common stock and adversely affect our ability to raise capital at a time and on terms favorable to us.

     Upon completion of the offering, there will be 4,606,326 shares of common stock outstanding, including the automatic conversion of 700,000 shares of Series A preferred stock into Class A common stock, assuming that the underwriters do not exercise their over-allotment option. The 1,200,000 shares sold in this offering will be freely tradable in the United States if a market for our stock develops, by persons other than our officers, directors or other affiliated parties. We have agreed to register the shares of Class A common stock that will be issued upon the automatic conversion of the Series A preferred stock upon the closing of the offering in a separate registration as soon as possible after the closing of the offering. The holders of the preferred stock have agreed not to sell their shares of preferred stock, or the shares of common stock into which the preferred shares will be converted, for a period of nine months after the date of this prospectus, without the representative's prior consent. After the nine month period has expired, and assuming the separate registration statement has become effective, these holders will be able to freely trade their shares of Class A common stock in the public market, unless such shares are held by "affiliates," as that term is defined in Rule 144(a) under the Securities Act of 1933. For purposes of Rule 144, an "affiliate" of an issuer is a person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, such issuer.

     The remaining 2,706,326 shares of common stock to be outstanding after the offering are "restricted securities" under the Securities Act. After the expiration of the lock-up arrangements that have been agreed to by the holders of these restricted shares, which are described below, the restricted shares may be sold in the public market upon the expiration of specified holding periods under Rule 144, subject to the volume, manner of sale and other limitations of Rule 144.

     In general, under Rule 144, a person holding restricted securities for at least one year, may, within any three-month period, sell in ordinary brokerage transactions, a number of shares equal to one percent of a company's then outstanding common stock, or the average weekly trading volume during the four calendar weeks prior to the person's sales.

     Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. A shareholder who is not an "affiliate" of ours and who has held the shares for at least two years, may sell the shares without any quantity limitations, manner of sale provisions or public information requirements.

     As of the date of this prospectus there were options to purchase 477,500 shares of common stock under our Equity Incentive Plan of which 160,961 are exercisable. An additional 272,500 shares are reserved for issuance under the Plan. We intend to register the shares of common stock issued, issuable or reserved for issuance under the Plan as soon as practicable following the date of this prospectus.

     Also as of the date of this prospectus there were outstanding warrants to purchase 30,000 shares of common stock. The warrants were issued in connection with our August 1999 private placement of notes and warrants.

Lock-up arrangements

     Along with our officers and directors, all of the holders of 5% or more of the common stock, or securities convertible into common stock, have agreed not to offer or sell or contract to dispose of any of their shares of common stock without the prior written consent of NTB for a period of 12 months from the effective date of this prospectus. In addition, all of the other shareholders who own shares, or securities convertible into common stock, prior to this public offering have agreed not to offer or sell or contract to dispose of any of their shares of common stock for a period of 9 months from the date of this prospectus without such written consent. Most of these shareholders have also agreed that, for a period of 18 months from the date of this prospectus, any public sale of their shares, either under Rule 144 or otherwise, will be made only in a transaction through NTB, provided that NTB's compensation is competitive with other broker-dealers. The representative has no present intention to waive or shorten the period of these lock-up arrangements.

              Certain Relationships and Related Transactions

     Our founding shareholders, Venture Funding, Ltd. and Boutine Capital, LLC acquired 1,100,000, and 900,000 shares, respectively, of our Class A common stock on August 18, 1998 for $.0001 per share. On December 21, 1998, David Selina and Jeff Marshall, members of our management, and Craig Lassen, a former member of our management, purchased 208,452 shares each of Class A common stock for $.01 per share. Their share ownership subsequently increased to 209,055 shares each as provided in the Agreement for Post-Closing Adjustments described below.

     On September 14, 1998, we entered into a Loan Agreement to loan our predecessor, LanXtra, Inc., a Colorado corporation, formerly known as Sigmacom Corporation and Cavion Technologies, Inc., up to $300,000. On December 29, 1998, cavion.com agreed to lend up to an additional $55,000 under the same terms, and advanced $35,000 of this amount. The loan was made to fund LanXtra's working capital, promotion and marketing, and development of proprietary technology and was secured by substantially all of the assets of LanXtra, including its technology. In connection with the loan, LanXtra executed a promissory note requiring monthly interest payments on the unpaid principal balance at an interest rate of 16% per year, with the entire remaining balance due on March 14, 1999. This loan was discharged on February 1, 1999, under the terms of the Asset Purchase Agreement, as described more fully below.

     In 1998, we conducted a private placement of securities which raised $370,000 through the issuance of 15% secured notes due on October 19, 2000 in the aggregate principal amount of $370,000, along with warrants to purchase 2,400 shares of our Class A common stock for every $20,000 of note principal at an exercise price of $0.01 per share. As provided in a security agreement dated October 20, 1998, the notes are secured by substantially all of our assets, now owned or acquired subsequent to that date, including cash, equipment, fixtures, general intangibles, and all products and proceeds of the foregoing collateral, accounts receivable, inventory, work in process and service contracts receivables. The October 20, 1998 security agreement contains a covenant which prohibits us from incurring any other liens on our assets. We raised an additional $100,000 through this offering in 1999. The warrants were exercisable for a period of one year after repayment of the Notes. On December 22, 1998, we accelerated the warrants' exercise period to begin on December 22, 1998. All holders exercised their warrants by February 8, 1999 and all of the shares purchased have been issued.

     We engaged First Capital Investments, Inc., a broker/dealer registered with the Securities and Exchange Commission, as our exclusive placement agent and financial advisor for the private placement. We agreed to pay First Capital commissions of 8% of the gross proceeds of the offering and reimburse expenses, not to exceed 3% of the gross proceeds of the offering, and we issued First Capital a warrant to purchase 5,640 shares of Class A common stock, which was exercised on February 8, 1999. We granted First Capital piggyback registration rights for these shares. First Capital has agreed not to exercise these rights for inclusion of its shares in this offering. First Capital has waived any commissions with respect to our 1999 private placement of preferred stock and this offering. Under the terms of the engagement, for a period of two years after the closing of our 1998 private placement, First Capital will provide us with financial advisory services and is entitled to receive 8% of the gross consideration and/or value attributed to any business combination between us and a third party that is introduced to us by First Capital or involves the work product of First Capital. First Capital and the representative have agreed that we will not be required to pay a double commission on future corporate financing. Julie Graham, the spouse of Gary Graham, is the sole member of Boutine Capital, LLC, one of our principal shareholders. Gary Graham is a principal of First Capital and Julie Graham is its sole shareholder.

     On December 31, 1998, we entered into an Asset Purchase Agreement to purchase substantially all the assets and assume the liabilities of LanXtra. The transaction closed on February 1, 1999. In exchange for the sale of its assets, LanXtra received:

     o 375,214 shares of our Class A common stock, subsequently increased to 376,299 shares

     o 28,648 shares of our Class B common stock, which were issued to replace LanXtra's nonvoting common stock.

     o    We assumed the following liabilities of LanXtra:

     o The obligations reflected on LanXtra's balance sheet and all accounts payable of LanXtra

     o The accrued salaries and benefits of employees that accepted employment with us

     o All obligations and liabilities arising on or after the closing with respect to LanXtra's assets or business

     o The amounts due to us under the loan we made to LanXtra in 1998, resulting in a discharge of that loan

     o Any liability of LanXtra in connection with the threatened lawsuit described in "Our Business - Legal Proceedings" and other contingent liabilities described in the Asset Purchase Agreement

     LanXtra was incorporated on June 26, 1992. The founding shareholders were Craig E. Lassen, Herman Axelrod, and Kirk Dennis. On August 1, 1996, the founders entered into an Investment Agreement with four investors, British Far East Holdings, Ltd., William M.B. Berger Living Trust, Martin Cooper and Fairway Realty Associates, who we call the 1996 Investors, who, in exchange for LanXtra stock, provided cash collateral in the amount of $600,000 for LanXtra's commercial loan with US Bank, N.A. made on August 1, 1996. The loan was also secured by an additional $20,000 in cash collateral provided by LanXtra. As a condition to providing the collateral for the loan, the 1996 Investors were granted benefits under a Put Agreement with LanXtra, a Share Escrow Agreement between LanXtra, the 1996 Investors and Norwest Bank Colorado, as escrow agent, a Subordination Agreement between LanXtra and its founders, and, in the case of one 1996 Investor, an Advisor's Option Agreement, each of which was dated as of August 1, 1996. Collectively, these agreements were intended to ensure the reimbursement of the 1996 Investors if LanXtra defaulted on the US Bank loan and the 1996 Investors' collateral was foreclosed. These agreements have been terminated as provided in the Termination and Modification Agreement of September 28, 1998 between LanXtra, its founders and the 1996 Investors. However, the Termination and Modification Agreement does include an obligation for LanXtra to reimburse the 1996 Investors in the event of foreclosure on their collateral by US Bank.

     We borrowed $600,000 from US Bank as provided in the Loan Agreement of January 18, 1999, which was later amended on March 24, 1999. The proceeds of the new loan were used to pay off the 1996 loan to LanXtra. The new loan bears annual interest at the rate of 1.5% over the reference rate payable monthly beginning on February 28, 1999. The principal of the loan must be paid in a single payment on December 31, 1999. The loan is secured by $620,000 cash collateral consisting of certificates of deposit and letters of credit, of which $600,000 was provided by the 1996 Investors and $20,000 was provided by us. On January 15, 1999, the Termination and Modification Agreement was amended to provide that upon closing of the Asset Purchase Agreement, the shares of Class A common stock received by LanXtra as consideration will not be distributed to its shareholders until our loan with US Bank has been paid in full or the 1996 Investors have been reimbursed for their collateral. Upon closing of the Asset Purchase Agreement with LanXtra, we assumed LanXtra's obligations under the amended Termination and Modification Agreement with the 1996 Investors.

     The LanXtra obligations we assumed also include the transactions described below. Each of the creditors of these obligations has agreed to defer repayment until 15 days after the closing of this offering.

          o On July 1 and August 1, 1992, LanXtra executed promissory notes for $25,000 in favor of Mr. Axelrod and Mr. Lassen, respectively, at an interest rate of 2% over prime. These notes were originally secured by the assets of LanXtra which are now owned by cavion.com. The original principal amounts of these notes reflects $20,000 in cash loaned by each and $5,000 each of co-signer liability on a $10,000 credit line at the Bank of Boulder that LanXtra obtained at its inception. The credit line was paid in full in August 1996, leaving an aggregate principal balance of $40,000 on the notes. We assumed the obligation to pay Mr. Axelrod and Mr. Lassen the principal balance of the notes together with interest stated above which will continue to be paid on a quarterly basis until the notes are paid in full.

          o Between September 8, 1997 and October 15, 1997, Herman Axelrod, the former president and director of LanXtra, and Mr. Lassen, also a former president and director of LanXtra, made factoring loans to LanXtra in the amounts of $50,190 and $25,000, respectively. These loans were secured by an account receivable for computer network integration work LanXtra performed for Questar Infocomm and bear interest at the rate of 3% of the loan amount for the first 30 days, and 1% for each additional 10 days until the loan is paid in full. Questar disputed the amount of LanXtra's invoice, and the dispute was settled in September 1998 under which Questar paid LanXtra the sum of $61,780. This amount was then paid against the factoring loans on September 21, 1998 as follows: $41,238 to Mr. Axelrod and $20,542 to Mr. Lassen leaving $28,331 due to Mr. Axelrod and $13,441 due to Mr. Lassen. We assumed these obligations, but no further interest will accrue on them.

          o We assumed the obligation to pay Mr. Lassen $12,500 for unpaid back salary. Between the months of October 1997 and November 1997, Mr. Lassen agreed to defer payment of salary due to a shortage of working capital during those months. No interest will accrue on this obligation.

          o We assumed the obligation to pay Mr. Axelrod $19,904 for unpaid back salary. Between the months of September 1997 and December 1997, Mr. Axelrod agreed to defer payment of salary due to a shortage of working capital during those months. No interest will accrue on this obligation.

          o We assumed the obligation to pay Convergent Communications, Inc. $78,673 for equipment purchased in connection with a customer network upgrade performed by LanXtra in December 1997, while Convergent was completing the purchase of LanXtra's network integration business.

          o On May 28, 1998, LanXtra borrowed an aggregate of $150,000 to be used for working capital from three of its shareholders, British Far East Holdings, Ltd., Martin Cooper and Fairway Realty Associates in equal amounts as provided in a Bridge Loan Agreement. On that same date, LanXtra entered into an Additional Bridge Loan Agreement with David Selina, Jeff Marshall and Randal Burtis, to borrow an additional $110,000 for working capital purposes. Of that amount, $30,000 was borrowed from Mr. Selina, $50,000 from Mr. Marshall and $30,000 from Mr. Burtis. LanXtra issued each of these shareholders and employees senior promissory notes bearing interest at 42% per year, the principal and interest of which was payable in three equal monthly installments beginning on November 1, 1998. They also received shares of LanXtra nonvoting common stock and put options to sell those shares back to LanXtra at $7.00 a share beginning on January 1, 1999. We assumed LanXtra's obligations under the senior promissory notes to pay these individuals an aggregate of $260,000 in principal and $59,480 in interest, which did not continue to accrue after the closing of the Asset Purchase Agreement. We assumed LanXtra's obligations under the Put Agreements by issuing to LanXtra at the closing of the Asset Purchase Agreement 28,648 shares of our Class B common stock. The terms of our Class B common stock contain put provisions which are identical to those in the Put Agreements except that the exercise period for the put begins 30 days after our 100 Credit Union Date, and we also have an option to purchase all or part of the Class B common stock at a price of $7.00 per share. After completion of this offering we expect to offer these shareholders the option to redeem their Class B shares at $7.00 per share, or to convert each Class B share into one share of our Class A common stock.

     LanXtra has conveyed the shares of our Class A and Class B common stock it received through the Asset Purchase Agreement and the Agreement for Post-Closing Adjustments to a newly formed limited liability company named Zutano LLC. Zutano has the same ownership as LanXtra, and will hold the shares until they are distributed to its members after the completion of this offering.

     Beginning in February 1999, we conducted a private placement of our Series A preferred stock in which we sold 700,000 shares at $3.00 per share and raised gross proceeds of $2,100,000. In accordance with the terms of our Series A preferred stock, these shares will automatically convert into 700,000 shares of Class A common stock upon the closing of this offering. The holders of the converted shares of common stock are entitled to piggyback registration rights. We engaged Neidiger, Tucker, Bruner, Inc., as our exclusive placement agent for the offering as provided in a Placement Agent Agreement dated March 10, 1999. NTB received a placement fee and non-accountable expense allowance equal to 10% and 2%, respectively, of the gross proceeds in the offering, and warrants to purchase 70,000 shares of preferred stock exercisable at $3.00 per share for a term of five years. The preferred stock purchase warrants have been terminated at NTB's request. NTB has a non-contingent right of first refusal to act as our investment banker with respect to any public or private offering or sale of any of our securities, or the securities of any subsidiary, for three years ending December 22, 2001. In addition, in the event of a closing of any such offering in the first 24 months in which NTB does not choose to act as our investment banker, we must pay NTB a fee of $200,000 and issue NTB a warrant in an amount equal to 3% of the securities sold, exercisable for five years at a purchase price of 120% of the price of the securities in that offering.

     When we closed the Asset Purchase Agreement with LanXtra, our founding shareholders, Venture Funding, Ltd. and Boutine Capital, LLC, agreed with LanXtra and our management shareholders, Mr. Selina, Mr. Marshall and Mr. Lassen, that there would be a post-closing adjustment of the shares of our Class A common stock held by these parties. Under the Agreement for Post-Closing Adjustments, Venture Funding and Boutine agreed to bear the equity cost of bringing us the first $1 million of new equity, while LanXtra and the management shareholders agreed to share in the dilution of any additional equity. This agreement was completed as of April 16, 1999, with the transfer of an aggregate of 2,894 shares of our Class A common stock from Venture Funding and Boutine to LanXtra and the management shareholders.

     On August 18, 1999, we entered into an agreement with MoneyLine America, LLC to provide on-line mortgage lending services for our credit unions and their members via our network. Fifty percent of MoneyLine America is owned by Boutine Capital, LLC, a principal shareholder of cavion.com.

     On August 31, 1999, we completed a private placement of promissory notes and warrants to purchase common stock under which we raised $300,000. The 14% notes are due on the first to occur of the closing of this offering or one year from their issuance. Each $50,000 note entitled the purchaser to warrants to purchase 5,000 shares of common stock. The warrants are exercisable for a five year period beginning on the earlier to occur of the closing of this offering or one year from the date of their issuance. The warrants are exercisable at the price per share of the shares offered in this offering, or, if this offering does not close within one year from the date of the issuance of the warrants, at $6.00 per share. First Capital and NTB acted as our placement agents and received a commission of 9%; totaling $27,000 between them.

     We have contracted with Convergent Communications Services, Inc. to provide connectivity between our network and our customers for a monthly fee, beginning on October 22, 1999. Under our contract, Convergent purchased our host site equipment for $286,000. One of our directors, John R. Evans, is the chief executive officer and chairman of the board of Convergent Communications, Inc., the parent company of Convergent Communications Services, Inc. As part of our purchase of LanXtra's assets in February 1999, we assumed LanXtra's obligation to pay Convergent Communications, Inc. $78,673 for equipment purchased in connection with a customer network upgrade performed by LanXtra in December 1997.
Convergent Communications Services, Inc. is an owner of Zutano LLC. LanXtra contributed to Zutano LLC its shares of cavion.com common stock received in the asset purchase transaction in February 1999. LanXtra also contributed to Zutano its warrants to purchase 50,000 shares of common stock of Convergent Communications, Inc. at $15.00 per share, which expire on December 3, 1999. Convergent Communications Services, Inc., as an owner of Zutano, will receive a portion of the cavion.com common stock and Convergent warrants when Zutano distributes its assets after the completion of this offering.

     We believe that each of the related party transactions described above were on terms at least as favorable as could be obtained from nonaffiliated parties. All future transactions between cavion.com and an officer, director or a principal shareholder will be on terms at least as favorable to us as could be obtained from nonrelated parties; and, in addition, any such transactions must be approved by a majority of the disinterested members of the board of directors with access to counsel.

                               Underwriting

     Subject to the terms and conditions in the underwriting agreement, the underwriters named below, for which Neidiger, Tucker, Bruner, Inc., is acting as representative, have agreed to purchase from us the respective number of shares of common stock shown opposite its name below.

                                                   Number of Shares
          Underwriter                              To Be Purchased
          -----------                              ----------------

          Neidiger, Tucker, Bruner, Inc.               485,000
          American Fronteer Financial Corporation      150,000
          First Colonial Securities Group, Inc.        125,000
          Joseph Stevens & Co., Inc.                   120,000
          EBI Securities Corporation                    40,000
          Redstone Securities, Inc.                     40,000
          Kashner Davidson Securities Corporation       40,000
          Marion Bass Securities Corp.                  40,000
          Paulson Investment Company, Inc.              40,000
          Schneider Securities, Inc.                    40,000
          Westport Resources Investment Services, Inc.  40,000
          Fox & Company                                 10,000
          Fredrick & Company, Inc.                      10,000
          National Securities Corp.                     10,000
          Smith, Moore & Co.                            10,000
                                                     ---------
          TOTAL                                      1,200,000
                                                     =========

     In the underwriting agreement, the underwriters have agreed, to purchase all shares offered by this prospectus, other than the shares covered by the underwriters' over-allotment option described below. In the event of a default by any underwriter, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

     The representative has advised us that the underwriters propose to offer the shares to the public at the initial public offering price set forth on the cover page of this prospectus, and to selected dealers at such price less a concession not in excess of $0.325 per share and that the representative and such dealers may reallow a discount of not in excess of $0.15 per share to other dealers. The offering price and the concession and discount to dealers may be changed by the representative after the initial public distribution of the shares is completed. The representative also has advised us that the underwriters do not intend to confirm sales to any accounts over which any of them exercise discretionary authority.

     We have granted the underwriters an option, expiring at the close of business 45 days after the date of this prospectus, to purchase up to 180,000 additional shares at the offering price less the 10% underwriting discount and a 2% non-accountable expense allowance. The underwriters may exercise this option only to satisfy over-allotments in the sale of the shares. We will be obligated to sell these shares to the underwriters to the extent the option is exercised. If the over-allotment option is exercised in full, the total public offering price, underwriting discount and gross proceeds to us will be $8,970,000, $897,000 and $8,073,000, respectively.

     We have agreed to pay the representative a non-accountable expense allowance of 2% of the total proceeds of the offering of which we have already paid $45,000. We have also agreed to pay all expenses in connection with qualifying the shares for sale in the states selected by the representative. The representative's expenses in excess of the non-accountable expense allowance, including its legal expenses, will be borne by the representative. To the extent that the expenses of the representative are less than the non-accountable expense allowance, the excess may be deemed additional underwriting compensation.

     Until the distribution of the shares is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and selling group members to bid for and purchase our common stock. As exceptions to these rules, the underwriters are permitted to engage in transactions that stabilize the price of the common stock. Such transactions may consist of over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which create a syndicate short position. Stabilizing transactions permit bids to purchase the common stock so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction. Such transactions, or any of them, may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions.

     Neither cavion.com nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. If these activities are commenced, they may be discontinued by the underwriters at any time without notice.

     Our directors, officers and each holder of 5% or more of our common stock have agreed not to offer, sell or otherwise dispose of their shares of cavion.com common stock for a period of 12 months after the date of this prospectus without the representative's prior written consent. Each holder who owns less than 5% of our common stock, or securities convertible into common stock, prior to the public offering has agreed not to offer or sell or otherwise dispose of any of their shares for a period of 9 months from the date of this prospectus without the prior written consent of the representative. Most of these shareholders have also agreed that, for a period of 18 months from the date of this prospectus, any public sales of their shares, either under Rule 144 or otherwise, will be made through the representative on an exclusive basis, provided that the representative's compensation is competitive with other broker-dealers.

     We have agreed to sell the representative on completion of the offering, for $100, a warrant entitling the representative or its assigns to purchase 120,000 shares of our common stock. The representative's warrant will be exercisable for a period of four years beginning one year from the date of this prospectus. The representative's warrant will contain anti-dilution provisions and permit the cashless exercise of the warrant utilizing the value of the warrants being surrendered. The exercise price of the representative's warrant is 125% of the public offering price. The warrant is not redeemable by us. The representative's warrant and the underlying common shares will be restricted from sale, transfer, assignment or hypothecation for three years after the date of this prospectus, except to officers of the representative, co-underwriters, selling group members and their officers or partners. After such three year period, the representative's warrant and the underlying common shares will be transferable provided such transfer is in accordance with the provisions of the Securities Act of 1933. We have agreed, at the representative's request, to register the common stock underlying the representative's warrant issuable upon exercise of the warrants. We may find it more difficult to raise additional equity capital while the representative's warrant is outstanding.

     The representative has agreed to provide investment banking services to us upon completion of the offering for a period of two years for a fee of $48,000, payable at the closing of the offering. We have agreed to pay the representative a fee based on the consideration paid or received by us or our shareholders or any subsidiary in any transaction, including mergers, asset sales and acquisitions, accepted by us within 3 years from the completion of the offering made by this prospectus, provided the representative introduced the other party to us. Such fee is based on a sliding scale decreasing from 5% of the first $3 million of consideration to 1% of any consideration greater than $10 million.

     We have also agreed that for a period of two years from the date of this offering, the representative shall have the right to designate one person as an advisor to our board of directors. That person will be reimbursed for his expenses in attending meetings of the board and will receive cash compensation equal to that received by outside directors but will have no power to vote as a director. We will indemnify that person against any claim arising out of his or her participation in meetings of the board to the same extent as directors. During such two-year period, we have agreed with the representative to hold at least four meetings of our board each year. We maintain a liability insurance policy with coverage for acts of our officers and directors, and we have agreed that if possible we will include the advisor designee as an insured under the policy. Any advisor designated by the representative must be acceptable to us, which acceptance will not be unreasonably withheld. The representative has not yet designated an advisor to our board.

     The representative received a $210,000 commission, a non-accountable expense allowance of $42,000, and warrants to purchase up to 70,000 shares of our preferred stock at $3.00 per share in connection with our private offering of preferred stock completed in April 1999. The warrants have been terminated at NTB's request. The representative also received a $9,000 commission in connection with our August 1999 private offering of promissory notes and warrants.

     In connection with this offering, cavion.com and the underwriters have agreed to indemnify each other against liabilities under the Securities Act and if such indemnification is unavailable or insufficient, cavion.com and the underwriters have agreed to damage contribution arrangements based upon relative benefits received from this offering and relative fault resulting from such damage.

     Prior to the offering, there has been no public market for our securities. The initial public offering price of the shares of common stock has been determined by negotiation between us and the representative. Among the factors considered in determining the initial public offering price of the shares of common stock were:

          o our earnings and other financial and operating information in recent periods

          o    our future prospects and our industry in general

          o the general condition of the securities markets at the time of this offering

          o the market prices of securities and the financial and operating information of companies engaged in activities similar to ours

     There can be no assurance, however, that the prices at which the common stock will sell in the public market after this offering will not be lower than the price at which it is sold by the underwriters.
Application has been made to have the common stock approved for quotation on the NASDAQ SmallCap Market upon completion of this offering.

     The foregoing does not purport to be a complete statement of the terms and conditions of the underwriting agreement, copies of which are on file at the offices of cavion.com, the representative and the Securities and Exchange Commission.

                          Additional Information

     We will file annual, quarterly, special reports, proxy statements, and other information with the Securities and Exchange Commission. Reports, proxy and other information can be read and copied at the SEC's Public Reference Room, 450 Fifth Street N.W., Washington, D.C. 20549. You may obtain information on the operation of Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a website at (http://www.sec.gov) that contains all information filed electronically by us.


     This prospectus constitutes a part of a registration statement on Form SB-2, together with amendments and exhibits, filed by us with the Commission under the Securities Act, for the securities offered in this prospectus. This prospectus does not contain all the information which is in the registration statement, as allowed by the rules and regulations of the Commission. We refer you to the registration statement and to the exhibits for further information with respect to cavion.com and the securities offered in this prospectus. Copies of the registration statement and the exhibits are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee. They may be examined without charge at the Commission's Public Reference Room or through the Commission's website described above . Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of the material provisions of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

     This prospectus includes statistical data regarding Internet usage and the credit union industry which were obtained from industry publications, including reports generated by Callahan, International Data Corporation, Nielson/NetRatings, Gomez Advisors, and Online Banking Report. These industry publications generally indicate that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe those industry publications to be reliable, we have not independently verified such data. We also have not sought the consent of any of these organizations to refer to their reports in this prospectus.

                        Reports to Security Holders

     We intend to distribute to our shareholders annual reports containing audited financial statements and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                                  Experts

     The audited financial statements of cavion.com and LanXtra included in this prospectus and registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of Arthur Andersen LLP as experts in accounting and auditing in giving said reports. Reference is made to such reports, which include explanatory paragraphs with respect to the uncertainty regarding cavion.com's and LanXtra's ability to continue as going concerns as discussed in Note 1 to each company's financial statements.

                               Legal Matters

     The validity of the common stock offered by this prospectus will be passed upon for us by Gorsuch Kirgis LLP, Denver, Colorado. Legal matters in connection with the offering will be passed upon for the underwriters by John G. Herbert, P.C., Denver, Colorado.

                       Index to Financial Statements

                                                                 Page
                                                                 ----

Audited financial statements:

LanXtra, Inc.
     Report of Independent Public Accountants                            F-3
     Balance Sheets at January 31, 1999, December 31,
          1998 and 1997                                                  F-4
     Statements of Operations for the one month period
          ended January 31, 1999, for the years ended
          December 31, 1998 and 1997 and for the six month
          period ended June 30, 1998                                     F-6
     Statements of Stockholders' Deficit for the one month
          ended January 31, 1999 and for the years ended
          December 31, 1998 and 1997                                     F-7
     Statements of Cash Flows for the one month period ended
          January 31, 1999, for the years ended December 31,
          1998 and 1997 and for the six month period ended
          June 30, 1998                                                 F-8
     Notes to Financial Statements                                      F-9

Cavion Technologies, Inc.
     Report of Independent Public Accountants                          F-26
     Balance Sheets at June 30, 1999, March 31, 1999 and
          December 31, 1998                                            F-27
     Statements of Operations for the six months ended
          June 30, 1999, three months ended March 31, 1999
          and for the period from Inception (August 18, 1998)
          to December 31, 1998                                        F-29
     Statements of Stockholders' Equity for the three months
          ended June 30, 1999, three months ended March 31, 1999
          and for the period from Inception (August 18, 1998) to
          December 31, 1998                                           F-30
     Statements of Cash Flows for the six months ended June 30,
          1999, three months ended March 31, 1999 and for the
          period from Inception (August 18, 1998) to December 31,
          1998                                                        F-33
     Notes to Financial Statements                                    F-34







                               LANXTRA, INC.
                 (Formerly Cavion Technologies, Inc. and Sigmacom
                  Corporation)

               FINANCIAL STATEMENTS
               AS OF JANUARY 31, 1999, DECEMBER 31, 1998 AND
               DECEMBER 31, 1997
               TOGETHER WITH REPORT OF INDEPENDENT
                 PUBLIC ACCOUNTANTS








                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To LanXtra, Inc.:

We have audited the accompanying balance sheets of LANXTRA, INC. (a Colorado corporation; formerly Cavion Technologies, Inc. and Sigmacom Corporation) as of January 31, 1999, December 31, 1998 and 1997, and the related statements of operations, stockholders' deficit and cash flows for the one-month period ended January 31, 1999 and for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LanXtra, Inc. as of January 31, 1999, December 31, 1998 and 1997, and the results of its operations and its cash flows for the one-month period ended January 31, 1999 and for the years ended December 31, 1998 and 1997 all in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Effective February 1, 1999, substantially all of the Company's assets were transferred to Cavion Technologies, Inc. in exchange for common stock and the assumption of the Company's liabilities. Subsequent to this transaction, the Company's activities will be limited to holding warrants to purchase the common stock of Convergent Communications Services, Inc. and common stock of Cavion Technologies, Inc. In April 1999, the Board of Directors resolved to form a limited liability company and contribute the Company's remaining assets into such company. The ability of the Company and its successor limited liability company to continue operations depends upon the ultimate value, if any, of the financial instruments held and the resolution of the matters discussed in Note 7. This raises substantial doubt about the Company and its successor's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.


                                             ARTHUR ANDERSEN LLP


Denver, Colorado,
May 18, 1999.




                                                               Page 1 of 2


                               LANXTRA, INC.
       (Formerly Cavion Technologies, Inc. and Sigmacom Corporation)



                              BALANCE SHEETS
                              --------------


                                                         December 31,
                                       January 31,    -----------------
                 ASSETS                    1999        1998        1997
                 ------                -----------   --------    --------

< S>
CURRENT ASSETS:
  Cash and cash equivalents              $   -       $ 52,116    $350,443
  Accounts receivable                      16,458      17,695     114,599
  Prepaids                                 33,120      38,295        -
  Inventories                               5,832       5,641        -
                                         --------    --------    --------
  Total current assets                     55,410     113,747     465,042
                                         --------    --------    --------

PROPERTY AND EQUIPMENT, at cost:
  Leasehold improvements                    7,674       7,674       7,674
  Furniture and fixtures                   44,330      44,330      44,330
  Network equipment and licensed
    software                              391,880     354,577     233,471
                                         --------    --------    --------
                                          443,884     406,581     285,475
  Less - Accumulated depreciation       (112,864)   (104,712)    (38,209)
                                         --------    --------    --------
  Property and equipment, net             331,020     301,869     247,266
                                         --------    --------    --------

DEBT ISSUANCE COSTS, net of accumulated
  amortization of $67,500, $67,500
  and $49,091, respectively                  -           -         18,409

DEPOSIT FOR LETTER OF CREDIT               20,000      20,000      20,000

OTHER ASSETS                               21,815      20,179      17,313
                                         --------   ---------    --------
TOTAL ASSETS                             $428,245    $455,795    $768,030
                                         ========   =========    ========

              The accompanying notes to financial statements
               are an integral part of these balance sheets.





                                                               Page 2 of 2



                               LANXTRA, INC.
       (Formerly Cavion Technologies, Inc. and Sigmacom Corporation)

                              BALANCE SHEETS
                              --------------


                                                         December 31,
                                       January 31,   --------------------
LIABILITIES AND STOCKHOLDERS' DEFICIT      1999        1998        1997
-------------------------------------  -----------   --------    --------

CURRENT LIABILITIES:
  Accounts payable                     $  256,222  $  118,942  $   81,032
  Bank overdraft                           19,397       -           -
  Accrued liabilities                     186,444     171,908     211,347
  Accrued interest                        114,322     105,401       9,095
  Deferred revenue and deposits           214,712     198,884       8,695
  Related party collateralized loans       13,410      13,410      75,190
  Current portion of capital
    lease obligations                      30,279      32,363      17,661
  Notes payable to stockholders           300,000     300,000      40,000
  Note payable to Cavion                  335,000     335,000        -
  Revolving line of credit                600,000     600,000     600,000
                                        ---------   ---------   ---------
Total current liabilities               2,069,786   1,875,908   1,043,020
                                        ---------   ---------   ---------

LONG-TERM LIABILITIES:
  Capital lease obligations                32,832      32,832      20,475

PUTABLE COMMON STOCK; 58,648, 58,648
  and 30,000 shares issued and
  outstanding, respectively
    (stated at accreted value;
      total redemption value of
      approximately $2.0 million)       1,700,236   1,650,236     837,500

COMMITMENTS AND CONTINGENCIES
  (Notes 1 and 7)

STOCKHOLDERS' DEFICIT:
  Common stock; $.01 par value,
    1,000,000 shares authorized;
    315,112, 315,112 and 286,464
    shares issued, and outstanding
    including 58,648, 58,648 and
    30,000 shares, respectively,
    of putable common stock                 3,151       3,151       2,865
  Additional paid-in capital              410,735     410,735     410,735
  Accumulated deficit                 (3,788,495) (3,517,067) (1,546,565)
      ---------                         ---------   ---------   ---------
  Total stockholders' deficit         (3,374,609) (3,103,181) (1,132,965)
      ---------                         ---------   ---------   ---------
  TOTAL LIABILITIES AND STOCKHOLDERS'
    DEFICIT                            $  428,245  $  455,795  $  768,030
                                        =========   =========   =========

              The accompanying notes to financial statements
               are an integral part of these balance sheets.



                                                               Page 1 of 2
                               LANXTRA, INC.
       (Formerly Cavion Technologies, Inc. and Sigmacom Corporation)

                         STATEMENTS OF OPERATIONS
                         ------------------------

                                                One-Month
                                               Period Ended    Year Ended
                                               January 30,    December 31,
                                                   1999           1998
                                               ------------   ------------

REVENUE:
  Network access and
    connectivity fees                           $  24,381     $   147,965
  Installation services                            12,800          63,031
  Software licensing fees                             669           4,026
                                                ---------     -----------
      Total revenue                                37,850         215,022
                                                ---------     -----------

COST OF REVENUE:
  Network access and connectivity                  15,645         136,903
  Installation services                            16,253          85,516
                                                ---------     -----------
      Total cost of revenue                        31,898         222,419
                                                ---------     -----------
      Gross profit (loss)                           5,952         (7,397)
                                                ---------     -----------

OPERATING EXPENSES:
  General and administrative                      181,731         869,293
  Research and development                         31,580         248,599
                                                ---------     -----------

      Total operating expenses                    213,311       1,117,892
                                                ---------     -----------
LOSS FROM OPERATIONS                            (207,359)     (1,125,289)

INTEREST EXPENSE                                 (64,069)       (997,503)

OTHER INCOME                                         -            152,290
                                                ---------     -----------
LOSS FROM CONTINUING OPERATIONS                 (271,428)     (1,970,502)

DISCONTINUED OPERATION:
  Gain from disposal of discontinued
    operation                                        -               -
  Income from operations of
    discontinued operation                           -               -
                                                ---------     -----------
                                                     -               -
                                                ---------     -----------

NET LOSS                                       $(271,428)    $(1,970,502)
                                                =========     ===========

BASIC AND DILUTED NET LOSS FROM
  CONTINUING OPERATIONS PER SHARE                 $(1.06)       $   (7.66)
                                                   ======       =========

  BASIC AND DILUTED NET LOSS
    PER SHARE                                     $(1.06)       $   (7.66)
                                                   ======       =========

WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING - BASIC AND DILUTED                 256,464         257,319
                                                =========     ===========





                                                               Six-Month
                                                Year Ended    Period Ended
                                               December 31,     June 30,
                                                   1997           1999
                                               ------------   ------------
(unaudited)

REVENUE:
  Network access and
    connectivity fees                           $   24,430   $    72,457
  Installation services                                  -        19,227
  Software licensing fees                                -         1,237
                                                ----------   -----------
  Total revenue                                     24,430        92,921

COST OF REVENUE:
  Network access and connectivity                   51,688        66,398
  Installation services                               -           17,999
                                                ----------   -----------
  Total cost of revenue                             51,688        84,397
                                                ----------   -----------
  Gross profit (loss)                             (27,258)         8,524
                                                ----------   -----------

OPERATING EXPENSES:
  General and administrative                       673,034       348,959
  Research and development                         363,741       120,177
                                                ----------   -----------

  Total operating expenses                       1,036,775       469,136
                                                ----------   -----------
LOSS FROM OPERATIONS                           (1,064,033)     (460,612)

INTEREST EXPENSE                                 (808,822)     (433,573)

OTHER INCOME                                        37,361        20,986
                                                ----------   -----------
LOSS FROM CONTINUING OPERATIONS                (1,835,494)     (873,199)

DISCONTINUED OPERATION:
  Gain from disposal of discontinued
    operation                                      418,848          -
  Income from operations of
    discontinued operation                         653,528          -
                                                ----------   -----------
                                                 1,072,376          -
                                                ----------   -----------

NET LOSS                                       $ (763,118)    $(873,199)
                                                ==========   ===========

BASIC AND DILUTED NET LOSS FROM
  CONTINUING OPERATIONS PER SHARE               $   (8.86)    $   (3.40)
                                                ==========     =========

  BASIC AND DILUTED NET LOSS
    PER SHARE                                   $   (3.68)    $   (3.40)
                                                ==========     =========

WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING - BASIC AND DILUTED                  207,205       256,464
                                                ==========    ==========

              The accompanying notes to financial statements
                 are an integral part of these statements.



                               LANXTRA, INC.
       (Formerly Cavion Technologies, Inc. and Sigmacom Corporation)

                    STATEMENTS OF STOCKHOLDERS' DEFICIT
                    -----------------------------------

               FOR THE ONE MONTH ENDED JANUARY 31, 1999 AND
               --------------------------------------------

              FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
              ----------------------------------------------

                                            Common Stock
                                               Shares
                                        (Including Shares of
                                       Putable Common Stock)    Amount
                                       ----------------------   ------

BALANCES, December 31, 1996                  230,000          $  2,300

  Exercise of stock options by an
    employee at an exercise price
    of $.01 in May 1997                        5,000                50

Issuance of common stock for cash at $7.77
  per share in connection with the sale of
  discontinued operation                      51,464               515

  Net loss                                      -                 -
                                            --------          --------

BALANCES, December 31, 1997                  286,464             2,865

  Issuance of putable common stock            28,648               286

  Net loss                                      -                 -
                                           ---------         ---------

BALANCES, December 31, 1998                  315,112             3,151

  Net loss                                      -                 -
                                           ---------         ---------

BALANCES, January 31, 1999                   315,112             3,151
                                           =========         =========



                                           Additional
                                            Paid-In         Accumulated
                                            Capital           Deficit
                                          -----------       -----------

BALANCES, December 31, 1996                 $ 11,250       $ (783,447)

  Exercise of stock options by an
    employee at an exercise price
    of $.01 in May 1997                         -                 -

Issuance of common stock for cash at $7.77
  per share in connection with the sale of
  discontinued operation                     399,485              -

  Net loss                                      -            (763,118)
                                           ---------        ----------

BALANCES, December 31, 1997                  410,735       (1,546,565)

  Issuance of putable common stock              -                 -

  Net loss                                      -          (1,970,502)
                                           ---------        ----------

BALANCES, December 31, 1998                  410,735      $(3,517,067)

  Net loss                                      -            (271,428)
                                           ---------        ----------

BALANCES, January 31, 1999                $  410,735      $(3,788,495)
                                           =========        ==========






                                             Total
                                         Stockholders'
                                            Deficit
                                         -------------

BALANCES, December 31, 1996              $ (769,897)

  Exercise of stock options by an
    employee at an exercise price
    of $.01 in May 1997                           50

  Issuance of common stock for cash at
    $7.77 per share in connection with
    the sale of discontinued operation       400,000

    Net loss                               (763,118)
                                          ----------

BALANCES, December 31, 1997              (1,132,965)

  Issuance of putable common stock               286

  Net loss                               (1,970,502)
                                          ----------

BALANCES, December 31, 1998             $(3,103,181)

  Net loss                                 (271,428)
                                          ----------

BALANCES, January 31, 1999              $(3,374,609)
                                          ==========



              The accompanying notes to financial statements
                 are an integral part of these statements.





                               LANXTRA, INC.
       (Formerly Cavion Technologies, Inc. and Sigmacom Corporation)

                         STATEMENTS OF CASH FLOWS
                         ------------------------

                                               One-Month
                                              Period Ended   Years Ended
                                              January 31,    December 31,
                                                  1999           1998
                                              -----------    ------------
                                              (unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                    $(271,428)     $(1,970,502)
  Adjustments to reconcile net loss to net
    cash used in operating activities-
      Depreciation and amortization                8,152           84,912
      Gain from disposal of discontinued
        operations                                  -                -
      Provision for doubtful accounts               -                -
      Accretion of putable stock                  50,000          612,200
      Accretion of discount on bridge loan          -             200,536
    Change in operating assets and
     liabilities-
      Accounts receivable                          1,237           96,904
      Prepaids and inventories                     4,984         (43,936)
      Other assets                               (1,636)          (2,866)
      Accounts payable                           137,280           37,910
      Accrued liabilities                         23,457           56,867
      Deferred revenue                            15,828          190,189
      Decrease in net assets of
        discontinued operations                     -                -
                                               ---------      -----------

      Net cash used in operating activities     (32,126)        (737,786)
                                               ---------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment            (37,303)         (71,154)
  Proceeds from disposal of discontinued
    operations                                      -                -
                                               ---------      -----------
      Net cash (used in) provided by
        investing activities                    (37,303)         (71,154)
                                               ---------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash overdraft                                  19,397             -
  Proceeds from issuance of common stock            -                 286
  Repayments of related party loans                 -            (61,780)
  Cash received on related party loans              -                -
  Repayments of stockholder notes                   -                -
  Cash received from stockholder notes              -             260,000
  Cash received from Cavion                         -             335,000
  Payment on capital lease obligations           (2,084)         (22,893)
                                               ---------      -----------
      Net cash provided by financing
        activities                                17,313          510,613
                                               ---------      -----------

NET (DECREASE) INCREASE IN CASH
  AND CASH EQUIVALENTS                          (52,116)        (298,327)

CASH AND CASH EQUIVALENTS,
  beginning of period                             52,116          350,443
                                               ---------      -----------

CASH AND CASH EQUIVALENTS,
  end of period                                     -         $    52,116
                                               =========      ===========

SUPPLEMENTAL DISCLOSURE OF NON-CASH
  INVESTING AND FINANCING ACTIVITIES:
    Property acquired with capital leases           -         $    49,952
                                               =========      ===========
    Putable common stock issued in
      conjunction With stockholder notes            -         $   200,536
                                               =========      ===========
    Cash paid for interest                         5,148      $    88,461
                                               =========      ===========


                                              Years Ended     Six-Month
                                              December 31,   Period Ended
                                                  1997      June 30, 1999
                                              ------------  -------------
                                                             (unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                    $(763,118)     $(873,199)
  Adjustments to reconcile net loss to net
    cash used in operating activities-
      Depreciation and amortization               58,284         39,662
      Gain from disposal of discontinued
        operations                             (418,848)           -
      Provision for doubtful accounts             20,923           -
      Accretion of putable stock                 577,500        306,100
      Accretion of discount on bridge loan          -            28,648
    Change in operating assets and
     liabilities-
      Accounts receivable                      (135,522)          6,869
      Prepaids and inventories                      -           (9,906)
      Other assets                               (7,970)        (1,164)
      Accounts payable                            69,186       (32,860)
      Accrued liabilities                        184,169        123,225
      Deferred revenue                             8,695         40,654
      Decrease in net assets of
        discontinued operations                   64,884           -
                                               ---------      ---------

      Net cash used in operating
        activities                             (341,817)      (371,971)
                                               ---------       --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment           (181,422)       (30,959)
  Proceeds from disposal of
    discontinued operations                      475,000           -
                                               ---------      ---------
      Net cash (used in) provided by
        investing activities                     293,578       (30,959)
                                               ---------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash overdraft                                    -              -
  Proceeds from issuance of common stock         400,050            286
  Repayments of related party loans)            (50,000)           -
  Cash received on related party loans            75,190           -
  Repayments of stockholder notes               (28,721)           -
  Cash received from stockholder notes              -           260,000
  Cash received from Cavion                         -              -
  Payment on capital lease obligations           (6,625)       (10,935)
                                               ---------      ---------
      Net cash provided by financing
        activities                               389,894        249,351
                                               ---------      ---------

NET (DECREASE) INCREASE IN CASH
  AND CASH EQUIVALENTS                           341,655      (153,579)

CASH AND CASH EQUIVALENTS,
  beginning of period                              8,788        350,443
                                               ---------      ---------

CASH AND CASH EQUIVALENTS,
  end of period                                $ 350,443      $ 196,864
                                               =========      =========

SUPPLEMENTAL DISCLOSURE OF NON-CASH
  INVESTING AND FINANCING ACTIVITIES:
    Property acquired with capital leases      $  44,761      $  16,881
                                               =========      =========
    Putable common stock issued in
      conjunction with stockholder
      notes                                    $    -         $ 200,536
                                               =========      =========
    Cash paid for interest                     $  66,496      $  39,750
                                               =========      =========


              The accompanying notes to financial statements
                 are an integral part of these statements.



                               LANXTRA, INC.
       (Formerly Cavion Technologies, Inc. and Sigmacom Corporation)

                       NOTES TO FINANCIAL STATEMENTS
                       -----------------------------

                 FOR THE PERIOD ENDED JANUARY 31, 1999 AND
                 -----------------------------------------

                FOR YEARS ENDED DECEMBER 31, 1998 AND 1997
                ------------------------------------------

                   (Information as of June 30, 1998 and
                for the six months then ended is unaudited)

(1)  DESCRIPTION OF BUSINESS
     -----------------------

     Organization
     ------------

Sigmacom Corporation ("Sigmacom")was incorporated under the laws of the state of Colorado on June 26, 1992. In 1998 Sigmacom changed its name to Cavion Technologies, Inc. Effective January 1999, Cavion Technologies, Inc. changed its name to LanXtra, Inc. ("LanXtra" or the "Company"). Before 1998, the Company was engaged in integrating computer networks and communications technologies for financial institutions, Fortune 1000 companies and government agencies. On December 3, 1997, the Company entered into an asset purchase agreement with Convergent Communications Services, Inc. ("Convergent") for the sale of certain assets of the Company, including all assets related to the Company's network integrator business, including, without limitation, the name, "Sigmacom".

Since January 1, 1998, the Company has been engaged in developing and marketing a suite of network products and services for the credit union industry that includes: (1) a secure network that enables access via the internet or an intranet; (2) secure internet financial products such as internet banking software; and (3) secure internet access services for credit unions.

Subsequent to the transaction discussed below, the Company's activities will be limited to holding warrants for the purchase of Convergent common stock and common stock of the new Cavion Technologies, Inc. Further, in April 1999, the Board of Directors resolved to form a limited liability company and contribute the Company's remaining assets into such company. The ability of the Company and its successor limited liability company to continue operations depends upon the ultimate value, if any, of the financial instruments held and the resolution of the matters discussed in
Note 7. This raises substantial doubt about the Company and its successor's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

     Transfer of the Company's Assets, Liabilities and Operations
     ------------------------------------------------------------

In August 1998, the Company signed a letter of intent to transfer its assets and operations to a company to be renamed Cavion Technologies, Inc. ("Cavion"). In December 1998, the Company signed an Asset Purchase Agreement (the "Purchase Agreement") with Cavion for the transfer of substantially all the assets of the Company in exchange for 375,214 shares and 28,648 shares of Cavion's Class A and B common stock, respectively, and the assumption of liabilities. Also in December 1998, management shareholders of LanXtra received 625,356 shares of Class A common stock directly from Cavion. These management shareholders held sufficient voting shares, directly and indirectly through irrevocable proxies, to approve the transaction with Cavion.

The Class A common stock and Class B common stock of Cavion are alike in all respects, except that the Class B common shareholders have the option to put those shares to Cavion for $7 per share and a parallel call option is held by Cavion. The Class A common stock issued to the Company represents approximately 12% of the common equity of Cavion. The Purchase Agreement was consummated on February 1, 1999 and Cavion has subsequently assumed the operations of the Company. During the period from August 1998 through February 1, 1999, Cavion provided loans to the Company totaling $335,000 at January 31, 1999. Such loans were forgiven as part of the transaction. In management's opinion, the purchase of the Company's assets and assumption of its liabilities by Cavion will qualify under Internal Revenue Code regulations as a tax free reorganization.

Upon consummation of the Purchase Agreement, several of the Company's contractual arrangements were significantly modified. The Company's Investment Agreement, warrant and option agreements were cancelled and certain debt maturities were rescheduled by the creditors (see Notes 3 and 5).

Cavion is an entity formed by various third parties to acquire the business conducted by the Company. Through January 31, 1999, Cavion had raised $370,000 through debt offerings, $335,000 of which was advanced to the Company as of January 31, 1999. In February 1999, Cavion conducted a private placement of its Series A preferred stock, raising approximately $2 million.

The business now conducted by Cavion has never been profitable, and there is substantial risk associated with the Company's investment in Cavion common stock. It is probable that the value of this common stock will be highly volatile and it is reasonably possible that the ultimate value realized from the stock could be zero.


(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     ------------------------------------------

     Interim Financial Statements (unaudited)
     ----------------------------------------

The interim financial statements as of and for the six months ended June 30, 1998, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation. The results of operations for the interim period is not necessarily indicative of the results for the entire year.

     Basis of Presentation
     ---------------------

Accounting for transactions during the one-month period ending January 31, 1999, is on the same basis of accounting as for the years ended December 31, 1998 and 1997. The Company has presented information as of and for the one-month period ended January 31, 1999, as this represents the final period in which the business transferred to Cavion was conducted by the Company.

     Use of Estimates
     ----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents
     -------------------------

The Company considered all highly liquid investments with original maturities of three months or less to be cash equivalents.

     Fair Value of Financial Instruments
     -----------------------------------

The fair value of the Company's cash and cash equivalents, trade receivables and payables approximated their carrying amounts due to their short-term nature. The fair value of the Company's other financial instruments are as follows:

                                                  January 31, 1999 and
                                                   December 31, 1998
                                               -------------------------
                                                             Approximate
                                                Carrying         Fair
                                                 Amount         Value
                                               ----------    -----------

Related party collateralized loans             $   13,410     $  11,000
Notes payable to stockholders                     300,000       260,000
Revolving line of credit                          600,000       600,000
Putable stock                         1,700,236/1,650,236       175,000


                                                   December 31, 1997
                                               -------------------------
                                                             Approximate
                                                Carrying         Fair
                                                 Amount         Value
                                               ----------    -----------

Related party collateralized notes             $   75,190     $   6,000
Notes payable to stockholders                      40,000         3,000
Revolving line of credit                          600,000       600,000
Putable stock                                     837,500        15,000


Fair values at January 31, 1999 and December 31, 1998 have been estimated using the values placed on them by the buyer in the transaction described above. Fair values at December 31, 1997, have been estimated based upon the terms of subsequent financings.

     Concentration of Credit Risk
     ----------------------------

Financial instruments which potentially subjected the Company to concentrations of credit risk were accounts receivable, which were concentrated among credit union customers. The Company performed ongoing credit evaluations of its customers' financial condition and generally required no collateral. Additionally, the Company managed a portion of its credit risk by billing certain services in advance. The Company had no significant financial instruments with off-balance sheet risk of accounting loss, such as foreign exchange contracts, option contracts or other hedging arrangements.

     Property and Equipment
     ----------------------

Property and equipment were recorded at cost and depreciated using the straight-line method over the lesser of the lease term or their estimated lives as follows:

          Furniture and fixtures                          7 years
          Computer equipment                          3 - 5 years
          Licensed software                               3 years
          Leasehold improvements                Life of the lease


     Impairment of Long-Lived Assets
     -------------------------------

The Company reviewed its long-lived assets for impairment whenever events or changes in circumstances indicated that the carrying amount of an asset may not be recoverable from future undiscounted cash flows. During 1997 and 1998 and in January 1999, no impairment losses were recorded.

     Accrued Liabilities
     -------------------

Accrued liabilities consist of the following:

                                                        December 31,
                                       January 31,  -------------------
                                           1999       1998       1997
                                       -----------  --------   --------

     Wages payable and accrued
       vacation                          $48,545     $ 44,661  $ 30,924
     Accrued vendor payable               78,673       78,673    78,673
     Accrued professional fees            41,257       27,500     9,657
     Other liabilities                    17,969       21,074    92,093
                                        --------     --------  --------
     Total accrued liabilities          $186,444     $171,908  $211,347
                                        ========     ========  ========

     Income Taxes
     ------------

A current provision for income taxes was recorded for actual or estimated amounts payable or refundable on tax returns filed or to be filed for each year. Deferred income tax assets and liabilities were recorded for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets and liabilities and carryforwards. The overall change in deferred tax assets and liabilities for the period measured the deferred tax expense for the period. Effects of changes in tax laws on deferred tax assets and liabilities were reflected as adjustments to tax expense in the period of enactment. Deferred tax assets were recognized for the expected future tax effects of all deductible temporary differences, loss carryforwards and tax credit carryforwards. Deferred tax assets were then reduced, if deemed necessary, by a valuation allowance for the amount of any tax benefits which, more likely than not based on current circumstances, were not expected to be realized.

     Net Loss Per Share
     ------------------

The Company reports net loss per share in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" which requires the presentation of both basic and diluted earnings (loss) per share. Basic net loss per common share has been computed based upon the weighted average number of shares of common stock outstanding during the period, excluding putable common stock as an assumed cash settlement is more dilutive than a share settlement. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period if the effect of the potential common shares is dilutive. The Company has excluded the weighted average effect of common stock issuable upon exercise of all warrants and options for common stock from the computation of diluted earnings per share as the effect of all such securities is anti-dilutive for all periods presented. The shares excluded (without regard to the treasury stock method) are as follows:

          For the year ended December 31:
            1998                           531,978
            1997                           307,113

There are no such shares excluded for the month ended January 31, 1999, due to the cancellation of options and warrants at December 31, 1998.

Basic and diluted net loss per share is computed using the following average shares outstanding:

                                                                    Six
                                                 Years Ended       Months
                                  Month Ended    December 31,      Ended
                                  January 31,  ----------------   June 30,
                                      1999       1998     1997      1998
                                  -----------  -------  -------   --------

Weighted average shares
  outstanding                        315,112    304,130  237,205  290,557
Less:  Weighted average
  shares of putable stock           (58,648)   (46,811) (30,000) (34,093)
                                     -------    -------  -------  -------
Net weighted average
  shares outstanding                 256,464    257,319  207,205  256,464
                                     =======    =======  =======  =======

     Stock Based Compensation
     ------------------------

The Company accounted for its employee stock option plans and other employee stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations. The Company adopted the disclosure-only provisions of SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"), which allows entities to continue to apply the provisions of APB 25 for transactions with employees and provide pro forma disclosures for employee stock grants made in 1997 and future years as if the fair-value-based method of accounting in SFAS No. 123 had been applied to these transactions. The Company accounted for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123.

     Revenue Recognition
     -------------------

The Company generated revenue from three sources: (1) service revenue for the installation of internet access equipment at customer sites, (2) software license fees, and (3) recurring monthly network access and connectivity fees. Service revenue was recognized as the services were performed. Software license arrangements typically provided for enhancements over the term of the arrangement, and software license fees were generally received in advance, deferred and recognized ratably over the term of the arrangement. Network access and connectivity fees were typically billed in advance and recognized in the month that the access/connectivity was provided.

     Software Development Costs
     --------------------------

Capitalization of software development costs commenced upon the establishment of technological feasibility of the software product. The Company's software products were deemed to be technologically feasible at the point the Company commenced field testing of the software. The period from field testing to general customer release of the software was brief and the costs incurred during this period were insignificant.
Accordingly, the Company did not capitalize any qualifying software development costs.

     Comprehensive Income
     --------------------

Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. From its inception through January 31, 1999, there were no differences between comprehensive loss and net loss.

     Segment Information
     -------------------

In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. In accordance with the provisions of SFAS No. 131, the Company has determined that it had one reportable operating segment at December 31, 1998 and January 31, 1999.

     Recently Issued Accounting Pronouncement
     ----------------------------------------

     Statement of Financial Accounting Standards No. 133

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). The Company is required to adopt SFAS No. 133 in the year ended December 31, 2000. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. The Company's derivative financial instruments include a written put on the Company's common stock and the Convergent warrants (Note 8).

     Reclassifications
     -----------------

Certain amounts in the 1997 financial statements have been reclassified to conform to the current year presentation.

(3)  DEBT
     ----

     Revolving Line of Credit
     ------------------------

In 1996, the Company entered into a two-year revolving line of credit (the "Revolving Line of Credit") with a bank which allows for borrowings up to $600,000. Interest accrues at a rate equal to the Bank's reference rate plus 1.5% (9.25%, 9.25% and 10% at January 31, 1999, December 31, 1998 and
1997, respectively). The Revolving Line of Credit is collateralized by letters of credit issued by the Company and certain stockholders as well as by agreements among certain stockholders (see Note 5). In 1998, the Revolving Line of Credit was extended and all amounts outstanding were due on January 31, 1999. As part of the Purchase Agreement, the Revolving Line of Credit was assumed by Cavion and the maturity date of the loan was extended to December 31, 1999.

As part of the 1997 asset sale agreement with Convergent, it was agreed that the Company would be reimbursed for interest expense incurred on the Revolving Line of Credit if certain revenue targets were achieved on the line of business sold. In 1998, Convergent reimbursed the Company for interest expense totaling $30,334 until June 30, 1998, when such reimbursements were discontinued because the revenue targets were not met.

     Notes Payable to Stockholders
     -----------------------------

The notes payable to stockholders consist of eight notes totaling $300,000 at January 31, 1999, and December 31, 1998. Two of the notes have an aggregate principal balance of $40,000 and accrue interest at a rate of prime plus 2% (9.75%, 9.75% and 10.5% as of January 31, 1999, December 31, 1998 and 1997, respectively). During 1999, 1998 and 1997, the Company continued to accrue interest in accordance with the terms of the notes. The notes are unsecured.

Effective May 28, 1998, the Company entered into six note payable agreements (the "Bridge Loans") with certain stockholders and management (the "Lenders"), whereby the Company borrowed $260,000. Interest on the Bridge Loans was payable at the rate of 42% per year. Under the original terms of the Bridge Loans, the principal was payable in monthly installments and the balance, including accrued interest, was due on January 1, 1999. In connection with the Purchase Agreement, the maturity was extended to the date on which Cavion obtains 100 credit union customers (the "100 Credit Union Date"). In addition, interest terms were amended such that no interest will accrue after December 31, 1998. The Bridge Loans are unsecured.

As additional consideration for the Bridge Loans, the Lenders were issued 28,648 shares of the Company's nonvoting common stock for $.01 per share. The Lenders had the right to sell these shares back to the Company for a purchase price of $7 per share, during a 60-day period beginning January 1, 1999. As a result of this transaction, $200,536 was recorded as a debt discount and accreted as interest expense in 1998. The common stock was accreted to its redemption value at December 31, 1998. The right to sell shares back to the Company was canceled in conjunction with the Purchase Agreement, in exchange for the stockholders being granted the same rights in 28,648 shares of Cavion's Class B common stock.

     Note Payable
     ------------

On September 14, 1998, the Company entered into a loan agreement with Cavion to borrow up to $300,000, at an interest rate of 16% and a maturity date of March 14, 1999. The note was secured by substantially all of the tangible and intangible assets of the Company (including its technology). On December 29, 1998, Cavion agreed to lend up to an additional $55,000 under the same terms, and advanced $35,000 of this amount. As part of the Purchase Agreement, this loan was forgiven.

     Related Party Collateralized Loans
     ----------------------------------

The Company entered into factoring agreements (the "Agreements") with management and a stockholder of the Company. Accrued interest as of January 31, 1999, December 31, 1998 and 1997, under the Agreements was $27,952, $27,952 and $6,905, respectively, and is included in accrued interest in the accompanying financial statements. Under the terms of the Agreements, interest accrued on the outstanding balances at a rate of 3% for the first 30 days and 1% for each additional 10 days until the outstanding balances were paid in full. In connection with the Purchase Agreement, the maturity of these loans was extended to the 100 Credit Union Date. In addition, interest terms were amended such that no interest will accrue after February 1, 1999.

(4)  CAPITAL LEASE OBLIGATIONS
     -------------------------

The Company entered into various capital lease agreements related to computers and various office equipment. The capital leases have terms ranging from 24 to 36 months with interest rates ranging between 11.4% and 20.3%.

As of December 31, 1998, the present value of future minimum lease payments are as follows:

     Year Ending December 31,
          1999                                      $ 39,509
          2000                                        21,513
          2001                                        15,578
                                                    --------
                                                      76,600
          Less: amounts representing interest       (11,405)
                                                    --------
                                                      65,195
          Less: current portion                     (32,363)
                                                    --------
          Long-term capital lease obligation        $ 32,832
                                                    ========

The net book value of assets under capital lease obligations as of January 31, 1999 was $65,069.

(5)  STOCKHOLDERS' DEFICIT
     ---------------------

     Investment Agreement
     --------------------

In August 1996, the Company entered into an investment agreement (the "Investment Agreement") under which the Company sold 30,000 shares of common stock to an investor group at par value, subject to a put option agreement (the "Put Options"). The investor group provided letters of credit for $600,000 to secure the Company's Revolving Line of Credit. The Put Options were exercisable for a 60-day period beginning August 1, 1999.

The original terms of the Put Options provided that they would be canceled if the Company completes a public stock offering and repaid the Revolving Line of Credit. The amounts to be redeemed under the Put Options were being accreted over the period to their exercise date using the straight line method, and has been included in interest expense in the accompanying statements of operations. Contingent upon consummation of the Purchase Agreement with Cavion, the investor group, under a separate agreement, has agreed to cancel the Put Options. The letters of credit provided by the investor group continue to secure the Company's Revolving Line of Credit until it is repaid by Cavion. However, LanXtra is obligated to reimburse the investor group in the event of foreclosure on their collateral.

If Cavion defaults on the Revolving Line of Credit, 171,000 shares of the Company's outstanding common stock held by certain members of the Company's investor group are to be forfeited and transferred back to the Company.

     Warrants
     --------

The Investment Agreement required that if the Company repaid its Revolving Line of Credit but failed to complete a qualified initial public offering by January 31, 2000, the investor group would be issued warrants to purchase 30,000 shares of common stock. The warrants will have an exercise price equal to the book value per share on December 31, 1999, and are exercisable anytime within three years from the date of issuance. As part of the Purchase Agreement, such warrants were canceled.

The Company also issued a stockholder warrants to purchase 7,113 shares of common stock in consideration for services performed in connection with the Investment Agreement. The warrants had an exercise price of $ 7.70 and are exercisable upon the expiration or the exercise of the Put Option. No value was attributed to these warrants as it was unlikely these warrants would be exercised prior to the exercise date. As part of the Purchase Agreement, such warrants were canceled.

     Stock Options
     -------------

In 1997, the Company adopted a stock option plan. Stock options to employees were granted at various exercise prices and vested between one and five years.

The following table summarizes stock option activity for the plan:

                                           1998                1997
                                     ----------------   -----------------
                                            Weighted            Weighted
                                            Average             Average
                                            Exercise            Exercise
                                   Shares    Price     Shares    Price
                                   ------   --------   ------   --------

Outstanding at beginning of year   270,000   $ 7.50      5,000    $0.01
     Granted                       196,217     4.60    292,105    $6.94
     Cancelled                   (466,217)    (5.93)  (22,105)    $0.01
     Exercised                        -        -       (5,000)    $0.01
                                   -------   ------    -------    ------
Outstanding at end of year            -      $ -       270,000    $7.50

Weighted average fair value of options
     granted during the year                  $1.79               $1.63
                                              =====               =====

As of December 31, 1998, all outstanding options for common stock were canceled.

Under the fair value approach of SFAS 123, the total fair value of options granted under the Plan during 1997 was approximately $478,000. If the Company had accounted for its stock option plan in accordance with SFAS 123, the Company's net loss and pro forma net loss would have been reported as follows:


                                                  1998          1997
                                              ------------   ----------

     Net loss:           As reported         $(1,970,502)   $(763,118)
                                              ===========    =========
                         Pro forma           $(2,321,196)   $(819,242)
                                              ===========    =========

     Per share data:     As reported               $(7.66)     $(3.68)
                                                   ======       ======

                         Pro forma                 $(9.02)     $(3.95)
                                                   ======       ======

The fair value of each option grant was estimated on the date of the grant using the minimum value method. Assumptions used to calculate the fair value were risk free interest rates of 6.22% to 6.25%, no dividend yields, an expected life of three to five years and volatility of .001%.

(6)  INCOME TAXES
     ------------

From inception, the Company has generated losses for both financial reporting and tax purposes. At January 31, 1999, December 31, 1998 and 1997, the Company had a net operating loss carryforward for income tax purposes of approximately $1,550,000, $1,328,000 and $530,000, respectively. These would expire beginning in 2011 through 2018, if not utilized. The net loss carryforwards resulted in a deferred tax asset of approximately $613,000, $530,000 and $199,000 at January 31, 1999,
December 31, 1998 and 1997, respectively. Due to the uncertainty relating to the realization of the benefit of the net operating loss carryforward, a valuation allowance has been recorded for the full amount.

The Company paid no federal or state income taxes in 1998 or 1997.

The effective tax rate differs from the statutory tax rate applied to the loss from continuing operations for the following reasons:

                                         January         December 31,
                                           1999        1998        1997
                                        ---------   ----------  ----------

     Expected federal benefit           $(92,285)  $(669,971)  $(624,067)
     Expected state benefit,
       net of federal                     (8,957)    (65,027)    (60,571)
     Non-deductible accretion              18,650     403,998     229,039
     Increase in valuation
       allowance                           82,592     331,000     455,599
                                         --------    --------    --------
     Provision/benefit for income
       taxes related to loss from
       continuing operations             $   -       $   -       $   -
                                         ========    ========    ========

No taxes were provided against the gain and results from discontinued operations as no incremental taxes were due.

(7)  COMMITMENTS AND CONTINGENCIES
     -----------------------------

     Leases
     ------

The Company had operating lease agreements relating to office facilities and equipment which expire through 2000. Future minimum lease payments under these agreements were as follows:

          Year Ended December 31,
               1999                        $60,049
               2000                          2,298
                                          --------
                                           $62,347
                                          ========

Rent expense for the years ended December 31, 1998 and 1997 was approximately $60,621 and $73,000, respectively, and approximately $5,000 for January 1999. Obligations for payments under these leases were assumed by Cavion.

     Legal Matters
     -------------

In the normal course of business, the Company is subject to, and may become a party to, litigation arising out of its operations. In management's opinion, none of the matters currently in actual or threatened litigation will have a material impact on the Company's financial position or results of operations.

In connection with the Purchase Agreement transaction, a shareholder of the Company exercised his rights as a dissenting shareholder. If the shareholder is permitted to pursue this claim in a legal proceeding, the Company could be required to pay the shareholder the fair value of his shares immediately before the closing date of the Purchase Agreement. Management believes that the value paid on account of these shares pursuant to the Purchase Agreement is greater than the amount which the dissenting shareholder could recover under Colorado law. The dissenting shareholder has asserted, however, that the value of his 50,000 LanXtra shares immediately before the closing date of the Purchase Agreement is approximately $250,000. The ultimate resolution of the matter, which is expected to occur within one year, could result in an obligation to the shareholder. Further, should the Company, or Cavion as successor, be required to make a payment to this shareholder, such payment could result in the Cavion purchase transaction being treated as a taxable transaction which could subject Cavion or the Company to a significant tax liability.

(8)  DISCONTINUED OPERATION
     ----------------------

On December 3, 1997, the Company sold the network integrator operations (the "Discontinued Operation") of the Company for cash of $475,000. This transaction resulted in a gain of $418,848. The Company also received $30,334 in 1998 from Convergent related to this transaction and has included this amount in other income for 1998.

In conjunction with the sale, the Company also issued Convergent 51,464 shares of common stock in exchange for $400,000.

The Company also received a warrant to purchase 50,000 shares of Convergent's common stock at an exercise price of $7.50 per share. The warrant was exercisable immediately and expires on December 3, 1999. As of January 31, 1999, the Company had not exercised the warrant. No value has been attributed to this warrant in the accompanying financial statements as management believes the value of this warrant is nominal. Convergent is not a publicly traded company, and based on information available to the Company, the exercise price is significantly in excess of the estimated market value of Convergent's common stock.

Summarized results of operations financial position and earnings per share data of the discontinued operations were as follows:

                                                   For the Year Ended
                                                    December 31,1997
                                                   ------------------

     Results of operations:
       Revenue                                         $3,723,130
       Net income from discontinued operation             653,528

     Basic and diluted per share information:

       Basic and diluted net income from discontinued
          operation                                        $3.15
                                                            =====

       Basic and diluted gain on sale of
          discontinued operation                           $2.02
                                                            =====


(9)  PRO FORMA FINANCIAL STATEMENTS (UNAUDITED)
     ------------------------------------------

The following presents unaudited balance sheet information of Cavion as of June 30, 1999 and pro forma statements of operations data for the year ended December 31, 1998, and the six-month period ended June 30, 1999 for the Company and Cavion. For purposes of the pro forma statements of operations, the transfer of the Company's assets and assumption of its liabilities was assumed to be consummated on January 1, 1998. Pro forma earnings per share are calculated as if the Purchase Agreement was completed on January 1, 1998.


                                                         Cavion
                                                      June 30,1999
                                                     --------------

     Current assets                                    $  926,262
     Noncurrent assets                                  4,867,564
                                                       ----------
          Total assets                                 $5,793,826
                                                       ==========

     Current liabilities                               $1,952,344
     Noncurrent liabilities                               640,937
     Stockholders' equity                               3,200,545
                                                       ----------
                                                       $5,793,826
                                                       ==========


The pro forma statement of operations for the year ended December 31, 1998 is as follows:



                                                 Pro Forma
                          LanXtra     Cavion    Adjustments    Pro Forma
                        ---------------------  -------------- ------------
                                                (unaudited)   (unaudited)

Revenue                 $   215,022  $    -    $    -         $   215,022
Cost of revenue             222,419       -         -             222,419
                        -----------  --------  ---------      -----------
  Gross profit (loss)       (7,397)       -         -             (7,397)

Operating expenses        1,117,892     6,877914,146  (1)       2,038,915
Nonoperating expenses       845,213    29,067(584,480) (2)        289,800
                        -----------  --------  ---------      -----------

  Loss from continuing
    operations         $(1,970,502) $(35,944) $(329,666)     $(2,336,112)
                        ===========  ========  =========      ===========

Net loss from continuing
  operations per basic
  share                                                            $ (.77)
                                                                   ======

Weighted average shares
  outstanding                                                   3,029,218
                                                                =========

     (1)  Amortization of goodwill
          (2) Reduction of interest expense to reflect Cavion's capital structure.


The pro forma statement of operations for the six-month period ended June 30, 1999 is as follows:

                                      Cavion
                                       (Six
                                      Months
                         LanXtra      Ended
                         (January    June 30,    Pro Forma
                          1999)       1999)     Adjustments    Pro Forma
                        ---------- ------------ ------------  ------------
                                   (unaudited)  (unaudited)   (unaudited)


Revenue                 $  37,850  $   205,333  $   -         $   243,183
Cost of revenue            31,898      133,617      -             165,515
                        ---------  `---------- ---------       ----------

  Gross profit              5,952       71,716       -             77,668

Operating expenses        213,311    1,619,67779,388  (1)       1,912,376
Nonoperating expenses      64,069      252,586(52,932) (2)        263,723
                        ---------  -----------  --------      -----------

  Net Loss             $(271,428) $(1,800,547) $(26,456)     $(2,098,431)
                        =========  ===========  ========      ===========

Net loss per basic
  share                                                             $(.75)
                                                                    =====
Weighted average
  shares outstanding                                            2,788,574
                                                                =========

     Adjustments
     -----------

     (1)  Amortization of goodwill
          (2) Reduction of interest expense to reflect Cavion's capital structure



(10) CONDENSED FINANCIAL STATEMENTS, AFTER CONSUMMATION
     --------------------------------------------------
     OF PURCHASE AGREEMENT (UNAUDITED)
     ---------------------------------

The following unaudited balance sheet reflects the Company's balance sheet following the transfer of the Company's assets to and assumption of its liabilities by Cavion which was completed February 1, 1999 (see Note 1). The investment in Cavion stock has been recorded at the net book value of the assets transferred to and liabilities assumed by Cavion. Because the liabilities assumed by Cavion exceeded the value of the assets transferred and the Company was relieved from its obligations for those transferred liabilities, the investment in Cavion was recorded at zero. As discussed in Note 8, management believes that the fair value of the Convergent warrants was zero.

     Investment in Cavion common stock              $   -
     Investment in Convergent warrants                  -
                                                    --------
                                                    $   -
                                                    ========

     Stockholders' equity (deficit)                 $   -
                                                    ========






                     CAVION TECHNOLOGIES, INC.
               (Formerly Network Acquisitions, Inc.)

          FINANCIAL STATEMENTS
          AS OF JUNE 30, 1999 (UNAUDITED), MARCH 31, 1999
            AND DECEMBER 31, 1998
          TOGETHER WITH REPORT OF INDEPENDENT
             PUBLIC ACCOUNTANTS







                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Cavion Technologies, Inc.:

We have audited the accompanying balance sheets of CAVION TECHNOLOGIES, INC. (a Colorado corporation doing business as cavion.com; formerly Network Acquisitions, Inc.; the "Company") as of March 31, 1999 and December 31, 1998, and the related statements of operations, stockholders' equity and cash flows for the three months ended March 31, 1999 and for the period from inception (August 18, 1998) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cavion Technologies, Inc. as of March 31, 1999 and December 31, 1998, and the results of its operations and its cash flows for the three months ended March 31, 1999 and for the period from inception (August 18, 1998) to December 31, 1998, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has acquired the business of an entity that has suffered recurring and substantial operating losses. The Company also assumed substantial liabilities, and its operating plans call for the expenditure of significant amounts to support its anticipated growth. A substantial portion of the equity of the Company has been derived from the issuance of stock for non-cash consideration and is based upon estimates of fair value which may or may not be substantiated by subsequent cash offerings. These issues raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.


                                             ARTHUR ANDERSEN LLP


Denver, Colorado,
May 18, 1999.



                                                               Page 1 of 2



                         CAVION TECHNOLOGIES, INC.
                         -------------------------
                   (Formerly Network Acquisitions, Inc.)


                              BALANCE SHEETS
                              --------------



                                      June 30,   March 31,   December 31,
                                        1999        1999         1998
                                     ---------- -----------  -----------
                                    (unaudited)
            ASSETS
            ------

CURRENT ASSETS:
   Cash and cash equivalents       $   458,881   $ 1,055,230  $    19,735
   Accounts receivable                  26,202         9,393        -
   Prepaid  assets                      63,049        50,841        -
   Inventories                           5,832         5,832        -
   Deferred offering costs             372,298       119,773        -
                                     ---------    ----------    ---------
      Total current assets             926,262     1,241,069       19,735
                                     ---------    ----------    ---------
PROPERTY AND EQUIPMENT, at cost:
   Leasehold improvements               19,256        17,809        -
   Furniture and fixtures               42,970        27,157        -
   Network equipment and               419,613       385,668        -
      licensed software
                                     ---------    ----------    ---------
                                       481,839       430,634        -
   Less - Accumulated depreciation    (45,197)      (17,531)        -
                                     ---------    ----------    ---------
      Property and equipment, net      436,642       413,103        -
                                     ---------    ----------    ---------

DEBT ISSUANCE COSTS, net of
   accumulated amortization of
   $33,753 (unaudited), $12,103
   and $4,232, respectively             28,865        50,515       49,412

DEPOSIT FOR LETTER OF CREDIT            20,000        20,000        -

DEFERRED LANXTRA ACQUISITION COSTS       -             -        2,204,814

GOODWILL AND OTHER INTANGIBLE
   ASSETS, net of accumulated
   amortization of $392,509
   (unaudited), $158,776 as of
   June 30, 1999 and as of
   March 31, 1999, respectively      4,370,759     4,604,492        -

OTHER ASSETS                            11,298        24,482        -
                                     ---------    ----------    ---------
TOTAL ASSETS                       $ 5,793,826   $ 6,353,661  $ 2,273,961
                                     =========     =========    =========

              The accompanying notes to financial statements
               are an integral part of these balance sheets.



                                                               Page 2 of 2

                         CAVION TECHNOLOGIES, INC.
                         -------------------------
                   (Formerly Network Acquisitions, Inc.)

                              BALANCE SHEETS
                              --------------


                                     June 30,    March 31,   December 31,
                                       1999         1999         1998
                                   -----------  -----------  -----------
                                   (unaudited)

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

CURRENT LIABILITIES:
   Accounts payable                $   385,729   $   201,928  $     -
   Accrued liabilities                 274,408       286,657       31,185
   Accrued interest                    117,448       146,613        2,116
   Deferred revenue and deposits       242,965       235,863        -
   Related party collateralized
      loans                             12,369        11,586        -
   Current portion of capital
      lease obligations                 42,948        52,378        -
   Notes payable to stockholders       276,477       253,393        -
   Revolving line of credit            600,000       600,000        -
                                     ---------     ---------    ---------
      Total current liabilities      1,952,344     1,788,418       33,301
                                     ---------     ---------    ---------

LONG-TERM LIABILITIES:
   Capital lease obligations            61,580        62,438        -
   Notes payable                       394,660       338,155      252,833
                                     ---------    ----------    ---------
      Total long-term liabilities      456,240       400,593      252,833
                                     ---------    ----------    ---------

PUTABLE CLASS B COMMON STOCK;
   30,000 shares authorized;
   28,648, 28,648 and 0 shares issued
   and outstanding, respectively
   (stated at accreted value; total
   redemption value of $200,536)       184,697       172,816        -

COMMITMENTS AND CONTINGENCIES
   (Notes 1 and 7)

STOCKHOLDERS' EQUITY:
   Series A Convertible Preferred
      Stock; $.0001 par value,
      10,000,000 shares authorized;
      700,000 (unaudited), 567,000
      and 0 issued and outstanding,
      respectively (liquidation
      value of $4,200,000
      (unaudited), $3,402,000,
      and 0                          1,682,800     1,496,880        -

   Class A Common Stock; $.0001 par
      value, 19,970,000 shares
      authorized; 2,706,326
      (unaudited), 3,006,210 and
      2,625,356 issued and outstanding,
      respectively                         271           302          263
   Warrants                            165,200         -           13,284
   Additional paid-in capital        3,188,765     3,188,765    2,010,224
   Accumulated deficit             (1,836,491)     (694,113)     (35,944)
                                     ---------     ---------    ---------
      Total stockholders' equity     3,200,545     3,991,834    1,987,827
                                     ---------     ---------    ---------

TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY         $ 5,793,826   $ 6,353,661  $ 2,273,961
                                     =========     =========    =========


              The accompanying notes to financial statements
               are an integral part of these balance sheets.






                         CAVION TECHNOLOGIES, INC.
                         -------------------------
                  (Formerly Network Acquisitions, Inc. )

                         STATEMENTS OF OPERATIONS
                         ------------------------


                                                             Period from
                                      Six          Three-     Inception
                                     Months        Months    (August 18,
                                     Ended         Ended       1998) to
                                    June 30,     March 31,   December 31,
                                      1999          1999         1998
                                  -----------   -----------  -----------
                                  (unaudited)

REVENUE:
   Network access and              $   156,207   $    55,578  $     -
      connectivity fees
   Installation services                45,225         9,623        -
   Software licensing fees               3,901         1,338        -
                                     ---------    ----------    ---------
      Total revenue                    205,333        66,539        -
                                     ---------    ----------    ---------
COST OF REVENUE:
   Network access and connectivity      99,900        34,749        -
   Installation services                33,717         6,694        -
                                     ---------    ----------    ---------
      Total cost of revenue            133,617        41,443        -
                                     ---------     ---------    ---------
      Gross profit                      71,716        25,096        -
                                     ---------     ---------    ---------
OPERATING EXPENSES:
   General and administrative        1,063,079       404,249        6,877
   Research and development            162,089        46,584        -
   Amortization of goodwill            394,509       158,776        -
                                     ---------    ----------    ---------
      Total operating expenses       1,619,677       609,609        6,877
                                     ---------    ----------    ---------
LOSS FROM OPERATIONS               (1,547,961)     (584,513)      (6,877)

INTEREST EXPENSE                     (224,131)      (73,656)     (29,067)
                                     ---------    ----------    ---------
NET LOSS                           $(1,772,092)  $ (658,169)  $  (35,944)
                                     =========    ==========    =========

NET LOSS APPLICABLE TO COMMON
   SHAREHOLDERS
      Net loss                     $(1,772,092)    (658,169)  $  (35,944)
      Dividends on redeemable,
        convertible preferred
        stock                         (28,455)         -            -
                                    ----------    ----------    ---------

NET LOSS APPLICABLE TO COMMON
   STOCKHOLDERS                    $(1,800,547)  $ (658,169)  $  (35,944)
                                    ==========    ==========    =========

BASIC AND DILUTED NET LOSS
   PER SHARE                       $     (0.65)  $    (0.23)  $     (0.02)
                                     =========     =========    =========

WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING - BASIC AND DILUTED   2,757,306     2,875,879    2,078,170
                                     =========     =========    =========

              The accompanying notes to financial statements
                 are an integral part of these statements.


                         CAVION TECHNOLOGIES, INC.
                         -------------------------
                   (formerly Network Acquisitions, Inc.)


                    STATEMENTS OF STOCKHOLDERS' EQUITY
                    ----------------------------------
           FOR THE THREE MONTHS ENDED JUNE 30, 1999 (UNAUDITED),
           -----------------------------------------------------
                     THREE MONTHS ENDED MARCH 31, 1999
                     ---------------------------------
            AND FOR THE PERIOD FROM INCEPTION (AUGUST 18,1998)
            --------------------------------------------------
                           TO DECEMBER 31, 1998
                           --------------------


                                          Series A
                                        Convertible
                                      Preferred Stock      Common Stock
                                    -------------------  ----------------
                                     Shares     Amount    Shares   Amount
                                    -------   -------------------  ------

BALANCES, August 18, 1998              -      $    -         -      $ -
  Issuance of common stock
    for $.0001 per share               -           -     2,000,000    200
  Issuance of common stock
    for $.01 per share, recorded
    at December 21, 1998
    estimated fair value of $3.00
    per share                          -           -       625,356     63
  Issuance of warrants to note
    holders                            -           -         -       -
  Repurchase of common stock           -           -      (44,400)    (4)
  Issuance of warrants to Selling
    Agent                              -           -         -       -
  Exercise of warrants by note
    holders                            -           -        44,400      4
  Net loss                             -           -         -      -
                                   ---------   --------- ---------   ----
BALANCES, December 31, 1998            -           -     2,625,356    263
  Issuance of common stock for
    LanXtra business, recorded at
    February 1, 1999, estimated
    fair value of $3.00 per share      -           -       375,214     38
  Issuance of warrants to note
    holders                            -           -         -       -
  Repurchase of common stock           -           -      (12,000)    (1)
  Issuance of warrants to Selling
    Agent                              -           -         -       -
  Exercise of warrants by
    note holders and Selling
    Agent                              -           -        17,640      2
  Issuance of Series A Preferred
    Stock for $3.00 per share,
    net of offering costs of
    $204,120                         567,000   1,496,880     -       -
  Net loss                             -           -         -       -
                                     -------   --------- ---------   ----
BALANCES, March 31, 1999             567,000   1,496,880 3,006,210    302




                                Addi-     Warrants               Total
                                tional      for       Accumu-    Stock-
                               Paid-In     Common      lated    holders'
                               Capital     Stock      Deficit    Equity
                              ----------  --------    --------  --------

BALANCES, August 18, 1998     $    -     $   -       $   -     $    -
  Issuance of common stock
    for $.0001 per share           -         -           -            200
  Issuance of common stock
    for $.01 per share,
    recorded at December 21,
    1998 estimated fair
    value of $3.00 per share   1,876,005     -           -      1,876,068
  Issuance of warrants to
    note holders                   -       133,775       -        133,775
  Repurchase of common stock       -         -           -            (4)
  Issuance of warrants to
    Selling Agent                  -        13,284       -         13,284
  Exercise of warrants by
    note holders                 134,219 (133,775)       -            448
  Net loss                          -        -        (35,944)   (35,944)
                               ---------  --------   ---------  ---------
BALANCES, December 31, 1998    2,010,224    13,284    (35,944)  1,987,827
  Issuance of common stock
    for LanXtra business,
    recorded at February 1,
    1999, estimated fair
    value of $3.00 per share   1,125,604     -           -      1,125,642
  Issuance of warrants to
    note holders                   -        35,885       -         35,885
  Repurchase of common stock       -         -           -            (1)
  Issuance of warrants to
    Selling Agent                  -         3,590       -          3,590
  Exercise of warrants by
    note holders and Selling
    Agent                         52,937  (52,759)       -            180
  Issuance of Series A
    Preferred Stock for $3.00
    per share, net of offering
    costs of $204,120              -         -           -      1,496,880
  Net loss                         -         -       (658,169)  (658,169)
                               ---------   -------    --------  ---------
BALANCES, March 31, 1999       3,188,765     -       (694,113)  3,991,834


              The accompanying notes to financial statements
                 are an integral part of these statements.





                         CAVION TECHNOLOGIES, INC.
                         -------------------------
                   (formerly Network Acquisitions, Inc.)


                    STATEMENTS OF STOCKHOLDERS' EQUITY
                    ----------------------------------

           FOR THE THREE MONTHS ENDED JUNE 30, 1999 (UNAUDITED),
           -----------------------------------------------------

                     THREE MONTHS ENDED MARCH 31, 1999
                     ---------------------------------

            AND FOR THE PERIOD FROM INCEPTION (AUGUST 18,1998)
            --------------------------------------------------

                           TO DECEMBER 31, 1998
                           --------------------


                                          Series A
                                        Convertible
                                      Preferred Stock      Common Stock
                                    -------------------  ----------------
                                     Shares     Amount    Shares   Amount
                                    -------   -------------------  ------


  Issuance of Series A
    Preferred Stock for $3.00
    per share, net of offering
    costs of $213,080, including
    warrant valued at $165,200       133,000     185,920     -       -

  Repurchase of common stock           -           -     (299,884)   (31)

  Dividends on Series A
    Preferred Stock                    -           -         -       -

  Net loss                             -           -         -       -
                                     -------   --------- ---------   ----
BALANCES, June 30, 1999
  (unaudited)                        700,000  $1,682,800 2,706,326   $271
                                     =======   ========= =========   ====




                               Addi-                             Total
                               tional               Accumu-      Stock-
                              Paid-In                lated      holders'
                              Capital    Warrants   Deficit      Equity
                             ----------  -------- ------------ ----------


Issuance of Series A
    Preferred Stock for
    $3.00 per share, net of
    offering costs of
    $213,080, including
    warrant valued at
    $165,200                      -       165,200       -         351,120

  Repurchase of common stock      -         -           -            (31)

  Dividends on Series A
    Preferred Stock               -         -        (28,455)    (28,455)

  Net loss                        -         -     (1,113,923) (1,113,923)
                             ----------  -------- -----------  ----------
BALANCES, June 30, 1999      $3,188,765  $165,200$(1,836,491)  $3,200,545
  (unaudited)
                             ==========  ======== ===========  ==========

              The accompanying notes to financial statements
                 are an integral part of these statements.



                                                               Page 1 of 2
                         CAVION TECHNOLOGIES, INC.
                         -------------------------
                   (formerly Network Acquisitions, Inc.)

                         STATEMENTS OF CASH FLOWS
                         ------------------------


                                                             Period from
                                       Six         Three      Inception
                                      Months       Months    (August 18,
                                      Ended        Ended       1998) to
                                     June 30,    March 31,   December 31,
                                       1999         1999         1998
                                   ------------ -----------  ------------
                                   (unaudited)

CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net loss                        $(1,772,092)  $ (658,169)  $  (35,944)
  Adjustments to reconcile net
    loss to net cash used in
    operating activities-
      Depreciation and
        amortization                   445,577      184,178        -
      Accretion of debt
        discount                       126,902       24,880       16,608
      Accretion of putable
        stock                           17,500        5,619        4,232
  Change in operating assets
    and liabilities-
      Accounts receivable              (9,744)        7,065        -
      Prepaids and inventories        (29,929)     (17,721)        -
      Other assets                      10,517      (2,667)        -
      Accounts payable                 100,120     (83,681)        -
      Accrued liabilities               92,162      162,031        2,116
      Deferred revenue                  28,253       21,151        -
                                   -----------   ----------   ----------
        Net cash used in
          operating activities       (990,734)    (357,314)     (12,988)
                                   -----------   ----------   ----------

CASH FLOWS FROM INVESTING
  ACTIVITIES:
      Purchase of property
        and equipment                 (87,015)     (35,810)        -
      Acquisition of LanXtra             -            -        (335,000)
                                   -----------   ----------   ----------
      Net cash used in
        investing activities          (87,015)     (35,810)    (335,000)
                                     ---------   ----------   ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Proceeds from notes
        payable                        100,000      100,000      370,000
      Repurchases of common stock         (31)        -            -
      Proceeds from issuance
        of Common Stock                    178          178        6,898
      Proceeds from issuance
        of Series A Preferred
        Stock                        2,100,000    1,701,000        -
      Series A Preferred Stock
        offering costs               (252,000)    (204,120)        -
      Payment of debt issuance
        costs                         (36,567)     (36,567)      (9,175)
      Principal payments on
        capital leases                (22,387)     (12,099)        -
      Deferred offering costs        (372,298)    (119,773)        -
                                   -----------   ----------   ----------
        Net cash provided
          by financing
          activities                 1,516,895    1,428,619      367,723
                                   -----------   ----------   ----------

NET INCREASE IN CASH AND
  CASH EQUIVALENTS                     439,146    1,035,495       19,735

CASH AND CASH EQUIVALENTS,
  beginning of period                   19,735       19,735        -
                                    ----------    ---------    ---------
CASH AND CASH EQUIVALENTS,
  end of period                    $   458,881   $1,055,230   $   19,735
                                    ==========    =========    =========

              The accompanying notes to financial statements
                 are an integral part of these statements.



                                                               Page 2 of 2

                         CAVION TECHNOLOGIES, INC.
                         -------------------------
                   (formerly Network Acquisitions, Inc.)

                         STATEMENTS OF CASH FLOWS
                         ------------------------


                                                             Period from
                                       Six         Three      Inception
                                      Months       Months    (August 18,
                                      Ended        Ended       1998) to
                                     June 30,    March 31,   December 31,
                                       1999         1999         1998
                                   ------------ -----------  ------------
                                   (Unaudited)


SUPPLEMENTAL DISCLOSURE OF
  CASH FLOW INFORMATION:

  Cash paid for interest           $    35,771   $   16,679   $    6,111
                                   ===========   ==========   ==========

SUPPLEMENTAL DISCLOSURE OF
  NON-CASH FINANCING ACTIVITIES:

Value of warrants to purchase
  preferred stock issued to
  Placement Agent                  $   165,200   $    -       $    -
                                   ===========   ==========   ==========
Property acquired with capital
  leases                           $    63,804   $   63,804  $    -
                                   ===========   ==========   ==========
Value of warrants to purchase
  common stock issued to
  note holders                     $    35,885   $   35,885   $  133,775
                                   ===========   ==========   ==========
Value of warrants to purchase
  common stock issued to
  Selling Agent                    $    35,590   $    3,590   $   13,284
                                   ===========   ==========   ==========
Debt issuance costs included
  in accrued liabilities           $     -       $    -       $   31,185
                                   ===========   ==========   ==========
Estimated value of shares
    issued to LanXtra management
    shareholders                       $ -          $ -       $1,876,068
                                   ===========   ==========   ==========

              The accompanying notes to financial statements
                 are an integral part of these statements.




                         CAVION TECHNOLOGIES, INC.
                         -------------------------
                   (formerly Network Acquisitions, Inc.)


                       NOTES TO FINANCIAL STATEMENTS
                       -----------------------------

               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND
               ---------------------------------------------

              FOR THE PERIOD FROM INCEPTION (AUGUST 18, 1998)
              -----------------------------------------------

                           TO DECEMBER 31, 1998
                           --------------------
                 (Information as of June 30, 1999 and for
                  the six months then ended is unaudited)



(1)  DESCRIPTION OF BUSINESS
     -----------------------

     Organization
     ------------

The Company was incorporated in Colorado on August 18, 1998 as Network Acquisitions, Inc. to acquire the assets of Cavion Technologies, Inc., now known as LanXtra, Inc. ("LanXtra"), which was engaged in providing internet, intranet, and extranet services to the credit union industry.
On February 1, 1999, the Company acquired the business of LanXtra, and the Company changed its name to Cavion Technologies, Inc., doing business as cavion.com.

The Company has devoted substantially all of its efforts since inception to the acquisition of LanXtra's assets and to raising capital and other organizational activities. The Company financed its operations through a private placement of its 15% notes, which were offered commencing on October 20, 1998 (the "Offering") and the sale of Series A Preferred Stock. The Company advanced a portion of the proceeds from the Offering to LanXtra in anticipation of the acquisition of LanXtra. Through December 31, 1998, the Company had raised $370,000 in the private placement and had advanced LanXtra a total of $335,000 under an agreement dated September 14, 1998. As of March 31, 1999, an additional $100,000 was raised from the Offering (see Note 3).

     Purchase of LanXtra's Assets, Liabilities and Operations
     --------------------------------------------------------

In August 1998, the Company signed a letter of intent to purchase LanXtra's business. In December 1998, the Company signed an Asset Purchase Agreement (the "Purchase Agreement") with LanXtra to purchase substantially all the assets of LanXtra in exchange for approximately 375,214 shares and 28,648 shares of the Company's Class A and B common stock, respectively, and the assumption by the Company of certain liabilities of LanXtra. The number of Class A common stock shares issued to LanXtra represents approximately 12% of the Company's equity interest. The Purchase Agreement was consummated on February 1, 1999 and the Company assumed the operations of LanXtra on that date. Upon consummation, significant modifications were made to LanXtra's capital structure.

On December 21, 1998, the Company issued 625,356 shares to certain shareholders of LanXtra who could continue as management of the Company. One of these shareholders held directly and through irrevocable proxies sufficient voting shares to approve the transaction. The shares are non-forfeitable and not contingent upon the management's continued employment with the Company. As a result, the shares have been considered additional purchase consideration and are recorded at their estimated fair value of $3 per share.

The estimated fair value of assets acquired, liabilities assumed, and consideration issued in the transaction with LanXtra are as follows:


     Consideration:
        Class A common stock                      $3,001,710
        Class B common stock                         167,197
        Cash                                         338,735
                                                   ---------
                                                   3,507,642
     Add:  Net liabilities (assets) assumed:
        Working capital deficit assumed              704,044
        Property and equipment                     (331,020)
        Borrowings assumed                           924,417
        Other assets                                (41,815)
                                                   ---------
     Goodwill and other intangible assets         $4,763,268
                                                   =========


The Company has recorded the fair value of its stock issued to LanXtra at $3 per share based principally upon its private placement of Series A Preferred Stock completed in February 1999. The transaction with LanXtra resulted in approximately $4,760,000 of intangible assets (primarily technology, customer lists and goodwill). These intangible assets will be amortized over five years. The purchase price allocation is subject to adjustment based on the final determination of the fair value of the assets and liabilities assumed, which could take as long as one year from February 1, 1999. Because the business now operated by the Company has never been profitable, and due to the other risks and uncertainties discussed herein, it is reasonably possible that an analysis of these long-lived assets in future periods could result in a conclusion that they are impaired, and the amount of the impairment could be substantial.

The Company's operations, as assumed from LanXtra, are subject to various risks and uncertainties frequently encountered by companies in the early stages of development, particularly companies in the new and rapidly evolving market of internet-based products and services. Such risks and uncertainties include, but are not limited to, its limited operating history, evolving technology, and the management of rapid growth. To address these risks, the Company must, among other things, maintain and increase its customer base, implement and successfully execute its business and marketing strategy, continue to develop and upgrade its technology, provide superior customer service and attract, retain and motivate qualified personnel. There can be no guarantee that the Company will be successful in addressing such risks.

The business purchased from LanXtra has never achieved profitability and the Company expects to incur net losses for the foreseeable future. This business has never generated sufficient revenue to cover the substantial amounts spent to create, launch and enhance its services. Even if the Company's operations do achieve profitability in the future, it may not sustain or increase its profitability. LanXtra historically funded its operations through borrowings and sales of equity.

The Company has expended, and will continue to expend, significant resources marketing its products and establishing a customer base. Management believes, but cannot guarantee, that such products will be accepted by the marketplace in sufficient quantities to provide for profitable operations at some future date. The Company's ability to achieve and attain profitable operations and positive cash flow from operations depends upon various factors including, among others, the costs of and resources for developing and marketing its products, the extent and timing of market acceptance of the Company's products, competitive factors and other factors, certain of which may be beyond the Company's control. In order to execute its business plan, the Company will require additional public or private debt or equity financing. There can be no guarantees that such financing will be available in the future.

As a result of these factors, there is substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern. Management intends to seek additional equity financing, and to continue to aggressively market the Company's products to its identified market, in response to these factors. Subsequent to March 31, 1999, the Company sold an additional 133,000 shares of Series A Preferred Stock for gross proceeds of $399,000. The Company believes that the proceeds of this offering and the cash on hand at March 31, 1999 will be sufficient to fund the Company's operations through September 1999 (see Note 9).


(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     ------------------------------------------

     Interim Financial Statements (Unaudited)
     ----------------------------------------

The interim financial statements as of and for the six months ended June 30, 1999, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation. The results of operations for the interim period is not necessarily indicative of the results of the entire year.

     Use of Estimates
     ----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

As of March 31, 1999, the Company has recorded capital contributions of $4,890,066, of which only $1,708,076 was issued for cash consideration. The Company based the estimated fair value of its stock issued to LanXtra management shareholders in December 1998, and the stock issued to LanXtra in February 1999, upon its private placement of preferred shares in February 1999. The Company believes its estimate of fair value is reasonable, however, there can be no assurance that future cash offerings will substantiate the estimated per share value of the Company's stock.

     Cash and Cash Equivalents
     -------------------------

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

     Concentration of Credit Risk
     ----------------------------

Financial instruments which subject the Company to concentrations of credit risk are accounts receivable and cash equivalents. The Company's receivables are concentrated among credit unions. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral. Additionally, the Company manages a portion of its credit risk by billing certain services in advance. The Company has no significant financial instruments with off-balance sheet risk of accounting loss, such as foreign exchange contracts, option contracts or other hedging arrangements.

     Fair Value of Financial Instruments
     -----------------------------------

The Company's financial instruments consist of cash, accounts receivable, short-term trade payables, putable common stock and borrowings. The carrying values of the instruments acquired from LanXtra approximate the fair value placed upon them on February 1, 1999, in connection with their assumption. Fair values were principally determined by discounting expected future cash flows at a market cost of debt. The fair value of the Company's other borrowings approximate their carrying values based upon current market rates of interest.

     Property and Equipment
     ----------------------

Property and equipment acquired from LanXtra was recorded at its estimated fair value. Additions are recorded at cost. Property and equipment are depreciated using the straight-line method over the lesser of the lease term or their estimated lives as follows.


               Furniture and fixtures                7 years
               Computer equipment                3 - 5 years
               Licensed software                     3 years
               Leasehold improvements      Life of the lease


     Impairment of Long-Lived Assets
     -------------------------------

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from future undiscounted cash flows. Impairment losses are recorded for the difference between the carrying value and fair value of the long-lived assets. The acquisition of LanXtra generated approximately $4,760,000 of intangible assets. Because the Company is the successor to a business which has not demonstrated the ability to achieve profitable operations, it is reasonably possible that these intangibles will be written down in the near future.

     Deferred Offering Costs
     -----------------------

The Company has recorded deferred offering costs totaling $119,773 at March 31, 1999. Such costs represent legal and other professional fees incurred related to the Company's proposed initial public offering. Such costs will be offset against the initial public offering proceeds upon the consummation of such offering. There can be no guarantee that the offering will be consummated, and if the offering is unsuccessful, such deferred offering costs would be expensed.

     Accrued Liabilities
     -------------------

Accrued liabilities consist of the following:


                                                March 31,   December 31,
                                                   1999         1998
                                                ---------   ------------

          Accrued payroll and vacation            $ 52,882     $  -
          Accrued vendor payable                    78,673        -
          Accrued professional fees                133,657        -
          Other liabilities                         21,445      31,185
                                                   -------      ------
               Total accrued liabilities          $286,657     $31,185
                                                   =======      ======


     Income Taxes
     ------------

A current provision for income taxes is recorded for actual or estimated amounts payable or refundable on tax returns filed or to be filed for each year. Deferred income tax assets and liabilities are recorded for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets and liabilities and carryforwards. The overall change in deferred tax assets and liabilities for the period measures the deferred tax expense for the period. Effects of changes in tax laws on deferred tax assets and liabilities are reflected as adjustments to tax expense in the period of enactment. Deferred tax assets are recognized for the expected future tax effects of all deductible temporary differences, loss carryforwards and tax credit carryforwards. Deferred tax assets are reduced, if deemed necessary, by a valuation allowance for the amount of any tax benefits which, more likely than not based on current circumstances, are not expected to be realized.

     Net Loss Per Share
     ------------------

The Company reports net loss per share in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" which requires the presentation of both basic and diluted earnings (loss) per share. Basic net loss per common share has been computed based upon the weighted average number of shares of common stock outstanding during the period. Weighted average common shares excludes 28,648 shares of putable Class B common stock as an assumed cash settlement is more dilutive. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period if the effect of the potential common shares is dilutive. The Company has excluded the weighted average effect of common stock issuable upon exercise of all warrants and options from the computation of diluted earnings per share as the effect of all such securities is anti-dilutive for the periods presented. The shares excluded related to outstanding options and warrants (without regard to the treasury stock method) at March 31, 1999 and December 31, 1998 were 345,000 and 4,440, respectively. The Company has also excluded the effect of the convertible preferred stock as such effect would be antidilutive.

     Stock Based Compensation
     ------------------------

The Company accounts for its employee stock option plan and other employee stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), and related interpretations. The Company adopted the disclosure-only provisions of SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"), which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and provide pro forma disclosures for employee stock grants as if the fair-value-based method of accounting in SFAS No. 123 had been applied to these transactions. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123.

     Revenue Recognition
     -------------------

The Company generates revenue from three sources: (1) service revenue for the installation of internet access equipment at customer sites, (2) software license fees, and (3) recurring monthly network access and connectivity fees. Service revenue is recognized as the services are performed. Software license arrangements typically provide for enhancements over the term of the arrangement, and software license fees are generally received in advance, deferred and recognized ratably over the term of the arrangement. Network access and connectivity fees are typically billed in advance and recognized in the month that the access/connectivity is provided.

     Software Development Costs
     --------------------------

Capitalization of software development costs commences upon the establishment of technological feasibility of the software product. The Company's software products are deemed to be technologically feasible at the point the Company commences field testing of the software. The period from field testing to general customer release of the software has been brief and the costs incurred during this period were insignificant. Accordingly, the Company has not capitalized any qualifying software development costs.

In March 1998, the AICPA issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1")". In general, SOP 98-1 requires that certain costs to develop software for internal use be capitalized effective for fiscal
years beginning after December 15, 1998.   The adoption of this Statement
of Position has no impact on the Company's financial statements.

     Comprehensive Income
     --------------------

The Company has adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting comprehensive income and its components in the financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. From inception through June 30, 1999, there have been no differences between the Company's comprehensive loss and its net loss.

     Segment Information
     -------------------

In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS No. 131"). This statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company believes it has one reportable segment.

     Recently Issued Accounting Pronouncements
     -----------------------------------------

     Statement of Financial Accounting Standards No. 133

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). The Company is required to adopt SFAS No. 133 in the year ended December 31, 2000. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. To date, the Company has not entered into any derivative financial instruments or hedging activities.

     Statement of Position 98-5

In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities ("SOP 98-5")". SOP 98-5 provides guidance on the financial reporting of start-up and organization costs and requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998, and was adopted by the Company on January 1, 1999. The adoption of SOP 98-5 had no impact on the Company's financial statements as the Company had not capitalized any such costs.

(3)  BORROWINGS
     ----------

The Company's borrowings at March 31, 1999 and December 31, 1998, consisted of the following:


                              March 31, 1999        December 31, 1998
                         ------------------------ ----------------------
                                     Unamortized             Unamortized
                         Face Value    Discount    Face Value  Discount
                         ----------  -----------   ---------------------

Notes payable            $  470,000  $(131,845)     $370,000  $(117,167)
Revolving line of
  credit                    600,000       -            -           -
Notes payable to
  stockholders              300,000    (46,607)        -           -
Related party
  collateralized loans       13,410     (1,824)        -           -
                          ---------    --------      -------    --------
                         $1,383,410  $(180,276)     $370,000  $(117,167)
                          =========    ========      =======    ========


     Note Payable
     ------------

Beginning on October 20, 1998, the Company offered through its officers, directors and First Capital Investments, Inc. (the "Selling Agent"), up to $2,000,000 of 15% secured notes due October 19, 2000 (the "Notes") along with warrants to purchase Class A common stock (the "Warrants"). At December 31, 1998, the Company had raised $370,000 through the Offering. The Company raised a total of $470,000 as of March 31, 1999 and the Offering closed on February 8, 1999.

The Notes are secured by substantially all of the assets now owned and hereafter acquired by the Company, including the assets acquired from LanXtra in February 1999. There is no pre-payment penalty.

In connection with the Offering, the Company granted note holders warrants to purchase 1,200 shares of the Company's Class A common stock for every $10,000 of Notes Payable purchased. Accordingly, at December 31, 1998, the Company had issued warrants for 44,400 shares, and in February 1999, issued warrants for an additional 12,000 shares. Such warrants had an exercise price of $0.01 per share. These detachable warrants were valued at a total of $169,660 utilizing the Black-Scholes option pricing model, assuming a volatility factor of 70%, a risk free interest rate of 4.31% and a fair market value of the underlying common stock of $3 per share. All warrants were exercised prior to March 31, 1999.

     Revolving Line of Credit
     ------------------------

As part of the Purchase Agreement, a $600,000 Revolving Line of Credit was assumed by the Company. The maturity date of the line of credit was extended to December 31, 1999 and interest accrues at a rate equal to the Bank's reference rate plus 1.5% (9.25% at March 31, 1999 and December 31,
1998). The Revolving Line of Credit is collateralized by letters of credit issued by the Company and certain LanXtra stockholders as well as by agreements among certain LanXtra stockholders. No additional amounts may be drawn upon the line of credit.

     Notes Payable to Stockholders
     -----------------------------

The Company assumed notes payable to certain LanXtra stockholders as part of the Purchase Agreement. The maturity date on these notes was extended to the date on which Cavion obtains 100 credit union customers (the "100 Credit Union Date"). Management believes the 100 Credit Union Date will be reached on or before December 31, 1999. In addition, interest terms were amended such that no interest will accrue for the remaining term of the notes payable. At the acquisition date, the notes were discounted to reflect their fair value. The discount is being amortized as interest expense over the remaining estimated term of the notes.

As additional consideration for shareholder notes with a face value of $240,000, LanXtra issued 28,648 shares of its putable common stock. These putable shares were exchanged for 28,648 shares of the Company's Class B putable common stock. The Lenders have the right to sell these shares back to the Company for a purchase price of $7 per share, 30 days after the 100 Credit Union Date is reached, or can convert these shares into equivalent shares of Class A common stock. As a result of this transaction, the Class B shares have been recorded at their estimated fair value of $167,197. The difference between this amount and the put value is being accreted as interest expense over the estimated term of the notes.

     Related Party Collateralized Loans
     ----------------------------------

The Company also assumed certain factoring agreements (the "Agreements") with management and a stockholder of the Company as part of the Purchase Agreement. The interest terms were amended such that no interest will be accrued for the remaining term of the loans and the maturity of these loans was extended to the 100 Credit Union Date.

     Maturities of Borrowings
     ------------------------

The maturities of the Company's borrowings are as follows:


          1999                                    $  913,410
          2000                                       470,000
                                                   ---------
                                                   1,383,410
          Less-debt discounts                      (180,276)
                                                   ---------
                                                  $1,203,134
                                                   =========


(4)  CAPITAL LEASE OBLIGATIONS
     -------------------------

The Company assumed several capital lease agreements related to computers and various office equipment in conjunction with the Purchase Agreement. The Company has also entered into additional capital lease agreements during the period ending March 31, 1999. The capital leases have terms ranging from 24 to 36 months with interest rates ranging between 11.4% and 20.3%.

As of March 31, 1999, the present value of future minimum lease payments are as follows:


          Period ending March 31,
             2000                                   $ 56,889
             2001                                     43,339
             2002                                     31,920
                                                     -------
                                                     132,148
          Less: amounts representing interest       (17,332)
                                                     -------
                                                     114,816
          Less: current portion                     (52,378)
                                                     -------
          Long-term capital lease obligation        $ 62,438
                                                     =======


The net book value of assets under capital lease obligations as of March 31,1999 was approximately $120,000.

(5)  STOCKHOLDERS' EQUITY
     --------------------

The Company is authorized to issue 20,000,000 shares of common stock, par value $.0001 per share. The common stock is segregated into two classes; Class A and Class B. Of the 20,000,000 shares of common stock, 19,970,000 are designated as Class A and 30,000 are designated as Class B.

     Class A Common Stock
     --------------------

At March 31, 1999, 3,006,210 shares of Class A common stock were issued and outstanding. Two million shares were issued for consideration of $.0001 per share (par value). Certain LanXtra shareholders and management were issued 625,356 shares for cash consideration of $.01 per share. The estimated fair value assigned to these shares was $3 per share which is consistent with the value assigned to the 375,214 shares issued to LanXtra in February 1999. The holders of Class A common stock are entitled to one vote for each share held on record on each matter submitted to a vote of shareholders. Cumulative voting for election of directors is not permitted. Holders of Class A common stock have no preemptive rights or rights to convert their Class A common stock into any other securities.

     Class B Common Stock
     --------------------

As of March 31, 1999, there were 28,648 shares of the Class B voting common stock issued and outstanding. These shares were issued in exchange for similar securities of LanXtra as partial consideration for the purchase of LanXtra's business, and are callable by the Company at $7 per share. The holders of Class B common stock have the right to sell the Class B common stock to the Company at $7 per share or convert their shares to equivalent units of Class A common stock at the 100 Credit Union Date. The Class B common stock was authorized so that the Company could exchange its Class B common stock for LanXtra's existing nonvoting putable common stock with similar terms.

     Preferred Stock
     ---------------

In February 1999, the Board of Directors authorized the Company, without further action by the shareholders, to issue 10,000,000 shares of one or more series of preferred stock at a par value of $.0001, all of which is nonvoting. The Board of Directors may, without shareholder approval, determine the dividend rates, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights and any other preferences. In addition, the Company authorized the sale of 770,000 shares of Series A convertible preferred stock in conjunction with a private placement offering of the stock. Each share of the Series A preferred stock is convertible at any time at the holder's option into an equal number of shares of Class A common stock of the Company at a conversion price initially equal to the offering price, which was established at $3 per share. Each share of the Series A preferred stock is automatically convertible into an equal number of Class A shares, if the Company completes a qualified initial public offering, which Management believes will occur in 1999 (see Note 9). In addition, each share of the Series A preferred stock is convertible into Class A shares at the option of the Company beginning on January 1, 2004. The Series A preferred stock will entitle each holder to receive cumulative preferential dividends at the rate of 5% per year, payable in cash or in shares of the Company's Class A common stock quarterly. The Series A preferred stock also entitles the holder to a liquidation preference at a liquidation value which is initially equal to two times the offering price.

As of March 31, 1999, the Company sold 567,000 shares of Series A preferred stock at $3 per share, raising proceeds of $1,701,000 before offering costs. Subsequent to March 31, 1999, an additional 133,000 shares were sold, also at $3 per share.

     Warrants
     --------

In conjunction with the Series A preferred stock offering, the Placement Agent received warrants to purchase shares of the Company's Series A preferred stock as compensation. As of June 30, 1999, 70,000 warrants were issued to the Placement Agent. The warrants can be exercised over a five year period at an exercise price of $3.

The Company issued warrants with the private placement of notes payable which allow the purchase of 1,200 shares of the Company's Class A common stock for every $10,000 of notes payable. The exercise price was $0.01 per share. Originally, the warrant exercise period was for a period of one year beginning on the maturity date of the notes payable. On December 22, 1998, the Company accelerated the exercise period to begin immediately and end one year after each note's issuance date. All holders of warrants at that date elected to immediately exercise their warrants. Warrants for 44,400 shares of Class A common stock were issued and exercised at December 31, 1998. In the three months ended March 31, 1999, warrants for an additional 12,000 shares of Class A common stock were issued and immediately exercised.

The Company redeemed 17,640 and 44,400 shares of Class A common stock from its existing shareholders for a redemption price of $.0001 per share during the periods ended March 31, 1999 and December 31, 1998, respectively. The redeemed shares were reissued in connection with the exercise of the warrants issued to note holders and the Selling Agent (discussed below).

As part of the Selling Agent's compensation, the Company agreed to issue additional warrants for the Company's Class A common stock. The warrants are exercisable at any time during a five-year term at 110% of the price
paid by the holders of the Notes for the Class A common stock.   At
December 31, 1998, the Selling Agent earned the right to purchase 4,440 shares of the Company's Class A common stock at an exercise price of $.011 per share. At March 31, 1999, the Selling Agent earned the right to purchase an additional 1,200 shares under the same terms. The 4,440 warrants outstanding at December 31, 1998, were valued at a total of $13,284 and the additional 1,200 warrants were valued at $3,590, utilizing the Black-Scholes option pricing model assuming a volatility factor of 70%, a risk free interest rate of 4.31% and a fair market value of the underlying shares of $3 per share. The warrants were recorded as debt issuance costs and are being amortized into interest expense over the life of the debt. All such warrants were exercised prior to March 31, 1999.

     Stock Options
     -------------

Effective March 19, 1999, the Company adopted a stock option plan (the "Plan"). The Plan provides for grants of incentive stock options, nonqualified stock options and restricted stock to designated employees, officers, directors, advisors and independent contractors. The Plan authorizes the issuance of up to 750,000 shares of Class A common stock. Under the Plan, the exercise price per share of a non-qualified stock option must be equal to at least 50% of the fair market value of the common stock at the grant date, and the exercise price per share of an incentive stock option must equal the fair market value of the common stock at the grant date. Through March 31, 1999, options for 345,000 shares of Class A common stock have been issued under the Plan. The outstanding stock options have an exercise price of $3.00 per share and vest over various terms with a maximum vesting period of 18 months and expire after a maximum of 10 years.

The following table summarizes stock option activity under the Plan:


                                         Granted to        Granted to
                                         Employees       Non-Employees
                                      ----------------  ----------------
                                              Weighted          Weighted
                                              Average           Average
                                              Exercise          Exercise
                                       Shares  Price     Shares  Price
                                      ------- --------  ------- --------

Outstanding at December 31, 1998        -       $ -       -       $ -

   Granted                            280,000   $3.00    65,000   $3.00
                                      -------    ----    ------    ----
Outstanding at March 31, 1999         280,000   $3.00    65,000   $3.00
                                      =======    ====    ======    ====

Exercisable at March 31, 1999           -       $ -       -       $ -
                                      =======    ====    ======    ====

Weighted average fair value of options
   granted during the year                      $ .41             $ .72
                                                 ====              ====


Under the fair value approach of SFAS 123, the total fair value of options granted to employees under the Plan during 1999 was approximately
$113,646. If the Company had accounted for its stock option plan in accordance with SFAS 123, the Company's net loss and pro forma net loss would have been reported as follows:


                                                           Three-Months
                                                              Ending
                                                          March 31, 1999
                                                          --------------

Net loss:                As reported                       $(658,169)
                                                             ========
                         Pro forma                         $(664,035)
                                                             ========
Per share data:          As reported                        $    (.23)
                                                            ========
                         Pro forma                          $    (.23)
                                                            ========


The fair value of each employee option grant was estimated on the date of the grant using the Black-Scholes option pricing model. Assumptions used to calculate the fair value were risk free interest rates of 4.48% to 4.99%, no dividend yields, volatility of 0.001% and an expected life of five years.

In March 1999, the Company granted options for 65,000 shares of Class A common stock to non-employees in exchange for services. The fair value of these options on the date of grant was approximately $47,000. Expense related to such options will be recorded over the term the services are provided. The fair value of each non-employee option grant was estimated on the date of the grant using the Black-Scholes option pricing model. Assumptions used to calculate the fair value were risk free interest rates of 4.48% to 4.99%, no dividend yields, an expected life of five years and volatility of 100%.

(6)  INCOME TAXES
     ------------

From its inception, the Company has generated losses for both financial reporting and tax purposes. In conjunction with the Purchase Agreement, the Company obtained the right to LanXtra's net operating loss ("NOL") carryforward, which was fully offset by a valuation allowance. At March 31, 1999 and December 31, 1998, the Company had a NOL carryforward for income tax purposes of $2,001,000 and $12,459, respectively. The NOL is subject to examination by the tax authorities and expire in various years through 2019. A portion of the NOL is subject to limitations on use as determined by the Internal Revenue Code. The NOL, as well as expenses not yet deductible for tax purposes, resulted in a deferred tax asset of approximately $770,000 and $7,000 at March 31, 1999 and December 31, 1998, respectively. Due to the uncertainty relating to the realization of the benefit of the deferred tax asset, a valuation allowance has been recorded for the full amount. The difference between the statutory tax rate and the effective tax rate is due to the following:

                                                    Three
                                                    Months     Inception
                                                    Ended       Through
                                                  March 31,   December 31,
                                                     1999         1998
                                                  ----------  ------------

Provision (benefit) at statutory rate            $(225,953)   $(12,221)
State tax benefit, net                             (21,931)     (1,258)
Valuation allowance                                 247,884      13,479
                                                  ---------    --------
     Provision (benefit)                          $   -        $  -
                                                   ========     =======


The Company has acquired a NOL carryforward of approximately $1.4 million from LanXtra. If the Company generates sufficient taxable income to allow it to utilize this NOL, such utilization will reduce cash tax payments due by the Company as well as the amount of goodwill carried by the Company.

(7)  COMMITMENTS AND CONTINGENCIES
     -----------------------------

     Legal Matters
     -------------

In connection with the Purchase Agreement transaction, a shareholder of LanXtra exercised his rights as a dissenting shareholder. The Company assumed LanXtra's obligation (if any) to this dissenting shareholder. If the shareholder is permitted to pursue his claim in a legal proceeding, LanXtra could be required to pay the shareholder the fair value of his shares immediately before the closing date of the Purchase Agreement. The Company's and LanXtra's management believes that the value paid on account of these shares pursuant to the Purchase Agreement is greater than the amount which the dissenting shareholder could recover under Colorado law. The dissenting shareholder has asserted that the value of his 50,000 LanXtra shares immediately before the closing date of the Purchase Agreement would be approximately $250,000. The ultimate resolution of the matter, which is expected to occur within one year, could result in an obligation to such shareholder. Further, should LanXtra, or Cavion as successor, be required to make a payment to this shareholder, such payment could result in the purchase transaction being treated as a taxable transaction which could subject Cavion to a significant tax liability.

In accordance with the Purchase Agreement, the Company may become legally obligated to satisfy additional liabilities of LanXtra, including liabilities arising on or after the closing date with respect to LanXtra's assets or business. To date, no liabilities other than those identified in the Purchase Agreement have arisen, however, other liabilities could arise in the future. Any such liabilities would be evaluated in the Company's determination of the fair value of liabilities assumed from LanXtra.

(8)  ACQUISITION OF LANXTRA BUSINESS
     -------------------------------

As discussed above, the Company acquired the business of LanXtra on February 1, 1999. The following is pro forma operating information. For purposes of the pro forma statement of operations, the transaction was assumed to be consummated on January 1, 1998. Pro forma earnings per share are calculated as if the Purchase Agreement was completed on January 1, 1998 and the related 1,029,218 shares of common stock were issued on that date.

The pro forma statement of operations for the year ended December 31, 1998 is as follows:


                                                Pro Forma
                      LanXtra      Cavion      Adjustments   Pro Forma
                    -----------  ---------    -------------------------
                                               (unaudited)  (unaudited)

Revenue              $   215,022  $   -       $   -          $   215,022
Cost of revenue          222,419      -           -              222,419
                      ----------    -------    --------       ----------
   Gross loss            (7,397)      -           -              (7,397)
Operating expenses     1,117,892      6,877914,146  (1)        2,038,915
Nonoperating
   expenses              845,213     29,067(584,480) (2)         289,800
                      ----------    -------    --------       ----------
   Loss from
      continuing
      operations    $(1,970,502)  $(35,944)  $(329,666)     $(2,336,112)
                      ==========    =======    ========       ==========

Unaudited pro forma
   net loss from
   continuing
   operations per
   basic and diluted
   share                                                           $(.77)
                                                                   =====

Weighted average
   shares
   outstanding                                                 3,029,218
                                                               =========


The pro forma statement of operations for the six month period ended June 30, 1999 is as follows:


                                                Pro Forma
                     LanXtra       Cavion      Adjustments    Pro Forma
                    ---------   ------------  -------------- ------------
                                (unaudited)    (unaudited)   (unaudited)

Revenue              $  37,850    $ 205,333   $   -          $   243,183
Cost of revenue         31,898      133,617       -              165,515
                     ---------   ----------    --------      -----------
    Gross profit         5,952       71,716       -               77,668
Operating expenses     213,311    1,619,677 79,388  (1)        1,912,376
Interest expense
  and other             64,069      252,586(52,932) (2)          263,723
                     ---------  -----------    --------      -----------
    Net Loss        $(271,428) $(1,800,547)   $(26,456)     $(2,098,431)
                     =========  ===========    ========      ===========

Net loss per
  basic share                                                      $(.75)
                                                                   =====

Weighted average
  shares
  outstanding                                                 $2,788,574
                                                              ==========


     Adjustments
     -----------

(1)  Amortization of goodwill
(2)  Reduction of interest expense to reflect Cavion's capital structure


(9)  SUBSEQUENT EVENTS
     -----------------

The Company intends to file an initial public offering with the Securities and Exchange Commission to sell 1,200,000 shares of it's common stock in the second quarter of 1999. There can be no guarantee that such offering will be completed.

In April 1999, the Company repurchased 299,884 shares of Class A common stock issued to its majority shareholders for a price of $.0001 per share in satisfaction of an agreement to adjust share ownership following the closing of the Purchase Agreement and the final determination of certain factors in April 1999.

Change in Repayment Date (Unaudited)
------------------------------------

The Company has obligations (see Note 3) which had repayment terms based upon the Company's achievement of the 100 Credit Union Date. On May 28, 1999, such repayment terms were modified such that these obligations must be repaid on the date that the initial public offering discussed above is completed. The June 30, 1999 unaudited financial statements have been prepared to reflect the changes in the repayment terms of these obligations.

                           [Outside Back Cover]


                             TABLE OF CONTENTS

Prospectus Summary                                                   1
Risk Factors                                                         4
Use of Proceeds                                                      7
Dividends                                                            8
Capitalization                                                       9
Dilution                                                            10
Selected Financial Information                                      11
Management's Discussion and Analysis of Financial Condition and
   Results of Operations                                            12
Our Business                                                        15
Management                                                          22
Executive Compensation                                              31
Equity Incentive Plan                                               34
Principal Shareholders                                              36
Description of Capital Stock                                        39
Shares Eligible for Future Sale                                     41
Certain Relationships and Related Transactions                      44
Underwriting                                                        45
Additional Information                                              50
Reports to Security Holders                                         52
Experts                                                             53
Legal Matters                                                       53
Index to Financial Statements                                      F-1

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

     Until November 23, 1999, all dealers selling shares of the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                 1,200,000


                                                  Secure connectivity
               cavion.com                         from a single-minded
                                                  company


                               Common Stock

                               -------------
                                PROSPECTUS
                               -------------


                      Neidiger, Tucker, Bruner, Inc.


                             October 29, 1999